   As filed with the Securities and Exchange Commission on July 10, 2000

                                       Registration Statement No. 333-31032
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ------------------

                              AMENDMENT NO. 1

                                    to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                              ------------------
                          ESPERION THERAPEUTICS, INC.
             (Exact name of Registrant as specified in its charter)

       Delaware                       2834                  38-3419139
    (State or other       (Primary Standard Industrial     (IRS Employer
    jurisdiction of         Classification Code No.)  Identification Number)
   incorporation or
     organization)

                      3621 S. State Street, 695 KMS Place
                              Ann Arbor, MI 48108
                                  734/332-0506
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ------------------

                             ROGER S. NEWTON, PH.D.
                     President and Chief Executive Officer
                          Esperion Therapeutics, Inc.
                      3621 S. State Street, 695 KMS Place
                              Ann Arbor, MI 48108
                                 (734) 332-0506
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ------------------
                                   Copies to:
             David R. King                        Mitchell S. Bloom
      Morgan, Lewis & Bockius LLP          Testa, Hurwitz & Thibeault, LLP
           1701 Market Street                      125 High Street
         Philadelphia, PA 19103                   Boston, MA 02110
             (215) 963-5000                        (617) 248-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                      CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           Proposed
 Title of each Class of\                   Maximum         Proposed      Amount of the
     Securities to be      Amount to be Offering Price Maximum Aggregate Registration
        Registered          Registered   Per share(1)  Offering Price(1)      Fee
--------------------------------------------------------------------------------------
 Common Stock, $0.001 par
  value.................   7,400,000(2)     $10.00        $74,000,000     $19,536(3)
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) Includes 900,000 shares that the underwriters have the option to purchase to cover over-allotments, if any and 500,000 shares which the Company is registering in this registration statement in connection with its establishment of an employee stock purchase plan under which a total of 500,000 shares of the Company's common stock will be made available for sale to its employees.

(3) The entire filing fee of $19,536 plus an additional $17,319 was previously paid on February 24, 2000 prior to the filing of the Form S-1.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               EXPLANATORY NOTE

This registration statement contains two forms of prospectus front cover pages and two underwriting sections: (a) one to be used in connection with an offering in the United States and Canada and (b) one to be used in with a covenant offering outside of the United States and Canada. The US/Canada prospectus and the international prospectus are otherwise identical in all respects. The international versions of the front cover page and the underwriting section are included immediately before Part II of this registration statement.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 10, 2000

                        [LOGO OF ESPERION THERAPEUTICS]

                             6,000,000 Shares

                                  Common Stock

    Esperion is offering 6,000,000 shares of its common stock. This is our initial public offering. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "ESPR." We anticipate that the initial public offering price will be between $8 and $10 per share.

                                ---------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 5.

                                ---------------

                                                                     Per
                                                                    Share Total
                                                                    ----- -----
Public Offering Price.............................................. $     $
Underwriting Discounts and Commissions............................. $     $
Proceeds to Esperion............................................... $     $

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Esperion has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover over-allotments.

    In addition, this prospectus also covers the 500,000 shares of our common stock which will be made available for sale to our employees pursuant to the employee stock purchase plan which will be established concurrently with our initial public offering.

                                ---------------

Robertson Stephens                          Chase H&Q

                           U.S. Bancorp Piper Jaffray

                   The date of this Prospectus is      , 2000

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, the "Company," "Esperion," "Esperion Therapeutics," "we," "us," and "our" refer to Esperion Therapeutics, Inc., a Delaware corporation.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   5
Forward-Looking Statements...............................................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  20
Business.................................................................  24
Management...............................................................  39
Certain Relationships and Related Transactions...........................  52
Principal Stockholders...................................................  54
Description of Capital Stock.............................................  56
Shares Eligible for Future Sale..........................................  59
Underwriting.............................................................  61
Employee Stock Purchase Plan.............................................  62
Lawyers..................................................................  62
Experts..................................................................  63
Additional Esperion Information..........................................  63
Index to Financial Statements............................................ F-1

                                    SUMMARY

      This summary highlights information contained in this prospectus. You should read the entire prospectus, especially "Risk Factors" and the consolidated financial statements and notes, before deciding to invest in shares of our common stock.

                          Esperion Therapeutics, Inc.

      We discover and develop pharmaceutical products for the treatment of cardiovascular disease, which is disease of the heart and the body's blood vessels and related organs. We intend to commercialize a novel class of drugs that focus on a new treatment approach we call "HDL Therapy," which is based on our understanding of high density lipoprotein, or HDL, function. HDL is the primary facilitator of the reverse lipid transport, or RLT, pathway. The RLT pathway is responsible for removing excess cholesterol from arteries and other tissues and for its transport to the liver for elimination from the body. Our goal is to develop drugs that exploit the beneficial functions of HDL within the RLT pathway. We currently have five product candidates under development for the treatment of cardiovascular disease.

      According to the American Heart Association, or AHA, cardiovascular disease is the largest killer of American men and women. Currently, over $15 billion is spent annually on the drug treatment of cardiovascular disease in the United States, in addition to the costs of surgical treatment and care. Two prominent forms of cardiovascular disease are coronary disease, which involves the heart itself, and atherosclerosis, which is the buildup of fatty deposits on artery walls limiting blood flow to the heart, brain and extremities. These two conditions can result in heart attacks, chest pain, known as angina, and a variety of other complications, and are responsible for over half the deaths from cardiovascular disease.

      The buildup of fats on artery walls in atherosclerosis is usually caused by an imbalance between the "bad" cholesterol, known as low density lipoprotein, or LDL, and the "good" cholesterol, known as high density lipoprotein, or HDL. The generally accepted medical viewpoint is that low levels of HDL and/or high levels of LDL lead to the progression of atherosclerosis.

      A current treatment for atherosclerosis is the use of pharmaceutical lipid regulating agents, including statins, which limit the progression of the disease by lowering levels of LDL. In 1999 statin sales totaled approximately $9 billion. Statins generally do not promote the regression of atherosclerosis. As a result, invasive surgical procedures, such as balloon angioplasty (the mechanical reopening of closed vessels) or coronary artery bypass surgery, are often required to increase blood supply to the heart. We are developing our product candidates to complement the use of existing lipid regulating agents and minimize the necessity of invasive procedures.

      We are developing ApoA-I Milano, or AIM, for the treatment of acute coronary disease and restenosis, which is the reclosure of an artery following surgical procedures. We believe AIM, a natural variant of the protein ApoA-I, facilitates the removal and transport of cholesterol and other lipids from arteries. Published studies suggest that human carriers of this protein are protected against the early onset of atherosclerosis. Third-party preclinical studies conducted to evaluate AIM's therapeutic potential indicate that intravenous infusion of AIM can limit the progression and promote regression of atherosclerosis, as well as inhibit restenosis following balloon angioplasty. We plan to initiate clinical trials with AIM in the second half of 2000.

      We are developing ProApoA-I, a precursor of ApoA-I, the major protein of HDL, for the treatment of life-threatening acute coronary disease, such as unstable angina and ischemia. Third-party published reports of preliminary human clinical studies of ProApoA-I suggest that when it is infused into people with high blood cholesterol levels elimination of cholesterol from the body is increased. We plan to initiate clinical trials with ProApoA-I in the first half of 2001.

      We are also developing three other product candidates. The first, an RLT peptide, which is a small protein fragment, has been designed to remove cholesterol from arteries and activate specific steps in the RLT pathway. The second, an HDL elevator, is an orally active, small molecule for the sustained elevation of HDL, which we believe increases the efficiency of the RLT pathway. We are also developing large unilamellar vesicles, or LUVs, for the treatment of acute coronary disease. LUVs are made of naturally occurring lipids and enhance the RLT pathway. When injected into the bloodstream, we believe LUVs will have a high capacity to accept cholesterol and deliver it to the liver for elimination from the body.

      We are managed by an experienced group of drug developers with significant expertise in cardiovascular research and drug development. Roger S. Newton, Ph.D., our President and Chief Executive Officer, was the co-discoverer and chairman of the discovery team and members of the development team responsible for the introduction of Lipitor at Warner-Lambert. Sales of the statin Lipitor, the most frequently prescribed cholesterol lowering drug, exceeded $3.5 billion in 1999.

      We have devoted substantially all of our resources since we began our operations in May 1998 to the in-licensing and research and development of pharmaceutical product candidates for the treatment of cardiovascular disease. We are a development stage pharmaceutical company and have not generated any revenues from product sales. We have not been profitable and have incurred a cumulative net loss of approximately $17.5 million from inception through March 31, 2000.

                             Additional Information

      Our principal executive offices are located at 3621 S. State St., 695 KMS Place, Ann Arbor, MI 48108, and our telephone number is (734) 332-0506.

      We have applied for federally registered trademarks for "Esperion" and "Esperion Therapeutics." Although these applications were inadvertantly abandoned, we have filed petitions to revive both of these applications. This prospectus also includes trademarks and tradenames of other parties.

                                  The Offering

 Common stock offered by Esperion.................... 6,000,000 shares

 Common stock to be outstanding after this offering.. 24,024,855 shares

 Use of proceeds..................................... For further development and commercialization of
                                                      our product candidates,
                                                      payments under licensing
                                                      agreements, ongoing
                                                      research and development,
                                                      and general corporate and
                                                      working capital purposes.

 Proposed Nasdaq National Market symbol.............. ESPR

      The number of shares to be outstanding after this offering excludes, as of July 7, 2000, 1,274,514 shares of common stock issuable upon the exercise of outstanding stock options under our 1998 Stock Option Plan, consisting of 1,257,812 options granted prior to March 31, 2000 at a weighted average exercise price of $1.86 per share and 16,702 options granted after March 31, 2000 at a weighted average exercise price of $5.64 per share. The number of shares to be outstanding after this offering also excludes shares issuable under our Employee Stock Purchase Plan.

                              --------------------

      Generally, the information in this prospectus, unless otherwise noted:

    . assumes that the over-allotment option is not exercised;

    . reflects a 0.7225-for-one reverse split of our common stock to holders of record as of March 24, 2000;

    . reflects the conversion of all outstanding shares of preferred stock into an aggregate of 15,814,961 shares of common stock, as adjusted for the reverse stock split, upon the closing of this offering; and

    . does not reflect any purchase of shares of our common stock by our employees under our Employee Stock Purchase Plan, or upon exercise of stock options by them.

                             Summary Financial Data
                 (in thousands except share and per share data)

      The following table presents summary consolidated financial information for Esperion. The pro forma as adjusted balance sheet data reflect the sale by Esperion of 6,000,000 shares of common stock in this offering at an assumed public offering price of $9.00 per share less underwriting discounts and estimated offering expenses, and the conversion of all outstanding shares of the convertible preferred stock, as though such events had occurred on March 31, 2000. The summary financial data for the period from inception (May 18, 1998) through December 31, 1998 and the year ended December 31, 1999 are derived from the audited consolidated financial statements. The summary financial data for each of the interim periods ended March 31, 1999 and 2000, and for the period from inception through March 31, 2000 are derived from unaudited consolidated financial statements. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. You should read this data together with the consolidated financial statements and notes included in this prospectus.

                           Period from                                        Period from
                            Inception                                          Inception
                          (May 18, 1998)               Three Months Ended    (May 18, 1998)
                             Through      Year Ended       March 31,            Through
                           December 31,  December 31, ---------------------    March 31,
                               1998          1999       1999        2000          2000
                          -------------- ------------ ---------  ----------  --------------
                                                          (unaudited)         (unaudited)
Statement of Operations
  Data:
Operating expenses:
 Research and
   development..........    $   1,923     $   8,484   $   1,270  $    4,063     $ 14,470
 General and
   administrative ......          464         2,518         315       1,006        3,988
                            ---------     ---------   ---------  ----------     --------
  Operating loss........       (2,387)      (11,002)     (1,585)     (5,069)     (18,458)
Net other income........          244           332         135         376          952
                            ---------     ---------   ---------  ----------     --------
Net loss................       (2,143)      (10,670)     (1,450)     (4,693)     (17,506)
 Beneficial conversion
   feature(1) ..........           --            --          --     (22,870)     (22,870)
                            ---------     ---------   ---------  ----------     --------
Net loss attributable to
  common stockholders...    $  (2,143)    $ (10,670)  $  (1,450) $  (27,563)    $(40,376)
                            =========     =========   =========  ==========     ========
Basic and diluted net
  loss per share........    $   (1.46)    $   (5.91)  $   (0.85) $   (13.91)
                            =========     =========   =========  ==========
Shares used in computing
  basic and diluted net
  loss per share........    1,466,615     1,806,255   1,705,099   1,980,933
                            =========     =========   =========  ==========
Pro forma basic and
  diluted net loss per
  share (unaudited).....                  $   (1.14)             $    (1.64)
                                          =========              ==========
Shares used in computing
  pro forma basic and
  diluted net
  loss per share
  (unaudited)(2)........                  9,392,499              16,836,802
                                          =========              ==========

                                                             March 31, 2000
                                                          ---------------------
                                December 31, December 31,            Pro Forma
                                    1998         1999      Actual   As Adjusted
                                ------------ ------------ --------  -----------
                                                               (unaudited)
Balance Sheet Data:
Cash and cash equivalents.....    $12,541      $  5,904   $ 27,698    $76,318
Working capital...............     12,390         3,143     24,827     73,447
Total assets..................     13,414         7,999     30,489     79,109
Long-term debt, less current
  portion.....................         --         2,284      2,123      2,123
Convertible preferred stock...        105           105        219         --
Deficit accumulated during the
  development stage...........     (2,143)      (12,813)   (17,506)   (17,506)
Total stockholders' equity....     13,187         2,815     25,085     74,605

--------

(1) We recorded approximately $22.9 million relating to the beneficial conversion feature of the series C and series D preferred stock in the first quarter of fiscal 2000 through equal and offsetting adjustments to additional paid-in capital with no net impact on stockholders' equity. The beneficial conversion feature was considered in the determination of our loss per common share amounts.

(2) The number of shares to be outstanding after this offering excludes, as of July 7, 2000, 1,274,514 shares of common stock issuable upon the exercise of outstanding stock options under our 1998 Stock Option Plan, consisting of 1,257,812 options granted prior to March 31, 2000 at a weighted average exercise price of $1.86 per share and 16,702 options granted after March 31, 2000 at a weighted average exercise price of $5.64 per share. The number of shares outstanding after this offering also excludes shares issuable under our Employee Stock Purchase Plan.

                                  RISK FACTORS

      You should carefully consider the following risk factors, together with all of the other information contained in this prospectus before purchasing our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be seriously harmed, the trading price of our common stock could decline and you may lose all or part of your investment.

                         Risks Related to Our Business

All of our product candidates are at early stages of product development and may never be commercialized. The progress and results of our preclinical testing and any future clinical trials are uncertain, and if our product candidates do not receive regulatory approvals, we will not be permitted to sell them.

      Our company is only two years old, and we have no products that have received regulatory approval for commercial sale, and we have not yet initiated clinical testing of any of our product candidates. All of our product candidates are in early stages of development, and we face the risks of failure inherent in developing drugs based on new technologies. In addition, most of our product candidates were recently in-licensed from third parties. As a result, we have limited in-house experience with these product candidates. Our product candidates are not expected to be commercially available for several years, if at all.

      Our product candidates must satisfy rigorous standards of safety and efficacy before they can be approved by the United States Food and Drug Administration, or FDA, and international regulatory authorities for commercial use. The FDA and foreign regulatory authorities have full discretion over this approval process. We will need to conduct significant additional research, testing involving animals and humans before we can file applications for product approval. Typically, in the pharmaceutical industry there is a high rate of attrition for product candidates in preclinical testing and clinical trials. Also, satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, a number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials and in interim analyses. In addition, delays or rejections may be encountered based upon additional government regulation, including any changes in FDA policy, during the process of product development, clinical trials and regulatory approvals.

      In order to receive FDA approval or approval from foreign regulatory authorities to market a product, we must demonstrate through human clinical trials that the product candidate is safe and effective for the treatment of a specific condition. We do not know whether planned clinical trials will begin on time or will be completed on schedule or at all. For example, any of our future clinical studies might be delayed or halted because:

    . the drug is not effective, or physicians think that the drug is not effective;

    .  patients experience severe side effects during treatment;

    . patients die during a clinical study because their disease is too advanced or because they experience medical problems that are not related to the drug being studied;

    .  patients do not enroll in the studies at the rate we expect; or

    . drug supplies are not sufficient to treat the patients in the studies.

If the delays in testing or approvals we experience are significant, or if we need to perform more or larger clinical trials than planned, our product development costs will increase.

      If the FDA grants regulatory approval of a product, this approval will be limited to those disease states and conditions for which the product has demonstrated through clinical trials to be safe and effective. Any product approvals we receive in the future could also include significant restrictions on the use or marketing of our products. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction of the products. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us. If approvals are withdrawn for a product, or if a product were seized or recalled, we would be unable to sell that product and our revenues would suffer. In addition, outside the United States, our ability to market any of our potential products is contingent upon receiving market application authorizations from the appropriate regulatory authorities and these foreign regulatory approval processes include all of the risks associated with the FDA approval process described above.

Our product candidates may not be commercially successful because physicians, patients and/or third-party payors may not accept them.

      Even if regulatory authorities approve our product candidates, they may not be commercially successful. Third parties may develop superior products or have proprietary rights that preclude us from marketing our products. We also expect that most of our product candidates will be very expensive, if approved. Patient acceptance of and demand for any product candidates we obtain regulatory approval for will depend largely on the following factors:

    . acceptance by physicians and patients of our products as safe and effective therapies;

    . the extent, if any, of reimbursement of drug and treatment costs by third-party payors;

    .  pricing of alternative products;

    . acceptance by physicians and patients of intravenous administration for some of our proposed products; and

    .  prevalence and severity of side effects associated with our products.

      In addition, any of our product candidates could cause adverse events, such as immunologic or allergic reactions. These reactions may not be observed in clinical trials, but may nonetheless occur after commercialization. If any of these reactions occur, they may render our product candidates ineffective in some patients and our sales would suffer.



If our current and future manufacturing and supply strategies are unsuccessful, then we may be unable to complete any future clinical trials and/or commercialize our product candidates in a timely manner, if at all.

      Completion of our future clinical trials and commercialization of our product candidates will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We do not have the resources, facilities or experience to manufacture our product candidates on our own and do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. We currently rely, and will continue to rely for at least the next few years, on contract manufacturers to produce sufficient quantities of our product candidates. All of our contract manufacturers are sole source and most of them have limited experience at manufacturing, formulating, analyzing, filling and finishing our particular product candidates. Our manufacturing strategy presents the following risks:

    . we may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them;

    . third parties may not be able to successfully manufacture our product candidates and even if they can they may not be able to do so in a cost effective and/or timely manner;

    . the manufacturing processes for our product candidates have not been tested in quantities needed for clinical trials or commercial sales;

    . delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of our product candidates;

    . we may not have intellectual property rights, or may have to share intellectual property rights, to many improvements in the manufacturing processes or new manufacturing processes for our product candidates;

    . manufacturing and validation of manufacturing processes and materials are complicated and time-consuming;

    . because many of our current third-party manufacturers are located outside of the U.S., there may be difficulties in importing our product candidates and/or their components into the U.S., as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation, or defective packaging; and

    . manufacturers of our product candidates are subject to the FDA's current Good Manufacturing Practices regulations, or cGMPs, the FDA's Good Laboratory Practices, or GLPs and similar foreign standards and we do not have control over compliance with these regulations by our third-party manufacturers.


      We also rely, and intend to continue to rely, on third parties to supply the components, such as proteins, peptides, phospholipids and bulk chemical materials, that we need to develop and commercialize all of our product candidates. There is currently a limited supply of these components. We have not entered into any agreements that provide us assurance of continued availability of these components from any supplier. Our current and/or future suppliers may not be able to adequately supply us with the components necessary to successfully conduct our clinical trials and to commercialize our product candidates. If we cannot acquire an acceptable supply of components to produce our product candidates, we will not be able to complete clinical trials and will not commercialize our product candidates.


If the third-party clinical research organizations we intend to rely on to conduct our future clinical trials do not perform in an acceptable and timely manner, our clinical trials could be delayed or unsuccessful.

      We do not have the ability to independently conduct clinical trials and obtain regulatory approvals for our product candidates, and we intend to rely on clinical investigators and third-party clinical research organizations to perform these functions. If we cannot locate acceptable contractors to run our clinical trials or enter into favorable agreements with them, or if these third parties do not successfully carry out their contractual duties or meet expected deadlines, we will be unable to obtain required approvals and will be unable to commercialize our product candidates on a timely basis, if at all.


If our licensing arrangements and strategic relationships with third parties are breached, terminated or proven to be unsuccessful, we may lose rights with respect to product candidates, and we may not be able to develop and commercialize our product candidates on a timely basis, if at all.

      We are only two years old and most of our product candidates were recently in-licensed from third parties. We depend, and will continue to depend, on these and other licensing arrangements and other strategic relationships with third parties for the research, development, manufacturing and commercialization of our product candidates. Our rights may be terminated if we do not perform as required under these arrangements. In addition, these third parties may also breach or terminate their agreements with us or otherwise fail to conduct their activities in connection with our relationships in a timely manner. If any of our licenses or relationships are terminated or breached, we may:

    .  lose our rights to develop and market our product candidates;

    . lose patent and/or trade secret protection for our product candidates;

    . experience significant delays in the development or commercialization of our product candidates;

    . not be able to obtain any other licenses on acceptable terms, if at all; and

    .  incur liability for damages.

      Licensing arrangements and strategic relationships in our industry can be very complex, particularly with respect to intellectual property rights. Disputes may arise in the future regarding ownership rights to technology developed by or with other parties. These and other possible disagreements between us and third parties with respect to our licenses or our strategic relationships could lead to delays in the research, development, manufacture and commercialization of our product candidates. These third parties may also pursue alternative technologies or product candidates either on their own or in strategic relationships with others in direct competition with us. These disputes could also result in litigation or arbitration, both of which are time-consuming and expensive.




If we fail to secure and then enforce patents and other intellectual property rights underlying our product candidates and technologies, we may be unable to develop our product candidates or compete effectively.

      The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, on our ability, and the ability of our licensors, to obtain and to keep protection for our products and technologies under the patent laws of the United States and other countries, so that we can stop others from using our inventions. Our success also will depend on our ability to prevent others from using our trade secrets. In addition, we must operate in a way that does not infringe, or violate, the patent, trade secret, and other intellectual property rights of other parties.

      The standards which the U.S. Patent and Trademark Office uses to grant patents can change. Consequently, we may be unable to determine the type and extent of patent claims that will be issued to us or to our licensors in the future. Any patents which do issue may not contain claims which will permit us to stop competitors from using the same or similar technology.

      The standards which courts use to interpret patents can change, particularly as new technologies develop. Consequently, we cannot know how much protection, if any, our patents will provide, if we attempt to enforce them and they are challenged in court. If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company has the right to ask the court to rule that our patents are invalid and should not be enforced against them. This type of lawsuit is expensive and will consume time and other resources, even if we are successful in stopping the violation of our patents. In addition, there is a risk that the court will decide that our patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of our patents is upheld, that the court will refuse to stop the other party on the ground that its activities are not covered by, that is, do not infringe, the patent.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and other intellectual property rights of others.

      Should third parties file patent applications, or be issued patents, claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the United States

Patent and Trademark Office to determine priority of invention. We, or our licensors, also could be required to participate in interference proceedings involving our issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing, third parties. There is no guarantee that any prevailing party would offer us a license or that such a license, if made available to us, could be acquired on commercially-acceptable terms.

      A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research and development, and the sale of any future products. Such lawsuits are expensive and would consume time and other resources. There is a risk that the court will decide that we are infringing the third party's patents and will order us to stop the activities claimed by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents. Moreover, there is no guarantee that the prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially-acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our product candidates, technologies or other matters.

      Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel. The confidentiality agreements required of our employees and that we enter into with other parties may not provide adequate protection for our trade secrets, know-how or other confidential information or prevent any unauthorized use or disclosure or the unlawful development by others. If any of our confidential intellectual property is disclosed, our business may suffer. In addition, many of our scientific and management personnel were previously employed by other biotechnology and pharmaceutical companies, where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade-secret violations and other claims relating to the intellectual property rights of these companies.

If we cannot settle the Talaria litigation, we may face significant legal expense and may have to divest or reduce our LUV program.

      There are issued patents that name Dr. Kevin Williams as an inventor and are assigned to Talaria Therapeutics, Inc., or Talaria, that claim use of LUVs to treat diseases including atherosclerosis. We do not believe that the manufacture, use or sale of LUVs by us does or would infringe any valid and enforceable claim of these patents, and we have received an opinion of a patent counsel that claims to such use in the patents should be invalidated. However, if these patents are found to contain claims infringed by the manufacture, use or sale of LUVs and such claims are ultimately found to be valid and enforceable, we may not be able to obtain a license to the intellectual property in such patents at an acceptable cost, if at all, or develop or obtain alternative technology, which would prevent us from commercializing our LUV technology.

      On March 22, 2000, Talaria filed a lawsuit against us and Inex Pharmaceuticals Corp., or Inex, the University of British Columbia, or UBC, and the two inventors named on patent applications we sub-licensed from Inex. One of these inventors is now employed by us. One of the allegations in the lawsuit, which was filed in the United States District Court for the Eastern District of Virginia, is the improper incorporation into a UBC patent application of certain confidential information of Dr. Williams. This UBC patent application is exclusively licensed to Inex and sublicensed to us. In addition to seeking damages, Talaria is asking to be named as the owner or co-owner of the UBC patent application. The parties to the lawsuit have agreed that UBC would take appropriate action in the United States Patent and Trademark Office to prevent issuance of the UBC patent application as a patent until the court had an opportunity to decide certain motions. These motions include one filed by Talaria for a preliminary injunction that would have UBC withdraw the UBC patent applications pending a full trial of the lawsuit or prevent UBC from prosecuting the patent applications. We, and the other defendants, after preliminary investigation, believe that the lawsuit is without merit. We also believe that Inex is required to indemnify us against damages and costs associated with the defense of the lawsuit arising out of the allegations by Talaria and Dr. Williams relating to misuse of confidential information, which indemnification would likely not be broad enough to cover all of our costs and any damages in connection with this lawsuit. However, an adverse result in the litigation could lead us to discontinue our efforts to commercialize the LUV technology sublicensed by us from Inex.

      Before the court could rule on the motions filed by Talaria, or those filed by us and Inex in response thereto, we engaged in settlement discussions with Talaria. The settlement discussions led to a preliminary, non-binding understanding for the possible acquisition of Talaria by us that would include the issuance of shares of our capital stock representing approximately 3% of our outstanding shares after this offering, and milestone payments and royalties on future LUV products. Before proceeding to negotiate any acquisition of Talaria, however, we must satisfy ourselves that there is an appropriate commercial benefit to acquiring Talaria's technology and rights to their development work completed to date. Our review of these matters is ongoing, and no assurance can be given that any such acquisition, or any settlement of litigation, can be negotiated.

      If we cannot settle the Talaria litigation, we will be required to defend the litigation in court. While, as noted above, we believe that there are valid defenses to Talaria's claims as well as certain indemnification rights against Inex, any such defense would be expensive and would divert management's attention, and there can be no assurances as to the ultimate outcome.

If we fail to recruit, retain and motivate skilled personnel our product development programs and our research and development efforts may be delayed.

      We are a small company with 48 employees, and our success depends on our continued ability to recruit, retain and motivate highly qualified management and scientific personnel, for which competition is intense. In particular, our product development programs depend on our ability to recruit and retain highly skilled chemists and clinical development personnel. Our loss of the services of any key personnel, in particular, Roger S. Newton, Ph.D., our Chief Executive Officer, could significantly impede the achievement of our research and development objectives and could delay our product development programs and approval and commercialization of any of our product candidates. We maintain key man life insurance on Dr. Newton in the amount of $5 million, but do not have similar insurance on any of our other key employees. In addition, we will need to hire additional personnel as we continue to expand our research and development activities. We do not know if we will be able to recruit, retain or motivate personnel.

Even if our product candidates are approved and commercialized, we may never be profitable.

      We have incurred substantial losses since our inception. As of March 31, 2000, we had a cumulative net loss of approximately $17.5 million. These losses have resulted principally from costs incurred in our research and development programs, and from our general and administrative expenses. To date, we have no revenue from product sales or royalties, and we do not expect to achieve any revenue from product sales or royalties until we receive regulatory approval and begin commercialization of our product candidates. We are not certain of when, if ever, that will occur. We expect to incur additional operating losses in the future and these losses could increase significantly, whether or not we generate revenue, as we expand our development and clinical trial efforts.

      In the near term, we expect our quarterly and annual operating results to fluctuate significantly, depending primarily on the following factors:

    .  timing of preclinical and clinical trials;

    . interruption or delays in the supply of our product candidates or components;

    .  timing of payments to licensors and corporate partners;

    .  timing of investments in new technologies; and

    .  other costs, including the Talaria litigation.

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully develop our product candidates or retain rights to our product candidates.

      Significant additional capital will be required in the future to fund our operations. We do not know whether additional financing will be available on acceptable terms when needed. We have consumed substantial amounts of cash resources to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. If adequate funds are unavailable, we may be required to:

    . delay, reduce the scope of, or eliminate one or more of our research or development programs;

    . license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available; or

    . obtain funds through arrangements that may require us to relinquish rights to product candidates or products that we would otherwise seek to develop or commercialize ourselves.

      If we raise additional funds by issuing equity securities, our existing stockholders will own a smaller percentage of Esperion, and new investors may pay less on average for their securities than, and could have rights superior to, existing stockholders.



If our competitors develop and commercialize products faster than we do or which are superior to our product candidates, our commercial opportunities will be reduced or eliminated.

      The extent to which any of our product candidates achieve market acceptance will depend on competitive factors, many of which are beyond our control. Competition in the pharmaceutical industry is intense and has been accentuated by the rapid pace of technology development. Our competitors include large integrated pharmaceutical companies, biotechnology companies that currently have drug and target discovery efforts, universities and public and private research institutions. Almost all of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than we do, as well as more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales. These organizations also compete with us to:

    . attract parties for acquisitions, joint ventures or other collaborations;

    . license the proprietary technology that is competitive with the technology we are practicing;

    .  attract funding; and

    .  attract and hire scientific talent.

      Our competitors may succeed in developing and commercializing products earlier and obtaining regulatory approvals from the FDA more rapidly than we do. Our competitors may also develop products or technologies that are superior to those we are developing, and render our product candidates or technologies obsolete or non-competitive. If we cannot successfully compete with new or existing products our marketing and sales will suffer and we may not ever be profitable.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to successfully commercialize any of our product candidates.

      We currently have no sales, marketing or distribution capability. In order to successfully commercialize any of our product candidates, we must either internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services.

      If we do not develop a marketing and sales force with technical expertise and supporting distribution capabilities, we will be unable to market any of our products directly. To promote any of our products through third parties, we will have to locate acceptable third parties for these functions and enter into agreements with them on acceptable terms and we may not be able to do so. In addition, any third-party arrangements we are able to enter into may result in lower revenues than we could have achieved by directly marketing and selling our products.


Our ability to generate revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement for our products from third-party payors.

      Our ability to commercialize pharmaceutical product candidates will depend in part on the extent to which reimbursement for the product candidates will be available from:

    .  government and health administration authorities;

    .  private health insurers; and

    .  other third-party payors.

      The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means will limit our commercial opportunities. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put negative pressure on the pricing of pharmaceutical products and medical procedures. These reimbursement issues may be particularly significant for us, as we anticipate that our initial product candidates will be relatively expensive pharmaceuticals that must be administered intravenously.

      Significant uncertainty exists as to the reimbursement status of newly approved health care products. third-party payors, including Medicare, are challenging the prices charged for medical products and services, and are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any product candidates we discover and develop, alone or through our strategic relationships. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our product candidates, the market acceptance of these product candidates may be reduced.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

      Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical industry is generally expensive, if available at all. We do not currently have any product liability insurance. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. A successful product liability claim brought against us in excess of our insurance coverage, if any, may cause us to incur substantial liabilities and our business may fail.

If we use biological and hazardous materials in a manner that causes injury, we may be liable for damages.

      Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

                         Risks Related to the Offering

Our stock price is likely to be highly volatile, and if the market price of our common stock after this offering is lower than the price you paid, you will not be able to sell your shares without incurring a loss.

      Prior to this offering, there has been no public market for our common stock. If you purchase shares of our common stock in this offering, you will not pay a price that was established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters. The price of our common stock that will prevail in the market after this offering may be lower than the price you pay. After this offering, an active trading market in our stock might not develop or continue.

      The market price of our common stock may fluctuate significantly in response to many factors, some of which are beyond our control, including the following:

    . results of preclinical studies and clinical trials conducted by us or by others;

    .  timing of regulatory approvals;

    . announcements of technological innovations or new commercial products by us, or by others;

    . developments or disputes concerning patents or other proprietary rights;

    . regulatory developments in both the United States and foreign countries;

    .  changes in reimbursement policies;

    .  rate of product acceptance;

    .  fluctuations in our operating results;

    . failure to meet estimates of or changes in recommendations by securities analysts;

    . public concern as to the safety and efficacy of product candidates developed by us, or by others;

    .  lack of adequate trading liquidity as a public company; or

    .  general market conditions.

      In addition, the market price for securities of early-stage drug companies has been particularly volatile. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become subject to this type of litigation in the future. Litigation of this type is often extremely expensive and diverts management's attention.

You will incur immediate and substantial dilution of the value of your shares.

      The assumed offering price of our common stock is substantially higher than the net tangible pro forma book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in the net tangible book value of their common stock of $5.89 per share on a pro forma basis at March 31, 2000 based on the assumed public offering price of $9.00 per share. In the past, we issued options to acquire capital stock at prices significantly below the assumed public offering price. There will be further dilution to investors when any of these outstanding options are exercised.

If a large number of shares of our common stock are sold after this offering, or if there is the perception that such sales could occur, the market price of our common stock may decline.

      The market price of our common stock could decline due to sales of a large number of shares in the market after this offering or the perception that such sales could occur, including sales or distributions of shares by our large stockholders. Any such sales could also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock and could also make it more difficult for us to pay in stock for any acquisitions we decide to pursue in the future.

Because our certificate of incorporation, our bylaws and Delaware law contain provisions that could discourage a takeover, our common stock may trade at a discount.

      Our certificate of incorporation provides for the classification of our board of directors into three classes and provides our board of directors the power to issue up to five million shares of preferred stock without stockholder approval. This preferred stock could have voting rights that could be superior to that of our common stock, and our board of directors has the power to determine these voting rights. Our bylaws also require supermajority approval for the removal of any member of our board of directors and our certificate of incorporation prevents our stockholders from acting by written consent. In addition, Section 203 of the Delaware General Corporation Law contains provisions which impose restrictions on stockholder action to acquire control of Esperion. The effect of these provisions of our certificate of incorporation, our bylaws and Delaware law could discourage third parties from seeking to obtain control of Esperion.

Because our officers, directors and principal stockholders will own over 50% of our outstanding shares of common stock upon the completion of this offering, they could control our actions in a manner that conflicts with the interests of our other stockholders.

      Our officers, directors and principal stockholders, if they choose to act together, may be able to exert considerable influence over us, including in the election of directors and the approval of actions submitted to our stockholders. In addition, without the consent of these officers, directors and principal stockholders, we may be prevented from entering into transactions that could be beneficial to us, such as a change in control.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere.

      When used in this prospectus, the words "aim," "believe," "anticipate," "estimate," "expect," "seek," "intend," "may" and similar expressions are generally intended to identify "forward-looking statements." Our forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors are discussed in more detail elsewhere in this prospectus, including under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Because of these uncertainties, you should not place undue reliance on our forward-looking statements. In addition, the safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 is not available under the Securities Act of 1933, as amended, for this offering in respect of our forward-looking statements contained in this prospectus.

      We do not intend to update any of these factors or to publicly announce the result of any revisions to any of our forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

      We estimate our net proceeds from the sale of 6,000,000 shares of common stock to the public in this offering will be approximately $48.6 million, or approximately $56.2 million if the underwriters' over-allotment option is exercised in full. This is based upon an assumed public offering price of $9.00 per share, less underwriting discounts and estimated offering expenses, and does not reflect the sale of any shares of common stock under our Employee Stock Purchase Plan.

      We expect to use these proceeds for the following purposes:

    . approximately $38.0 million for further development and commercialization of our product candidates;

    . approximately $1.3 million for payments under current licensing agreements;

    . ongoing research and development activities; and

    . the balance for general corporate and working capital purposes.

      In addition, a portion of the net proceeds may be used to acquire businesses, products and technologies that are comparable to ours. We currently have no agreements with respect to acquisitions, although we are engaging in discussions regarding a possible acquisition of Talaria.

      We will retain broad discretion in the allocation of the net proceeds of this offering, and the amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including:

    . the size, scope and progress of our product candidate development efforts;

    . regulatory approvals;

    . competition;

    . marketing and sales activities;

    . the market acceptance of any products introduced by us;

    . future revenue growth, if any; and

    . the amount of cash, if any, we generate from operations.

      Pending uses described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

      We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the continued development of our business. In addition, our existing U.S. credit facility prohibits the payment of dividends.

                                 CAPITALIZATION

      The following table sets forth, as of March 31, 2000, (1) our actual capitalization derived from our unaudited consolidated financial statements,
(2) our pro forma capitalization to reflect the conversion of 21,889,242 shares of preferred stock into 15,814,961 shares of common stock upon the closing of this offering, and (3) our pro forma capitalization as adjusted to reflect the sale of 6,000,000 shares of common stock offered hereby at an assumed public offering price of $9.00 per share, less underwriting discounts and estimated offering expenses, and the conversion of all outstanding shares of convertible preferred stock into common stock upon the closing of the offering.

                                                  As of March 31, 2000
                                           ------------------------------------
                                                       (unaudited)
                                                                     Pro Forma
                                            Actual     Pro Forma    As Adjusted
                                           --------  -------------- -----------
                                                     (in thousands)
Long-term debt, less current portion...... $  2,123     $  2,123     $  2,123
                                           --------     --------     --------
Stockholders' equity:
  Preferred stock, $0.01 par value,
    25,525,251 shares authorized at March
    31, 2000:
     Series A convertible preferred,
       500,000 shares issued and
       outstanding actual, none issued and
       outstanding pro forma and pro forma
       as adjusted........................        5          --           --
     Series B convertible preferred,
       10,000,000 shares issued and
       outstanding actual, none issued and
       outstanding pro forma and pro forma
       as adjusted........................      100          --           --
     Series C convertible preferred,
       10,252,879 shares issued and
       outstanding actual, none issued and
       outstanding pro forma and pro forma
       as adjusted........................      103          --           --
     Series D convertible preferred,
       1,136,363 shares issued and
       outstanding actual, none issued and
       outstanding pro forma and pro forma
       as adjusted........................       11          --           --
                                           --------     --------     --------
       Total convertible preferred stock..      219          --           --
                                           --------     --------     --------
  Common stock, $0.001 par value,
    30,611,112 shares authorized,
    2,202,128 shares issued and
    outstanding actual, 18,017,089 issued
    and outstanding pro forma, and
    24,017,089 issued and outstanding pro
    forma as adjusted.....................        2           18           24
  Additional paid-in capital..............   45,960       46,163       95,677
  Notes receivable........................      (99)         (99)         (99)
  Deferred stock compensation.............   (3,487)      (3,487)      (3,487)
  Accumulated deficit during the
    development stage.....................  (17,506)     (17,506)     (17,506)
  Accumulated other comprehensive loss....       (4)          (4)          (4)
                                           --------     --------     --------
       Total stockholders' equity.........   25,085       25,085       74,605
                                           --------     --------     --------
       Total capitalization............... $ 27,208     $ 27,208      $75,828
                                           ========     ========     ========

      The number of shares of common stock to be outstanding after this offering on a pro forma as adjusted basis as of March 31, 2000, is based on the 2,202,128 shares outstanding as of March 31, 2000 plus 15,814,961 shares issuable upon the conversion of all outstanding shares of convertible preferred stock into common stock upon the closing of this offering, and the 6,000,000 shares offered hereby. The number of shares to be outstanding after this offering excludes, as of March 31, 2000, 1,265,939 shares of common stock issuable upon the exercise of outstanding options under our 1998 Stock Option Plan at a weighted average exercise price of $1.85 per share. The number of shares outstanding after this offering also excludes shares issuable under our Employee Stock Purchase Plan.

                                    DILUTION

      As of March 31, 2000, our pro forma, unaudited, net tangible book value was $25,085,131, or $1.39 per share. Pro forma net tangible book value per share is determined by dividing pro forma net tangible book value (total tangible assets less total liabilities) by the pro forma number of shares of common stock after giving effect to the conversion of all outstanding shares of preferred stock into an aggregate of 15,814,961 shares of common stock, upon the closing of this offering.

      Without taking into effect any changes in pro forma net tangible book value after March 31, 2000, after giving effect to the sale of the 6,000,000 shares of common stock offered hereby at an assumed public offering price of $9.00 per share, the pro forma as adjusted net tangible book value would have been $74,605,131, or $3.11 per share. This represents an immediate increase in pro forma net tangible book value of $1.72 per share to existing stockholders and dilution in pro forma as adjusted net tangible book value of $5.89 per share to new investors who purchase shares in this offering. The following table illustrates this dilution:

   Assumed offering price per share..................................        $9.00
     Pro forma net tangible book value per share at March 31, 2000...  $1.39
     Increase per share attributable to new investors................   1.72
                                                                       -----
   Pro forma as adjusted net tangible book value per share after the
     offering........................................................        3.11
                                                                             -----
   Dilution in net tangible book value per share to new investors....        $5.89
                                                                             =====

      If the underwriters' over-allotment option were exercised in full, the pro forma as adjusted net tangible book value per share as of March 31, 2000, after giving effect to the offering, would be $3.30 per share, the increase in net tangible book value per share to existing stockholders would be $1.91 per share and the dilution in net tangible book value to new investors would be $5.70 per share.

      The following table summarizes, on a pro forma as adjusted basis as of March 31, 2000, the differences between the total consideration and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed offering price of $9.00 per share:

                                                                         Average
                                        Shares       Total Consideration  Price
                                  ------------------ -------------------   Per
                                    Number   Percent   Amount    Percent  Share
                                  ---------- ------- ----------- ------- -------
   Existing stockholders......... 18,017,089   75.0% $42,822,497   44.2%  $2.38
   New investors.................  6,000,000   25.0   54,000,000   55.8%   9.00
                                  ----------  -----  -----------  -----
        Total.................... 24,017,089  100.0% $96,822,497  100.0%
                                  ==========  =====  ===========  =====

      These tables do not assume exercise of stock options outstanding at March 31, 2000, including options for 7,766 shares exercised since such date.

      As of July 7, 2000 there were 1,274,514 shares issuable upon exercise of outstanding stock options, consisting of 1,257,812 options granted prior to March 31, 2000 at a weighted average exercise price of $1.86 per share and 16,702 options granted after March 31, 2000 at a weighted average exercise price of $5.64 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (in thousands except share and per share data)

      The following selected consolidated financial data of Esperion should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 20 and the consolidated financial statements and notes beginning on page F-3. The pro forma as adjusted balance sheet data reflect the sale by Esperion of 6,000,000 shares of common stock in this offering at an assumed public offering price of $9.00 per share, less underwriting discounts and estimated offering expenses and the conversion of all outstanding shares of the convertible preferred stock, as though such events had occurred on March 31, 2000. The selected consolidated financial data for the period from inception (May 18, 1998) through December 31, 1998 and the year ended December 31, 1999 are derived from our audited consolidated financial statements. The selected financial data for each of the interim periods ended March 31, 1999 and 2000, and for the period from inception through March 31, 2000 are derived from unaudited consolidated financial statements. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods.

                           Period from
                            Inception                                         Period from
                          (May 18, 1998)               Three Months Ended      Inception
                             Through      Year Ended       March 31,         (May 18, 1998)
                           December 31,  December 31, ---------------------     Through
                               1998          1999       1999        2000     March 31, 2000
                          -------------- ------------ ---------  ----------  --------------
                                                          (unaudited)         (unaudited)
Statement of Operations
  Data:
Operating expenses:
 Research and
   development..........    $   1,923     $   8,484   $   1,270  $    4,063     $ 14,470
 General and
   administrative.......          464         2,518         315       1,006        3,988
                            ---------     ---------   ---------  ----------     --------
  Operating loss........       (2,387)      (11,002)     (1,585)     (5,069)     (18,458)
Net other income........          244           332         135         376          952
                            ---------     ---------   ---------  ----------     --------
 Net loss...............       (2,143)      (10,670)     (1,450)     (4,693)     (17,506)
Beneficial conversion
  feature(1)............           --            --          --     (22,870)     (22,870)
                            ---------     ---------   ---------  ----------     --------
Net loss attributable to
  common stockholders...    $  (2,143)    $ (10,670)  $  (1,450) $  (27,563)    $(40,376)
                            =========     =========   =========  ==========     ========
Basic and diluted net
  loss per share........    $   (1.46)    $   (5.91)  $   (0.85) $   (13.91)
                            =========     =========   =========  ==========
Shares used in computing
  basic and diluted net
  loss per share........    1,466,615     1,806,255   1,705,099   1,980,933
                            =========     =========   =========  ==========
Pro forma basic and
  diluted net loss per
  share (unaudited).....                  $   (1.14)             $    (1.64)
                                          =========              ==========
Shares used in computing
  pro forma basic and
  diluted net loss per
  share (unaudited)(2)..                  9,392,499              16,836,802
                                          =========              ==========

                                                           March 31, 2000
                                                      ---------------------
                            December 31, December 31,            Pro Forma
                                1998         1999      Actual   As Adjusted
                            ------------ ------------ --------  -----------
                                                          (unaudited)
Balance Sheet Data:
Cash and cash
  equivalents.............    $12,541      $  5,904   $ 27,698    $76,318
Working capital...........     12,390         3,143     24,827     73,447
Total assets..............     13,414         7,999     30,489     79,109
Long-term debt, less
  current portion.........         --         2,284      2,123      2,123
Convertible preferred
  stock...................        105           105        219         --
Deficit accumulated during
  the development stage...     (2,143)      (12,813)   (17,506)   (17,506)
Total stockholders'
  equity..................     13,187         2,815     25,085     74,605

--------

(1) We recorded approximately $22.9 million relating to the beneficial conversion feature of the series C and series D preferred stock in the first quarter of fiscal 2000 through equal and offsetting adjustments to additional paid-in-capital with no net impact on stockholders' equity. The beneficial conversion feature was considered in the determination of our loss per common share amounts.

(2) The number of shares outstanding after this offering excludes, as of July 7, 2000, 1,274,514 shares of common stock issuable upon exercise of outstanding stock options under our 1998 Stock Option Plan, consisting of 1,257,812 options granted prior to March 31, 2000 at a weighted average exercise price of $1.86 per share and 16,702 options granted after March 31, 2000 at a weighted average exercise price of $5.64 per share. The number of shares outstanding after this offering also excludes shares issuable under our Employee Stock Purchase Plan.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Background

      We have devoted substantially all of our resources since we began our operations in May 1998 to the research and development of pharmaceutical product candidates for cardiovascular disease. We are a development stage pharmaceutical company and have not generated any revenues from product sales. We have not been profitable and have incurred a cumulative net loss of approximately $17.5 million from inception through March 31, 2000. These losses have resulted principally from costs incurred in research and development activities, and general and administrative expenses. We expect to incur significant additional operating losses for at least the next several years and until such time as we generate sufficient revenue to offset expenses. Research and development costs relating to product candidates will continue to increase. Manufacturing, sales and marketing costs will increase as we prepare for the commercialization of our products.

Equity Financings

      We have financed our operations primarily from the net proceeds generated from the issuance of convertible preferred stock. As of July 7, 2000, we have received total proceeds of approximately $42.4 million from the following sales of preferred stock:

    . 500,000 shares of series A preferred stock were sold in July 1998 raising total proceeds of approximately $500,000;

    . 10,000,000 shares of series B preferred stock were sold in August 1998 raising total proceeds of approximately $15.0 million;

    . 10,252,879 shares of series C preferred stock were sold in January
      2000 raising total proceeds of approximately $21.9 million; and

    . 1,136,363 shares of series D preferred stock were sold in February
      2000 raising total proceeds of approximately $5.0 million.

      Each of such shares will be convertible into 0.7225 shares of common stock upon the closing of this offering.

Milestone Payments, Royalties and License Fees

      In June 1998, we acquired exclusive, worldwide rights to AIM from Pharmacia Corporation. Under our agreement with Pharmacia, we acquired four U.S. patents and four pending U.S. patent applications, and other related foreign patents and patent applications covering various aspects of AIM. Under this agreement, at the completion of Phase II clinical trials, Pharmacia has the exclusive right of election to co-develop and the exclusive right to market AIM in countries outside of the United States and Canada. In addition, if we pursue a co-development and co-promotion arrangement in the United States and Canada with another party, Pharmacia has the right of first negotiation to co-develop and co-promote in the United States and Canada. We paid Pharmacia $750,000 at the time we entered into our agreement for AIM in June 1998. Our agreement with Pharmacia requires us to make payments to Pharmacia as milestones are achieved, and to pay Pharmacia royalties on sales of products that are covered by the Pharmacia patents or developed using the Pharmacia technology. The first milestone payment will be paid in cash or by issuance of a promissory note to Pharmacia if and when we have completed clinical trials showing preliminary safety and initial proof-of-concept (which may include early Phase IIa studies). If Pharmacia exercises its exclusive right to co-develop and market AIM in countries other than the United States and Canada, then we will make additional milestone payments to Pharmacia. If Pharmacia does not exercise its right to co-develop and market AIM in countries other than the United States and Canada, then we will make several milestone payments to Pharmacia starting if and when we enroll the first patient in the first Phase III clinical trial for AIM in the United States. Instead of paying milestones in cash, if the milestone payments are greater than 10% of our cash reserves at the time of payment, we may instead make these payments by issuing Pharmacia a promissory note. This license, unless earlier terminated, will continue until the later of 20 years from the date of the license or the last expiration date of any patent rights covered by this license.

      In September 1999, we exclusively licensed from a group of inventors, the RLT peptide technology, including one issued United States patent and 13 pending United States patent applications, and certain corresponding foreign patent applications pending. We paid the inventors of our RLT peptide an initial license fee of $50,000 in January 2000. Our license agreement with the inventors requires us to make payments to them as milestones are achieved, and to pay them royalties on sales of products that are covered by the inventors' patents or developed using the inventors' technology. Additional milestone payments will be paid to the inventors if and when we achieve various future development milestones outlined in the agreement with the inventors. This license terminates on the later of ten years from the date of the license execution or the last expiration date of any patent rights covered by this license.

      In February 2000, we entered into a license agreement with Region Wallonne in which we were granted exclusive worldwide rights to its patents and applications, proprietary information and know-how concerning ProApoA-I. As part of this license, we have also agreed to purchase supplies of ProApoA-I from, and to enter into a research collaboration with, Region Wallonne. We paid Region Wallonne $25,000 at the time we entered into our license agreement in February 2000. Our license agreement with Region Wallonne requires us to pay royalties on sales of products that are covered by the Region Wallonne patents. This license remains in effect, unless earlier terminated, until the later to occur of 20 years from the date of the agreement or the last expiration date of any patent rights covered by the license.

      In March 1999, we exclusively sub-licensed for Europe and the United States certain LUV technology from Inex Pharmaceuticals Corporation which had licensed the technology from the University of British Columbia. We paid Inex $250,000 at the time we entered into our sub-license agreement for LUVs in March 1999. Our license agreement with Inex requires us to make payments to Inex as milestones are achieved, and to pay Inex royalties on sales of products that are covered by the UBC patents or developed using the licensed technology. A milestone payment will be paid to Inex if and when we enroll our first patient in a Phase II clinical trial. Other milestone payments will be paid to Inex if and when we achieve various future development milestones outlined in the agreement with Inex. This license remains in effect, unless earlier terminated, until the later of ten years from the first commercial sale of a product covered by this license or the last expiration date of any patent rights covered by this license. This license is the subject of litigation.

      In connection with our license agreements, as discussed above, we may be obligated to make various milestone and future royalty payments as defined in the agreements, up to an aggregate amount of $25.2 million, not including royalty payments on future sales. At the present time, it is uncertain as to whether we will be required to make these additional payments.

Results of Operations

Three Months Ended March 31, 2000

      Research and Development Expenses. Research and development expenses increased to approximately $4.1 million for the three months ended March 31, 2000 compared to approximately $1.3 million for the three months ended March 31, 1999. This increase is primarily due to the costs associated with developing our product candidates as well as higher personnel costs. Specifically, during the three months ended March 31, 2000, we incurred costs related to the scale-up of preclinical and clinical testing on the AIM project, including manufacturing of material for these studies. Also, we incurred professional fees to secure certain intellectual property in connection with our RLT peptide program during the three months ended March 31, 2000.

      General and Administrative Expenses. General and administrative expenses increased to approximately $1.0 million for the three months ended March 31, 2000 compared to approximately $315,000 for the three months ended March 31, 1999. This increase is primarily due to a $413,000 compensation charge related to the issuance of series C preferred stock in exchange for services rendered by an employee and a director. In addition, we experienced higher personnel costs and higher facility costs in support of our additional product candidates and technologies.

      Other Income (Expense). Interest income increased to approximately $351,000 for the three months ended March 31, 2000 compared to approximately $136,000 for the three months ended March 31, 1999. The increase is attributable to higher levels of cash and cash equivalents available for investment in 2000. Interest expense for the same periods was approximately $129,000 and $1,000 and represents interest incurred on an equipment financing facility and a special project loan in 2000. During the three months ended March 31, 2000, we recorded approximately $154,000 of foreign currency transaction gains on transactions denominated in various currencies of European countries.

      Net Loss. The net loss was approximately $4.7 million for the three months ended March 31, 2000 compared to approximately $1.5 million for the three months ended March 31, 1999. The increase reflects increases in research and development and general and administrative expenses, offset in part by the increase in interest income.

      Net Loss Attributable to Common Stockholders. The net loss attributable to common stockholders for the three months ended March 31, 2000 includes a one-time $22.9 million charge related to the beneficial conversion feature on the series C and series D convertible preferred stock. The total of the non-cash beneficial conversion feature was reflected through equal and offsetting adjustments to additional paid-in-capital with no net impact on stockholders' equity. The beneficial conversion feature was considered in the determination of our loss per common share amounts.

Year Ended December 31, 1999.

      Research and Development Expenses. Research and development expenses increased to approximately $8.5 million for the year ended December 31, 1999, compared to approximately $1.9 million for the period from inception (May 18, 1998) to December 31, 1998. This increase is primarily due to the full year period for 1999 as compared with a partial year for 1998 and costs associated with developing AIM and LUVs, and to a lesser extent expanded efforts to develop new product candidates.

      General and Administrative Expenses. General and administrative expenses increased to approximately $2.5 million for the year ended December 31, 1999 compared to approximately $464,000 for the period from inception to December 31, 1998. This increase is primarily due to the full year period for 1999 as compared with a partial year for 1998, higher personnel costs, higher facility costs and the acquisition of additional product candidates and technologies.

      Net Interest Income (Expense). Interest income increased to approximately $424,000 for the year ended December 31, 1999, compared to approximately $246,000 for the period from inception to December 31, 1998. The increase is attributable to the full year period for 1999 as compared to a partial year for 1998, offset by lower levels of cash and cash equivalents available for investment in 1999. Interest expense for the same periods was approximately $92,000 and $0 and represents interest incurred on an equipment financing facility and a special project loan in 1999.

      Net Loss. The net loss was approximately $10.7 million for the year ended December 31, 1999, compared to approximately $2.1 million for the period from inception to December 31, 1998. The increase reflects the full year period for 1999 as compared to a partial year in 1998, increases in research and development and general and administrative expenses, offset in part by the increase in interest income.

Liquidity and Capital Resources

      As of March 31, 2000, the Company had cash and cash equivalents of approximately $27.7 million, an increase of approximately $21.8 million from December 31, 1999 resulting primarily from the issuance of series C and series D preferred stock financings in January 2000 and February 2000, offset by approximately $4.4 million in cash used to fund operations. We believe that our current cash position, available borrowings under our credit facilities and the proceeds of this offering will be sufficient to fund our operations and capital expenditures until at least the end of 2001.

      During the three months ended March 31, 2000 and the year ended December 31, 1999, net cash used in operating activities was approximately $4.4 and $7.9 million, respectively. This cash was used to fund our net losses for the periods, adjusted for non-cash expenses and changes in operating assets and liabilities.

      Net cash used in investing activities for the three months ended March 31, 2000 and the year ended December 31, 1999 was $574,000 and $1.6 million, respectively, primarily the result of the acquisition of laboratory equipment, furniture and fixtures and office equipment.

      Net cash proceeds from financing activities was $26.8 million for the three months ended March 31, 2000, $2.8 million for the year ended December 31, 1999 and $15.3 million for the period from inception to December 31, 1998. The net cash proceeds from financing activities for the three months ended March 31, 2000 were primarily from the issuance of preferred stock. The net cash proceeds from financing activities during the year ended December 31, 1999 were from borrowings on a special project loan and an equipment loan. The net cash proceeds from financing activities during the period from inception to December 31, 1998 were from the issuance of preferred and common stock.

      We anticipate that our capital expenditures will be approximately $2.5 million in 2000. These expenditures include an agreement we have entered into with a scientific instrument manufacturer to purchase a specialized piece of equipment for $1.0 million. We expect delivery in the second half of 2000.

      We have a credit facility with a bank that may be used to finance purchases of equipment. Borrowings under the facility bear interest at the bank's prime rate plus 1.0%. As of March 31, 2000, there was approximately
$1.1 million outstanding under the credit facility. We also have a credit facility with a Swedish entity totaling 50 million Swedish kronor (approximately $1.5 million of which was outstanding as of March 31, 2000) that may only be used to finance the development of our AIM product candidate. If a related product is not developed or does not succeed in the market, our obligation to repay the loan may be forgiven. Borrowings under the loan facility bear interest at 17.0% of which 9.5% is payable quarterly. The remaining 7.5% of interest together with principal are payable in five equal annual installments starting December 2004. We made an initial draw on the loan facility of $1.5 million in December 1999.

      We lease our corporate and research and development facilities under operating leases expiring at various times through June 2002. We may extend these leases for additional periods. Minimum annual payments under these leases are approximately $491,000 as of March 31, 2000.

      We expect that our operating expenses and capital expenditures will increase in future periods. We also intend to hire additional research and development, clinical testing and administrative staff. Our capital expenditure requirements will depend on numerous factors, including the progress of our research and development programs, the time required to file and process regulatory approval applications, the development of commercial manufacturing capability, the ability to obtain additional licensing arrangements, and the demand for our product candidates, if and when approved by the FDA or other regulatory authorities.


Income Taxes

      As of March 31, 2000, we had net operating loss carryforwards of approximately $14.4 million. These net operating loss carryforwards expire in 2019. Additionally, utilization of net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code. These and other deferred income tax assets are fully reserved by a valuation allowance as management has determined that it is more likely than not that the deferred tax assets will not be realized.

                                    BUSINESS

Introduction

      We discover and develop pharmaceutical products for the treatment of cardiovascular disease. The cardiovascular system is comprised of the heart, brain, blood vessels, kidneys and lungs. Together, the components of the cardiovascular system deliver oxygen and other nutrients to the tissues of the body and remove waste products. The heart propels blood through a network of arteries and veins. The kidneys regulate the blood volume, and the lungs put oxygen in the blood and remove carbon dioxide. To accomplish these tasks, the cardiovascular system must maintain adequate blood flow, or cardiac output, which can be dramatically reduced by the excessive deposit of a fat called "cholesterol" in the arteries. Our focus is on understanding and controlling through drugs the removal of that cholesterol.

      We believe that the therapies that we are developing could enhance the naturally occurring processes in the body for the removal of excess cholesterol. We intend to commercialize a novel class of drugs that focus on a new treatment approach we call "HDL Therapy," which is based upon our understanding of HDL function. Through HDL Therapy we intend to exploit the beneficial properties of HDL in cardiovascular and metabolic diseases with a portfolio of product candidates. Preclinical studies suggest that our product candidates may either increase HDL levels or its function and may enhance removal of excess cholesterol and lipids from arteries. Third-party published reports of preliminary human clinical studies with respect to some of our product candidates suggest that these compounds may increase elimination of cholesterol from the body by enhancing the efficiency of the RLT pathway.

Background

General

      Our bodies are made of building blocks called cells. Cells are primarily made of protein, carbohydrate and fat, or lipid molecules. Cholesterol, a well known lipid, is essential for cells to function normally. Our bodies obtain cholesterol both through the foods we eat and by manufacturing cholesterol inside some of our cells and organs. Cholesterol either remains within the cell or is transported by the blood to various organs. The major carriers for cholesterol in the blood are lipoproteins, which are particles composed of fat and protein, including low density lipoprotein, or LDL, and high density lipoprotein, or HDL. LDL delivers cholesterol to organs where it can be used to produce hormones, maintain healthy cells or be transformed into natural products which assist in the digestion of other lipids. HDL removes excess cholesterol from arteries and tissues to transport it back to the liver for elimination.

                        [Graphic depicting HDL and LDL]

      The RLT pathway, which is a process comprised of four steps, is responsible for removal of cholesterol from arteries and its transport to the liver for elimination from the body. The first step is the removal of cholesterol from arteries by HDL in a process termed cholesterol removal. In the second step, cholesterol is converted to a new form that is more tightly associated with HDL as it is carried in the blood; this process is called cholesterol conversion. The third step is the transport and delivery of that converted cholesterol to the liver in a process termed cholesterol transport. The final step is the transformation and discarding of cholesterol by the liver in a process termed cholesterol elimination. We believe our product candidates have the potential to affect these four steps to enhance the RLT pathway in humans.

                        [Graphic depicting RLT pathway]

      In a healthy human body, there is a balance between the delivery and removal of cholesterol. Over time, however, there is often an imbalance that occurs in our bodies in which there is too much cholesterol delivery by LDL and too little removal by HDL. When people have a high level of LDL and low level of HDL, the imbalance results in more cholesterol being deposited in the arteries than that being removed. This imbalance can also be exaggerated by, among other factors, age, gender, high blood pressure, smoking, diabetes, obesity, genetic factors, physical inactivity, disease of the extremities or the brain and consumption of a high-fat diet. The excess cholesterol carried in the blood on LDL particles is deposited throughout the body, but frequently ends up in the lining of arteries, especially those found in the heart. As a consequence, repeated deposits of cholesterol, called plaque, form and narrow or block the arteries.

Cardiovascular Disease

      According to the American Heart Association, cardiovascular disease is the largest killer of American men and women. Currently, over $15 billion is spent annually on the drug treatment of cardiovascular disease in the United States, in addition to the costs of surgical treatment and care. Two prominent forms of cardiovascular disease are coronary disease, which involves the heart itself, and atherosclerosis, which is the buildup of plaque on artery walls limiting blood flow to the heart, brain and extremities. These two conditions can result in heart attacks, chest pain, known as angina, and a variety of other complications, and are responsible for over half of the deaths from cardiovascular disease.

Importance of HDL in Cardiovascular Disease

      Numerous studies involving thousands of people have identified the causes and determined the distribution of cardiovascular disease in different populations around the world. Physicians now recognize high LDL and low HDL levels as risk factors for cardiovascular disease in general, and atherosclerosis in particular. In addition, high HDL levels generally are associated with lower incidence of cardiovascular disease. These studies have suggested that:

    . Low levels of HDL are a risk factor for cardiovascular disease. The first study suggesting that people with low HDL had increased incidence of cardiovascular disease was reported in 1951. Since that time, a number of studies have confirmed that low HDL levels are a risk factor for cardiovascular disease.

    . Increasing HDL reduces risk of coronary heart disease. The Helsinki
      Heart Study, completed in 1987, suggested that increasing HDL levels reduced incidence of coronary heart disease in individuals at risk due to low HDL, high LDL, and high triglycerides, another type of lipid.

    . Increasing HDL levels reduces the incidence of death from coronary artery disease, heart attack and stroke. The Veterans Affairs Cooperative Studies Program High Density Lipoprotein

      Cholesterol Intervention Trial, completed in 1999, suggested that men with coronary artery disease who took a lipid regulating drug for five years experienced on average a 6% increase in HDL, resulting in a 24% reduction in death due to coronary artery disease, heart attack and stroke.

    . Low levels of HDL translate to a low survival rate following coronary bypass surgery. A 20-year study completed in 1999 suggested that people with low HDL levels have a lower survival rate following coronary bypass surgery. This study suggests the importance of HDL in minimizing the necessity of post-operative treatments.

      There are several risk factors besides low levels of HDL and high levels of LDL that determine the likelihood of a person developing cardiovascular disease. Some examples include age, gender, high blood pressure, smoking, diabetes, obesity, genetic factors, physical inactivity, vascular disease of the extremities or the brain, or a high-fat diet. Unlike many of these risk factors that cannot be altered, such as age, gender, and family history, we believe HDL levels can be beneficially modulated. Clinical evidence suggests that an increase in HDL results in greater protection from cardiovascular disease than a corresponding reduction in LDL. In addition, published studies suggest other protective properties of HDL, such as reducing inflammation in arteries.

Current Treatments for Cardiovascular Disease

      The initial recommendation for a patient with cardiovascular disease is frequently a change in lifestyle involving exercise combined with a low-fat, low-cholesterol diet. If a patient's condition does not improve, then a physician moves to the next level of treatment to achieve acceptable levels of cholesterol in the blood.

      Following the initial diet/exercise regimen, treatments are either short-term solutions, termed "acute" by physicians, or long-term solutions, termed "chronic." Acute treatments are reserved for more life-threatening cardiovascular conditions, such as ischemia, a condition where there is a shortage of oxygen-rich blood available to the heart. In contrast, chronic treatments are used to prevent cardiovascular disease from growing worse and having to resort to acute treatments. Acute treatments usually involve costly surgical procedures, while chronic treatments are usually in tablet or pill form.

Acute Treatments

      Acute treatments are required when blood flow to the heart is severely restricted and the patient is at immediate risk for further complications. Three common surgical procedures are used to restore blood flow; bypass surgery, balloon angioplasty and atherectomy. In bypass surgery, the cardiologist redirects blood flow around the blocked arteries by grafting a healthy vessel removed from another location in the patient. In balloon angioplasty, a thin flexible tube with an inflatable balloon at its end is positioned in the artery at the point of blockage. During the surgical procedure, the balloon is inflated and this pushes aside the plaque that causes the blockage, resulting in a reopening of the artery to allow greater blood flow. Frequently, a cardiologist reinforces the newly opened artery with a wire-mesh cylinder called a stent. In atherectomy the plaque is removed from the artery using a rotating blade.

      The primary benefit of acute treatments is the immediate restoration of oxygen-rich blood flow to the heart. However, the major drawbacks are:

    . Restenosis, or reclosing of the artery, even after stenting, occurs in up to 40% of patients who have had these invasive surgical procedures. This may require an additional surgical procedure within six months.

    . These treatments are invasive to the patient and involve opening up the chest cavity to expose the heart, as in coronary bypass surgery, or snaking a wire through a leg artery to the heart, as in balloon angioplasty or atherectomy. Invasive procedures by their nature involve a risk of complications, including death. For example, approximately 3.5% of coronary bypass patients die from post-operative complications.

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    . Since acute treatments are invasive procedures by their nature, there is significant recovery time after the surgical procedure.

    . Many patients are not eligible for invasive procedures due to their anatomy, physical condition, age, or past medical history.

    . Atherosclerosis affects the entire cardiovascular system. Acute procedures are localized and treat only one segment of a diseased artery at a time. Therefore, many diseased arteries are left untreated using these invasive surgical procedures.

      In 1997, 607,000 coronary bypass surgeries were performed on 366,000 patients in the United States with an average cost of about $45,000. Almost half of the patients that have a coronary bypass require a repeat coronary bypass because the grafted vessels become blocked again. In the United States, in 1997, approximately 450,000 balloon angioplasty procedures were performed. The average cost of a balloon angioplasty is $20,000 and more when a stent is used. Thirty to forty percent of balloon angioplasty procedures result in reclosing of the diseased artery within the first few months due to restenosis. In 1995, about 50,000 people in the United States underwent atherectomy. The average cost of an atherectomy is approximately $12,000.

Chronic Treatments

      Chronic treatments for cardiovascular disease have the goal of preventing or limiting progression of the disease so that acute treatments will not be required in the near future, if at all. Physicians frequently will prescribe a statin drug that lowers the level of LDL in the blood by inhibiting cholesterol production in the body. These drugs can also lower other lipids and have the ability to slightly raise HDL. Recent studies have shown that the statins reduce the incidence of illness and death from cardiovascular disease by approximately 30%. It usually takes at least two years, if at all, for the drugs to have an effect on death rates. These drugs neither treat the existing atherosclerosis nor reverse the disease in a majority of patients. In addition, in post-operative patients, they have also failed to prevent restenosis, the reclosure of an artery following surgical procedures.

Our Products in Development

      Our initial product development efforts are focused on developing a novel class of drugs designed to treat both acute and chronic atherosclerotic disease using HDL Therapy. Our five product candidates are designed to enhance HDL function and address all four steps of the RLT pathway. Our product development to date has used in vitro assays, testing procedures performed outside the body, or animal models which we believe are appropriate at this stage of development. However, these assays and models are not substitutes for human clinical testing, and we plan to initiate clinical trials with four of our five product candidates within the next six to eighteen months. Our human clinical trials may not commence or proceed as anticipated and we may not be able to demonstrate the same levels of safety and efficacy in clinical trials that have been suggested in preclinical trials.

AIM

      We are developing apolipoprotein A-I Milano, or AIM, for the treatment of restenosis and acute coronary diseases, including angina. AIM is a variant form of the ApoA-I protein lipid complex and is present in a small fraction of the population with low HDL levels. Low HDL levels in this population normally would correlate with high risk for cardiovascular disease. However, those people with the AIM variant show low incidence of cardiovascular disease.

      We believe infusion of AIM lipid complexes in humans will enhance the RLT pathway at the cholesterol removal step. Published reports in 1994 and 1995 showed that AIM inhibited restenosis following balloon angioplasty in two animal models. Additional published reports in 1998 and 1999 have showed that in animal models, AIM caused reduction in atherosclerotic lesions and prevented inflammation and clotting. A 1999 report of in vitro tests showed that AIM increased cholesterol removal. No adverse effects were reported in any of the preclinical animal studies. The material used in these studies is similar to the AIM that we are currently developing. Additionally, none of these studies noted were conducted for us or on our behalf.

      Our goal is to establish in human clinical trials that intravenous infusions of AIM are safe and can help open arteries, thus increasing blood flow and reducing the symptoms associated with atherosclerosis. We intend to initiate Phase I clinical trials in Europe with AIM in the second half of 2000.

      We acquired exclusive worldwide rights for AIM from Pharmacia in July 1998. Under this license agreement, at the completion of Phase II clinical trials, Pharmacia has the exclusive right of election to co-develop and the exclusive right to market AIM in countries outside of United States and Canada. In addition, if we pursue a co-development and co-promotion arrangement in United States and Canada, Pharmacia has the right of first negotiation.

ProApoA-I

      We are developing ProapolipoproteinA-I, or ProApoA-I, as an acute treatment which we believe will improve blood flow to the arteries of the heart, brain and body. ProApoA-I is a naturally occurring protein found in all humans that forms particles with lipids similar to natural HDL.

      In the blood, ProApoA-I is converted to ApoA-I which is responsible for all four steps of the RLT pathway. A 1995 published report of in vitro tests showed that synthetic ProApoA-I had properties important to the removal of cholesterol from cells. Results from animal studies in several species demonstrated that ProApoA-1 activated the RLT pathway. Recent third-party published reports of preliminary human clinical studies of ProApoA-I showed that when ProApoA-I was infused into people with high cholesterol levels they showed increased elimination of cholesterol from the body by enhancing the RLT pathway. No adverse effects were reported in any of these studies. The material used in these studies is similar to the ProApoA-I that we are currently developing. Additionally, none of the studies noted were conducted for us or on our behalf.

      Our goal is to initiate human clinical trials to show that intravenous infusions of ProApoA-I can help arteries remain open, thus increasing blood flow and reducing the symptoms associated with atherosclerosis. We intend to initiate Phase II clinical trials in Europe with ProApoA-I in the first half of 2001.

RLT Peptide

      We are developing an RLT peptide as an acute treatment to alleviate ischemia and angina caused by atherosclerosis. Our RLT peptide is a smaller version of ApoA-I which we believe mimics ApoA-I's key biological properties when mixed with lipids. We believe that our RLT peptide removes cholesterol from arteries and activates the second step in the RLT pathway, the conversion of cholesterol into a form which is more tightly associated with HDL.

      The patent applications that were filed in 1997 for our RLT peptide describe experiments of the compound in human blood samples. These experiments showed that the RLT peptide interacts with and activates important enzymes in the RLT pathway which includes the stimulation of cholesterol removal. The results of a preclinical animal model study described in the patents showed that the administration of an RLT peptide increased HDL levels in the blood. The RLT peptide used in this study is similar to the RLT peptide that we are developing. No adverse effects were reported in this study. This study was not conducted for us or on our behalf.

      Our goal is to establish in human clinical trials that intravenous infusions of our RLT peptide are safe and can help arteries remain open, thus increasing blood flow and reducing the symptoms associated with atherosclerosis. We intend to initiate Phase I clinical trials with our RLT peptide in the first half of 2001.

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

HDL Elevators

      We are developing classes of drugs designed to increase HDL levels. We have identified a lead compound from this class. Our goal is to develop an orally active, small molecule designed to elevate HDL levels. We believe that the HDL elevators enhance the synthesis of new HDL to stimulate the entire RLT pathway and promote regression of atherosclerosis.

      Preclinical studies demonstrated that administration of our compounds may increase HDL cholesterol concentration. Our goal is to establish in human clinical trials that orally administered HDL elevators can be a safe, chronic treatment to enhance the RLT pathway. We intend to initiate Phase I clinical trials in the first half of 2001.

LUVs

      We are developing large unilamellar vesicles, or LUVs, as an acute treatment for ischemia, or reduced blood flow to the heart, caused by atherosclerosis. LUVs are spherical particles made of naturally occurring lipids that can remove cholesterol from cells. LUVs can cycle back through arteries several times to remove more cholesterol. We believe this process will allow the body to significantly increase the amount of cholesterol it is able to remove and improve cardiovascular health and function. We believe that LUVs have a high capacity to transport cholesterol, the third step in the RLT pathway, and deliver it to the liver for elimination from the body.

      Two preclinical animal studies were published involving administration of LUVs. They showed the removal of cholesterol from arteries and the regression of atherosclerosis, thereby helping arteries regain their flexibility and function. The material used in these studies was similar to the LUVs that we are developing. No adverse effects were reported in these studies of LUVs. None of the studies were conducted by us or on our behalf. Our goal is to establish in a human clinical trial, that intravenous infusion of LUVs is safe and can help arteries remain open, thus increasing blood flow and reducing the symptoms associated with atherosclerosis.

      Commercialization of LUVs is subject to, among other things, satisfactory resolution of outstanding litigation regarding our rights to the underlying technology in the United States.

Research and Development

      We have devoted substantially all of our resources since we began our operations in May 1998 to the research and development of pharmaceutical product candidates for cardiovascular disease. Our research and development expenses were $8.5 million and $1.9 million in 1999 and 1998, and $4.1 million during the three months ended March 31, 2000, respectively. Some of those expenses funded research to study the potential connection between the presence of low HDL levels and the incidence of metabolic disorders such as diabetes and obesity. While all of our current product candidates are for the treatment of cardiovascular disease, we also intend to discover and develop product candidates for the treatment of metabolic disorders such as diabetes and obesity.

      We have developed proprietary technologies and techniques designed to discover new drug candidates. We intend to capitalize on our knowledge of chemistry, drug action and the RLT pathway to discover and refine new chemical structures that possess beneficial properties for the treatment of diseases and disorders. To accelerate this process, we are employing advanced instrumentation and a number of drug discovery tools, including:

    . genomics, which is the analysis of genetic material, proteins and metabolites using techniques which catalog various chemical responses in the body to provide an understanding of drug effects;

    . protein engineering, which focuses on discovering, designing and producing new proteins or peptides to develop novel therapies;

    . bioinformatics, which is computer storage and analysis of biological information that allows us to perform in-depth analysis of the changes to identify new drug targets, enhance drug discovery, and improve the clinical development process; and

    . chemical library screening, a laboratory testing process that focuses on identifying new chemicals to develop possible oral therapies.

      By integrating these drug discovery tools, we believe we can rapidly identify and evaluate drug candidates and improve our prediction of their clinical success.

      In addition, we have implemented a clinical development strategy with early involvement of regulatory agencies to better define the most appropriate clinical trial development process. This strategy involves defining the best clinical parameters for safety and efficacy in targeted populations.

Our Strategy

      We are taking a product-focused approach towards drug development. The key elements of our business strategy are as follows:

    . Develop several different drug candidates for HDL Therapy. Based on our understanding of the RLT pathway, we have identified a portfolio of five product candidates we believe could provide a broad spectrum of treatment options for cardiovascular disease. These product candidates are focused on improving HDL function in the RLT pathway and the removal of excess cholesterol from arteries. We do not believe that loss of the LUV program, if indeed we decide to divest all or a portion of this program because of the Talaria litigation, will materially impact our portfolio strategy.

    . Leverage experienced scientific and drug development expertise. We are managed by an experienced group of drug developers with significant expertise in cardiovascular research and drug development.
      Roger S. Newton, Ph.D., President and Chief Executive Officer of Esperion, was the co-discoverer and chairman of the discovery team and a member of the development team of Lipitor. Sales of Lipitor, the most frequently prescribed cholesterol lowering drug, exceeded $3.5 billion in 1999. In addition, we have discovered an HDL elevator and have successfully recruited the inventors of two of our drug candidates.

    . Optimize clinical and regulatory strategies to shorten time to market. We believe that by initially focusing on acute treatments, we can achieve an abbreviated development time, and faster time to market, which will benefit patients with cardiovascular disease. We intend to perform clinical trials to rapidly assess effectiveness for well-defined cardiovascular endpoints in the treatment of acute coronary syndromes, atherosclerosis and restenosis.

    . Retain significant marketing rights to our product candidates. Our goal is to retain marketing rights to our product candidates for as long as it is commercially advantageous. By completing as much of the preclinical and clinical development work by ourselves as is feasible, we hope to be able to negotiate more favorable terms for any such marketing arrangements.

      We believe that the net proceeds from the offering and existing cash and investment securities will be sufficient to support our current operating plan through at least the end of 2001. We anticipate that our most significant expenditures for the remainder of fiscal year 2000 and for the first six months of fiscal year 2001 will be for further development of our product candidates, payments under current licensing agreements, ongoing research and development activities and general corporate and working capital purposes.

Clinical Testing

      We do not have the ability to independently conduct clinical studies and obtain regulatory approvals for our product candidates. We intend to rely on third-party clinical research organizations, or CROs, to perform these functions. However, we have not yet finalized agreements with any CROs to perform these functions.

Marketing and Sales

      We currently have no sales, marketing or distribution capabilities. In order to commercialize any of our product candidates, we must either internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. We intend to sell, market and distribute some products directly and rely on relationships with third parties to sell, market and distribute other products. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capabilities.

      Our licensors have granted us exclusive rights to market our product candidates except for AIM. We acquired exclusive worldwide rights for AIM from Pharmacia in July 1998. Under this agreement, at the completion of Phase II clinical trials, Pharmacia has the exclusive right of election to co-develop and the exclusive right to market AIM in countries outside of the United States and Canada. In addition, if we pursue a co-development and co-promotion arrangement in the United States and Canada, Pharmacia has the right of first negotiation.

      In the United States, we do not intend to enter into co-promotion arrangements or out-license our product candidates until our product candidates are in the later stages of development, but we may promote our product candidates through marketing relationships with one or more companies that have established distribution systems and direct sales forces. In international markets, initially we intend to seek strategic relationships to market, sell and distribute our product candidates, but we may eventually become involved in direct sales and marketing activities in other parts of the world.

Manufacturing

Manufacturing and Materials Supply

      We currently rely, and will continue to rely, for at least the next few years on contract manufacturers to produce sufficient quantities of our product candidates for use in our preclinical and anticipated clinical trials. We also rely, and intend to continue to rely, on third parties to provide the components of these product candidates, such as proteins, peptides, phospholipids and bulk chemical materials.

      There is currently a limited supply of some of these components. Furthermore, the contract manufacturers that we have identified to date only have limited experience at manufacturing, formulating, analyzing, and fill and finishing our product candidates in quantities sufficient for conducting clinical trials or for commercialization.

      For ProApo-A-I, Eurogentec S.A. manufactures the protein while Nattermann International supplies the lipid for the process. For AIM, Pharmacia manufactures the protein and we expect that BioChemie will manufacture the protein, Genzyme Corporation and/or Chemi SpA supply the lipid and OctoPlus b.v. formulates the product candidate. For LUVs, Applied Analytical Industries, Inc. (AAI) manufactures the product, while Genzyme Corporation supplies the lipid. Neosystem S.A. manufactures the RLT peptide and Avanti Polar Lipids, Inc., and Genzyme Corporation supply the lipid. For HDL Elevator, Alchem Laboratories Incorporated manufactures the HDL Elevator. All contract manufacturers for proteins and peptides are sole source providers except Pharmacia and BioChemie.

      We have executed agreements with OctoPlus b.v., AAI, Eurogentec S.A. and Neosystem S.A. The OctoPlus b.v. agreement, executed on April 4, 1999, provides for the development and supply of toxicology and clinical supplies of AIM. The OctoPlus b.v. agreement may be terminated at any time by either party upon sixty days notice and remains in effect until terminated. The Eurogentec S.A. agreement, executed on March 7, 2000, provides for the supply of clinical supplies of ProApo A-I. The Eurogentec S.A. agreement lasts for five years or until a specified amount of ProApoA-I has been supplied to us. We also may terminate this agreement for any reason upon thirty days notice. Under the AAI agreement, AAI provides manufacturing services for LUVs. We may terminate this agreement at anytime upon thirty days notice to AAI. The Neosystem S.A. agreement, executed on April 17, 2000, provides for the manufacturing and supply of the RLT peptide. The Neosystem S.A. agreement lasts for sixty months, but is automatically renewed for additional one-year terms thereafter unless either party terminates through written notice given to the other party at least ninety days prior to the end of either the initial term or any renewal term. We are currently negotiating agreements for either provision of materials or formulation of product candidates with other suppliers and manufacturers.

      The process for manufacturing proteins and formulating them into protein lipid complexes is complicated. We have no experience in commercial-scale manufacture of ProApoA-I, AIM, RLT peptide, HDL elevators and LUVs. Our product candidates will need to be manufactured in facilities and using processes that comply with the FDA's cGMP requirements, GLPs, and other similar regulations, including foreign regulations. It takes a substantial period of time to begin producing proteins, peptides, phospholipids and HDL elevators in compliance with such regulations. If we are unable to establish and maintain relationships with third parties for manufacturing sufficient quantities of our product candidates and their components that meet our planned time and cost parameters, the development and timing of our clinical trials may be adversely affected.

Intellectual Property and License Agreements

      Our ability to protect and use our intellectual property rights in the development and commercialization of our product candidates is crucial to our continued success. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets, or other proprietary information or know how. We currently rely on a combination of patents and pending patent applications, some of which we license and some of which have been assigned to us, proprietary information, trade secrets and know how to protect our interests in developing and commercializing our product candidates and technologies.

ProApoA-I

      In February 2000, we entered into a license agreement with Region Wallonne to obtain exclusive, worldwide rights to its patents, proprietary information and know-how concerning a precursor protein known as proapolipoprotein A-I, or ProApoA-I. We have an exclusive license to a United States patent relating to a gene sequence for ProApoA-I; expression vectors, which are the DNA sequences for the purpose of bacterial production; and a process for producing ProApoA-I. This patent expires in 2008.

      We paid Region Wallonne $25,000 at the time we entered into this license agreement. We are further obligated to pay Region Wallonne royalties on sales of products that are covered by its patents. As part of this license, we have also agreed to purchase supplies of ProApoA-I from, and to enter into a research collaboration with, Region Wallonne.

AIM

      In June 1998, we acquired exclusive, worldwide rights to AIM from Pharmacia, subject to Pharmacia's exclusive right to co-develop and market AIM in countries other than the United States and Canada. Under our license agreement with Pharmacia, subject to Pharmacia's exclusive right to co-develop and market AIM in countries other than the United States and Canada, we acquired four U.S. patents and four pending U.S. patent applications, and other related foreign patents and patent applications covering various aspects of AIM. These patents and patent applications claim methods and materials for producing AIM in bacteria and yeast, methods for purification and methods for treating atherosclerosis and other forms of cardiovascular disease with AIM. Two of the issued U.S. patents expire in 2015 and the other two issued U.S. patents expire in 2016.

Corresponding patents are in effect and patent applications are pending in other countries where we believe the market potential for AIM is significant, including most European countries and some Asian countries including Japan.

      We paid Pharmacia $750,000 at the time we entered into our license agreement in June 1998. Our license agreement with Pharmacia requires us to make payments to Pharmacia as milestones are achieved, and to pay Pharmacia royalties on sales of products that are covered by the Pharmacia patents or developed using the Pharmacia technology. The first milestone payment will be paid in cash or by issuance of a promissory note to Pharmacia if and when we have completed clinical trials showing preliminary safety and initial proof-of-concept (which may include early Phase IIa studies). If Pharmacia exercises its exclusive right to co-develop and market AIM in countries other than the United States and Canada, then we will make additional milestone payments to Pharmacia. If Pharmacia does not exercise its right to co-develop and market AIM in countries other than the United States and Canada, then we will make several milestone payments to Pharmacia starting if and when we enroll the first patient in the first Phase III clinical trial for AIM in the United States. Instead of paying milestones in cash, if the milestone payments are greater than 10% of our cash reserves at the time of payment, we may instead make these payments by issuing Pharmacia a promissory note.

      Under this license agreement, at the completion of Phase II clinical trials, Pharmacia has the exclusive right of election to co-develop and the exclusive right to market AIM in countries outside of the United States and Canada. In addition, if we pursue a co-development and co-promotion arrangement in the United States and Canada with a third party, Pharmacia has the right of first negotiations to co-develop and co-promote in the United States and Canada. This license expires on the latter of 2018 or upon the last of the Pharmacia patents to expire.


RLT Peptide

      Under the agreement entered into in September 1999, we exclusively licensed from a group of inventors, the RLT peptide technology, including three issued United States patents and eleven pending United States, and corresponding foreign pending, patent applications. The RLT peptide technology relates to peptides and proteins that have activity equal to, or greater than, ApoA-I. The issued U.S. patents expire in 2017 and are directed to peptides having ApoA-I activity or pharmaceutical compositions. The pending patent applications are directed to peptides, drug forms containing the peptides, methods of using the peptides, pharmaceutical dosage forms of the peptides and methods for preparing the dosage forms.

      We paid the inventors of our RLT peptide an initial license fee of $50,000 in January 2000. Our license agreement with the inventors requires us to make payments to them as milestones are achieved, and to pay them royalties on sales of products that are covered by the inventors' patents or developed using the inventors' technology. Additional milestone payments will be paid to the inventors if and when we achieve various future development milestones outlined in the agreement with the inventors. This license continues until 2009 or the last to expire of any of the inventors' patents.

HDL Elevators

      We are also in the process of researching and developing small organic molecules that increase HDL levels and also molecules which possess anti-diabetic and anti-obesity properties. We have filed three United States patent applications and equivalent international applications directed to a class of compounds having this activity, the use of these compounds and compositions containing these compounds and related to their preparation. We are also pursuing, and will continue to pursue, patent protection for other classes of compounds having this activity, which have been or will be identified in our laboratories.

LUVs

      In March 1999, we exclusively licensed certain LUV technology from Inex on a worldwide basis. Inex owns issued patents in 13 European countries covering the LUV technology and exclusively licenses, from the

University of British Columbia, two pending U.S. patent applications. The European patents claim methods for treatment of atherosclerosis using liposomes. The U.S. patent applications claim liposome structure and chemical makeup and methods for treatment of disease, including atherosclerosis. The European patents expire in 2011.

      We paid Inex $250,000 at the time we entered into our license agreement with Inex for LUVs in March 1999. Our license agreement with Inex requires us to make payments to Inex as milestones are achieved, and to pay Inex royalties on sales of products that are covered by the licensed patents or developed using the licensed technology. The first milestone payment will be paid to Inex if and when we enroll our first patient in a Phase II clinical trial. Other milestone payments will be paid to Inex if and when we achieve various future development milestones outlined in the agreement with Inex.

      There are issued patents that name Dr. Kevin Williams as an inventor and are assigned to Talaria that claim use of LUVs to treat diseases including atherosclerosis. We do not believe that the manufacture, use or sale of LUVs by us does or would infringe any valid and enforceable claim of these patents, and we have received an opinion of a patent counsel that claims to such use in the patents should be invalidated. However, if these patents are found to contain claims infringed by the manufacture, use or sale of LUVs and such claims are ultimately found to be valid and enforceable, we may not be able to obtain a license to the intellectual property in such patents at an acceptable cost, if at all, or develop or obtain alternative technology, which would prevent us from commercializing our LUV technology.

      On March 22, 2000, Talaria filed a lawsuit against us and Inex, UBC, and the two inventors named on patent applications we sub-licensed from Inex. One of these inventors is now employed by us. One of the allegations in the lawsuit, which was filed in the United States District Court for the Eastern District of Virginia, is the improper incorporation into a UBC patent application of certain confidential information of Dr. Williams. This UBC patent application is exclusively licensed to Inex and sublicensed to us. In addition to seeking damages, Talaria is asking to be named as the owner or co-owner of the UBC patent application. The parties to the lawsuit agreed that UBC would take appropriate action in the United States Patent and Trademark Office to prevent issuance of the UBC patent application as a patent until the court had an opportunity to decide certain motions. These motions include one filed by Talaria for a preliminary injunction that would have UBC withdraw the UBC patent applications pending a full trial of the lawsuit or prevent UBC from prosecuting the patent applications. We, and the other defendants, after preliminary investigation, believe that the lawsuit is without merit. We also believe that Inex is required to indemnify us against damages and costs associated with the defense of the lawsuit arising out of the allegations by Talaria and Dr. Williams relating to misuse of confidential information, which indemnification would likely not be broad enough to cover all of our costs and any damages in connection with this lawsuit. However, an adverse result in the litigation could lead us to discontinue our efforts to commercialize the LUV technology sublicensed by us from Inex.

      Before the court could rule on the motions filed by Talaria, or those filed by us and Inex in response thereto, we engaged in settlement discussions with Talaria. The settlement discussions led to a preliminary, non-binding understanding for the possible acquisition of Talaria by us that would include the issuance of shares of our capital stock representing approximately 3% of our outstanding shares after this offering, and milestone payments and royalties on future LUV products. Before proceeding to negotiate any acquisition of Talaria, however, we must satisfy ourselves that there is an appropriate commercial benefit to acquiring Talaria's technology and rights to their development work completed to date. Our review of these matters is ongoing, and no assurance can be given that any such acquisition, or any settlement of litigation, can be negotiated.

      If we cannot settle the Talaria litigation, we will be required to defend the litigation in court. While, as noted above, we believe that there are valid defenses to Talaria's claims as well as certain indemnification rights against Inex, any such defense would be expensive and would divert management's attention, and there can be no assurances as to the ultimate outcome.

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

Government Regulation

      The U.S. FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements on the clinical development, manufacture and marketing of pharmaceutical product candidates. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record-keeping, approval and promotion of our product candidates. All of our product candidates will require regulatory approval before commercialization. In particular, therapeutic product candidates for human use are subject to rigorous preclinical and clinical testing and other requirements of the Federal Food, Drug, and Cosmetic Act, or FDC Act, implemented by the FDA, as well as similar statutory and regulatory requirements of foreign countries. Obtaining these marketing approvals and subsequently complying with ongoing statutory and regulatory requirements is costly and time-consuming. Any failure by us or our collaborators, licensors or licensees to obtain, or any delay in obtaining regulatory approvals or in complying with other requirements could adversely affect the commercialization of product candidates and our ability to receive product or royalty revenues.


      The steps required before a new drug product candidate may be distributed commercially in the U.S. generally include:

    . conducting appropriate preclinical laboratory evaluations of the product candidate's chemistry, formulation and stability, and preclinical studies to assess the potential safety and efficacy of the product candidate;

    . submitting the results of these evaluations and tests to the FDA, along with manufacturing information and analytical data, in an Investigational New Drug application, or IND;

    . making the IND effective after the resolution of any safety or regulatory concerns of the FDA;

    . obtaining approval of Institutional Review Boards, or IRBs, to introduce the drug into humans in clinical studies;

    . conducting adequate and well-controlled human clinical trials that establish the safety and efficacy of the product candidate for the intended use, typically in the following three sequential, or slightly overlapping, stages:

       Phase I: The product candidate is initially introduced into healthy human subjects or patients and tested for safety, dose tolerance, absorption, metabolism, distribution and excretion;

       Phase II: The product candidate is studied in patients to identify possible adverse effects and safety risks, to determine dosage tolerance and the optimal dosage, and to collect some efficacy data; and

       Phase III: The product candidate is studied in an expanded patient population at multiple clinical study sites, to confirm efficacy and safety at the optimized dose, by measuring a primary endpoint established at the outset of the study;

    . submitting the results of preliminary research, preclinical studies, and clinical trials as well as chemistry, manufacturing and control information on the product candidate to the FDA in a New Drug Application, or NDA; and

    . obtaining FDA approval of the NDA and final product labeling prior to any commercial sale or shipment of the product candidate.

      Each NDA must be accompanied by a user fee, pursuant to the requirements of the Prescription Drug User Fee Act (PDUFA) and its amendments. According to the FDA, in 2000 the user fee for an application requiring clinical data, such as a full NDA, is $235,940. The FDA adjusts the PDUFA user fees on an annual basis.

      This process can take a number of years and require substantial financial resources. The results of preclinical studies and initial clinical trials are not necessarily predictive of the results from large-scale clinical trials, and clinical trials may be subject to additional costs, delays or modifications due to a number of factors, including the difficulty in obtaining enough patients, clinical investigators, product candidate supply, or financial support. The FDA may also require testing and surveillance programs to monitor the effect of approved product candidates that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product candidate based on the results of these post-marketing programs. Upon approval, a product candidate may be marketed only in those dosage forms and for those indications approved in the NDA. However, pursuant to recent Federal Court decisions concerning commercial free speech, drug marketers are in some limited circumstances permitted to distribute peer-reviewed scientific materials concerning indications outside of the FDA labeling for product candidates.

      In addition to obtaining FDA approval for each indication to be treated with each product candidate, each domestic product candidate manufacturing establishment must register with the FDA, list its product candidates with the FDA, comply with cGMPs and permit and pass manufacturing plant inspections by the FDA. Moreover, the submission of applications for approval may require additional time to complete manufacturing stability studies. Foreign companies that manufacture product candidates for distribution in the United States also must list their product candidates with the FDA and comply with cGMPs. They are also subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

      Under the FDC Act and related statutes, developers of new drugs are afforded certain limited protections against competition from generic drug companies. Under the Drug Price Competition and Patent Term Restoration Act, drug companies can have Medical Product Patents extended to counter balance, in part, the duration of FDA's review of their marketing applications. This Act also provides for defined marketing exclusivity (i.e., protection from generic competition regardless of any available patent protection) which are dependent on the type and scope of clinical investigations a company undertakes in support of a marketing application. Also, the FDA Modernization Act of 1997 permits marketing applications, under certain circumstances, to obtain an additional six months of marketing exclusively if the applicant files reports of investigations studying use of the drugs in the pediatric population.

      Any product candidates that we manufacture or distribute pursuant to FDA approvals are subject to extensive continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the product candidate. In addition to continued compliance with standard regulatory requirements, the FDA may also require further studies, including post-marketing studies and surveillance to monitor the safety and efficacy of the marketed product candidate. Results of post-marketing studies may limit or expand the further marketing of the products. Adverse experiences with the product candidate must be reported to the FDA. Product candidate approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product candidate are discovered following approval. In addition, if we propose any modifications to a product, including changes in indication, manufacturing process, manufacturing facility or labeling, a supplement to our NDA may be required to be submitted to the FDA.

      The FDC Act also mandates that product candidates be manufactured consistent with cGMPs. In complying with the FDA's regulations on cGMPs, manufacturers must continue to spend time, money and effort in production, recordkeeping, quality control, and auditing to ensure that the marketed product candidate meets applicable specifications and other requirements. The FDA periodically inspects manufacturing facilities to ensure compliance with cGMPs. Failure to comply subjects the manufacturer to possible FDA action, such as Warning Letters, suspension of manufacturing, seizure of the product, voluntary recall of a product or injunctive action, as well as possible civil penalties. We currently rely on, and intend to continue to rely on, third parties to manufacture our compounds and product candidates. These third parties will be required to comply with cGMPs.

      Because many of our current third-party manufacturers are located outside of the U.S., there may be difficulties in importing our product candidates and/or their components into the U.S., as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentations, or defective packaging.

      Even after FDA approval has been obtained, further studies, including post-marketing studies, may be required.

      Products manufactured in the U.S. for distribution abroad will be subject to FDA regulations regarding export, as well as to the requirements of the country to which they are shipped. These latter requirements are likely to cover the conduct of clinical trials, the submission of marketing applications, and all aspects of manufacturing and marketing. Such requirements can vary significantly from country to country. As part of our strategic relationships, our collaborators may be responsible for the foreign regulatory approval process for our product candidates, although we may be legally liable for noncompliance.

      We are also subject to various federal, state and local laws, rules, regulations and policies relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with our research work. Although we believe that our safety procedures for handling and disposing of such materials comply with current federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated.

      The extent of government regulation that might result from future legislation or administrative action cannot be accurately predicted. In this regard, although the FDA Modernization Act of 1997 modified and created requirements and standards under the FDC Act with the intent of facilitating product candidate development and marketing, the FDA is still in the process of developing regulations implementing the FDA Modernization Act of 1997. Consequently, the actual effect of these developments on our business is uncertain and unpredictable.

Competition

      The pharmaceutical and biopharmaceutical industries are intensely competitive and are characterized by rapid and significant technological progress. Our competitors include large integrated pharmaceutical companies and biotechnology companies and universities and public and private research institutions which currently engage in, have engaged in or may engage in efforts related to the discovery and development of new pharmaceuticals and biopharmaceuticals, some of which may be competitive. Almost all of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than we do, as well as more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales.

      We are aware of companies that are developing invasive procedures for the acute treatment of cardiovascular disease, such as atherosclerosis, ischemia and restenosis, that may compete with our own acute treatments. In addition, new non-invasive medical procedures and technologies are also under development for the acute treatment of cardiovascular disease. These include potential drugs, such as the LUV compound being developed by Talaria, which may compete with any LUV product that we could develop, or with our other proposed products for acute treatment. In addition, another organization is purifying ApoA-I from outdated human blood, for the treatment of an infectious disease known as septic shock. Other companies with substantially greater research and development resources may attempt to develop products that are competitive with our product candidates for the acute treatment of cardiovascular disease or seek approval for drugs in later stages of development that have similar effects on cardiovascular disease as our acute treatments.

      We are also aware of companies that are developing products for the chronic treatment of cardiovascular disease that may compete with our own HDL elevating drug candidates. For example, several third parties have HDL elevators under development, which could compete with our HDL elevating drug candidates. Other companies with substantially greater research and development resources may attempt to develop products that are competitive with our product candidates or seek approval for drugs in later stages of development that have similar effects as our product candidates.

      If regulatory approvals are received, our products may compete with several classes of existing drugs for the treatment of restenosis, atherosclerosis, and ischemia, some of which are available in generic form. For example, drugs available for the treatment of atherosclerosis include fibrates, statins, niacin and hormones, all of which are available in pill or tablet, as opposed to the intravenous administration method we intend to use for most of our product candidates. Such existing drugs were not specifically designed to elevate HDL levels and when administered only raise HDL levels to a limited extent. In addition, administration of our product candidates designed to raise HDL in conjunction with therapeutics designed to lower LDL could reduce the overall market available to us. There are also surgical treatments such as coronary bypass surgery and balloon angioplasty that may be competitive with our products. However, for those patients who do not respond adequately to existing therapies and remain symptomatic despite maximal treatment with existing drugs and who are not candidates for these surgical procedures, there is no currently effective treatment. In certain patients who are candidates for these surgical procedures, there is no effective pharmacologic treatment available.

      Our products are still under development, and it is not possible to predict our relative competitive position in the future. However, we think that the principal competitive factors in the markets for ProApoA-I, AIM, the RLT peptide, the class of HDL elevators, and the LUVs will likely include:

    . safety and efficacy profile;

    . product price;

    . ease of administration;

    .  duration of treatment;

    . product supply;

    . enforceability of patent and other proprietary rights; and

    . marketing and sales capability.

      Our competitors also compete with us to:

    . attract qualified personnel;

    . attract parties for acquisitions, joint ventures or other collaborations;

    . license the proprietary technology that is competitive with the technology we are practicing; and

    . attract funding.

Employees

      As of July 7, 2000, we had 48 employees. Of these employees, 39 were engaged in research, preclinical and clinical development, regulatory affairs, intellectual property activities, and/or manufacturing activities and 9 were engaged in finance and general administrative activities. None of our employees is covered by collective bargaining agreements. We consider relations with our employees to be good.

Facilities

      Our leased principal corporate and research facilities, located in Ann Arbor, Michigan, currently occupy approximately 24,000 square feet. These leases expire at various times starting in December 2000. We also lease research and office space in Solna, Sweden, which currently occupies approximately 4,000 square feet. This lease expires in June 2002. We believe that our existing facilities are adequate for our current needs. When our leases expire, we may look for additional or alternate space for our operations and we believe that suitable additional or alternative space will be available in the future on commercially reasonable terms.

      Our Solna, Sweden facility is located near the Strangnas, Sweden facility of Pharmacia, at which Pharmacia manufactures supplies of AIM for use in preclinical and clinical trials. Our employees work closely with Pharmacia in the manufacturing of these compounds.

Legal Proceedings

      As described elsewhere in this prospectus, we are involved in litigation relating to our rights to the LUV technology sub-licensed from Inex.

                                   MANAGEMENT

Executive Officers and Directors

      The following table presents information about our executive officers and directors. Our board of directors is divided into three classes serving staggered three-year terms.

Name                     Age Position
----                     --- --------
Roger S. Newton, Ph.D...  50 President, Chief Executive Officer and Director
Hans Ageland............  39 Vice President, Production
Jan Johansson, M.D.,
  Ph.D..................  47 Vice President, Clinical Affairs
Timothy M. Mayleben.....  40 Vice President, Finance and Chief Financial Officer
David I. Scheer(1)......  47 Chairman
Christopher Moller,
  Ph.D.(1)(2)...........  46 Director
Eileen M. More(1)(2)....  53 Director
Seth A. Rudnick,
  M.D.(2)...............  51 Director
Anders Wiklund..........  59 Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

      Dr. Newton has served as our President and Chief Executive Officer and as a director of Esperion since July 1998. From August 1981 until May 1998, Dr. Newton was employed at Parke-Davis Pharmaceutical Research, Warner-Lambert Company, as a Distinguished Research Fellow in Vascular and Cardiac Diseases where he was the co-discoverer and chairman of the Lipitor discovery team and a member of the development team. Dr. Newton received an A.B. in biology from Lafayette College, an M.S. in nutritional biochemistry from the University of Connecticut and a Ph.D. in nutrition from the University of California, Davis. He also specialized in atherosclerosis research during a post-doctoral fellowship at the University of California, San Diego. He currently holds a faculty appointment in the Department of Pharmacology at the University of Michigan Medical School.

      Mr. Ageland has served as our Vice President, Production since February 1999. From 1998 to 1999, Mr. Ageland served as a consultant to Esperion. From 1997 to 1998, Mr. Ageland served as Director of Production at Medivir AB. From 1988 to 1997, Mr. Ageland served as Project Manager at Pharmacia & Upjohn where he was responsible for developing and managing the AIM production process. Mr. Ageland has more than 12 years of experience in recombinant protein production and purification as well as more than a decade of experience in project management. Dr. Ageland received an M.S. in chemical engineering, biochemistry and biotechnology from the Royal Institute of Technology, Stockholm.

      Dr. Johansson has served as our Vice President, Clinical Affairs, since May 1999. From 1998 to May 1999, he served as a consultant to Esperion. From 1987 to 1998, Dr. Johansson directed research and multinational clinical trials focused on abnormalities in lipid metabolism and atherosclerosis at the Institute of Medicine at the Karolinska Hospital, where he also served as associate professor in the Department of Internal Medicine since 1995. Dr. Johansson served as medical advisor to Pharmacia & Upjohn for the AIM project while working as a consultant with Non Nocere AB from 1995 to 1997. Dr. Johansson received his M.D. and Ph.D. from the Karolinska Institute.

      Mr. Mayleben has served as our Vice President, Finance and Chief Financial Officer since January 1999. Mr. Mayleben has more than 15 years experience working with high-growth technology companies. Prior to joining Esperion, Mr. Mayleben served as a Director of Business Development for Engineering Animation, Inc., a publicly held company, from September 1999 to December 1999. From July 1997 to September 1999, Mr. Mayleben served as Chief Operating Officer and Chief Financial Officer of Transom Technologies, Inc., a privately held company that was acquired by Engineering Animation, Inc. From November 1994 to July 1997, Mr. Mayleben served as Director of Operations, of Applied Intelligent Systems, Inc., a privately held company. Prior to that, Mr. Mayleben was a manager with the Enterprise Group of Arthur Andersen & Co. Mr. Mayleben received a BBA from the University of Michigan and an MBA from the Northwestern University Kellogg Graduate School of Management.

      Mr. Scheer, our chairman, has been a director of Esperion since July 1998. He has been President of Scheer & Company, Inc., a firm with activities in venture capital, corporate strategy, and transactional advisory services focused on the life sciences industry since 1981. Scheer & Company, Inc. is the managing member of Scheer Investment Holdings II, LLC, one of our stockholders. Mr. Scheer was involved in the founding of our company, as well as ViroPharma, Inc., OraPharma, Inc. and Achillon Pharmaceuticals, Inc. and is a member of the board of directors of OraPharma, Inc., Achillon Pharmaceuticals, Inc. and Nonlinear Dynamics, Inc. Mr. Scheer received his A.B. from Harvard College and his M.S. from Yale University.

      Dr. Moller has been a director of Esperion since July 1998. Since 1990, he has served as Vice President of TL Ventures, a company which manages a series of private equity funds. Since 1994, Dr. Moller has served as a Managing Director of the following funds managed by TL Ventures; Radnor Venture Partners, Technology Leaders, Technology Leaders II, TL Ventures III and TL Ventures IV. He is principally responsible for the life science portfolio at TL Ventures, specializing in financing and development of early-stage biotechnology, bioinformatics and e-health companies. Dr. Moller also currently serves as a director on the boards of Adolor Corporation, Assurance Medical, OraPharma, Inc., Immunicon Corporation, eMerge Interactive, Inc., ChromaVision Systems, Inc. and Genomics Collaborative. Dr. Moller holds a Ph.D. in immunology from the University of Pennsylvania.

      Ms. More has been a director of Esperion since September, 1999. She has been associated with Oak Investment Partners, a venture capital firm, since 1978. She is currently a Special Limited Partner and had been a General Partner or Managing Member since 1980. She currently serves as a director of several companies including Halox Technologies, OraPharma, Inc., Psychiatric Solutions and Teloquent Communications Corporation. Ms. More was also a founding investor in Genzyme and has been responsible for early-stage investments in numerous companies including Alkermes, Alexion Pharmaceuticals, Dyax, OraPharma, Inc., Kera Vision, Osteotech, Pharmacopeia, Trophix Pharmaceuticals, Compaq Computer, Network Equipment Technologies, Octel Communications and Stratus Computer.

      Dr. Rudnick has been a director of Esperion since January 2000. He has been a Venture Partner at Canaan Equity Partners, a venture capital firm, since 1998, and serves as a director of OraPharma, Inc. and NaPro BioTherapeutics, Inc. He was Chairman and Chief Executive Officer of Cytotherapeutics, Inc. from 1995 through 1998. Prior to that, Dr. Rudnick served as Senior Vice President of the R.W. Johnson Pharmaceutical Research Group of Ortho Pharmaceutical Corporation, Senior Vice President of Development with Biogen Research Corporation and Director of Clinical Research with Schering-Plough. Dr. Rudnick has held various faculty appointments with Brown University, the University of North Carolina and Yale University, and received his M.D. from the University of Virginia, with fellowships at Yale in oncology and epidemiology.

      Mr. Wiklund has been a director of Esperion since July 1998. He has been an advisor to the biotechnology and pharmaceutical industries since January of 1997 when he formed Wiklund International Inc. In 1997 he was appointed Sr. Vice President of Biacore Holding, Inc., a supplier of affinity biosensor systems. Mr. Wiklund served as President of Pharmacia Development Corporation from August 1993 to December 1994, as Executive Vice President of Pharmacia US, Inc. from January 1995 to December 1995 and as Vice President of Pharmacia & Upjohn from January 1995 to December 1996. Between 1984 and 1993, he was President & CEO of Kabi Vitrum, Inc. and Kabi Pharmacia, Inc. Mr. Wiklund serves as a director of InSite Vision, Inc., Medivir AB, Ribozyme Pharmaceuticals, Inc., Bioreason Inc., and Glyco Design, Inc. He has a Master of Pharmacy from the Pharmaceutical Institute in Stockholm and studied business administration at the University of Stockholm.

Board of Directors

      Our board of directors is divided into the following three classes, with the members of the respective classes serving for staggered three-year terms:

    . Class 1 directors, whose terms expire at the next annual meeting of stockholders which will be held in 2001;

    . Class 2 directors, whose terms expire at the annual meeting of stockholders to be held in 2002; and

    . Class 3 directors, whose terms expire at the annual meeting of stockholders to be held in 2003.

      Anders Wiklund and Seth A. Rudnick, MD. are our Class 1 directors, Christopher Moller, Ph.D. and Eileen M. More are our Class 2 directors, and David I. Scheer and Roger S. Newton, Ph.D. are our Class 3 directors. At each annual meeting of stockholders following this offering, our stockholders will elect the successors to directors whose terms expire to serve from the time of election and qualification until the third annual meeting following election.

      All directors were nominated and elected as directors by the holders of our common and preferred stock in accordance with provisions of a stockholders agreement that will terminate upon the completion of this offering. Each of the individuals will remain as a director until resignation or until the stockholders elect their replacements in accordance with our certificate of incorporation.

      Our executive officers are appointed by the board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our executive officers or directors.

Audit Committee

      We have established an audit committee. Our audit committee consists of three independent directors. Our audit committee is responsible for reviewing with management our financial controls and accounting and reporting activities. In addition, our audit committee is also responsible for reviewing the qualifications of our independent auditors, making recommendations to the board of directors regarding the scope, fees and results of any audit and reviewing any non-audit services and related fees.

Compensation Committee and Compensation Committee Interlocks and Insider Participation

      We have established a compensation committee. Our compensation committee is responsible for the evaluation, approval and administration of all salary, incentive compensation, benefit plans and other forms of compensation for our officers, directors and other employees including, bonuses and options granted under our 1998 Stock Option Plan, our 2000 Equity Compensation Plan, and our Employee Stock Purchase Plan. None of the Compensation Committee members has served as an officer or employee of Esperion or its subsidiary, except Roger S. Newton, Ph.D., who has been our President and Chief Executive Officer since our inception in 1998. Effective March 24, 2000, Dr. Newton resigned from the Compensation Committee, which currently consists solely of non-employee directors.

Esperion Scientific Advisors

      We currently retain scientific advisors who advise us concerning long-term scientific planning and research and development, periodically evaluate our research programs and periodically review development plans for our product candidates. Our current scientific advisors are as follows:

        Member            Professional Affiliation               Expertise
----------------------  ----------------------------- --------------------------------
Prediman K. Shah, M.D.  Cedars Sinai Medical Center,  Interventional cardiology
                         Director, Department of
                         Cardiology
Cesare Sirtori, M.D.    University Center E. Grossi   Pharmacology of lipid and
                         Paoletti, Institute of        lipoprotein metabolism
                         Pharmacological Science,
                         University of Milan, Italy
Guido Franceschini,     University Center E. Grossi   Pharmacology of lipid and
  Ph.D.                  Paoletti, Institute of        lipoprotein metabolism
                         Pharmacological Science,
                         University of Milan, Italy
Daniel Rader, M.D.      University of Pennsylvania,   Human genetics of lipid
                         Department of Medicine and    disorders
                         Experimental Therapeutics
Charles Sing, Ph.D.     University of Michigan,       Human genetics of cardiovascular
                         Department of Human Genetics  risk factors

Director and Scientific Advisors Compensation

      We reimburse each member of our board of directors and each of our scientific advisors for out-of-pocket expenses incurred in connection with attending our meetings. We also pay each of our scientific advisors a fee for each meeting attended.

Executive Compensation

      The following table presents information concerning the compensation we paid for the year ended December 31, 1999 to our chief executive officer and the other executive officers who earned over $100,000 in compensation during the year ended December 31, 1999.

                        1999 Summary Compensation Table

                             Annual            Long-Term
                          Compensation    Compensation Awards
                        ---------------- ------------------------
                                         Restricted    Securities
Name and Principal                          Stock      Underlying    All Other
Position                 Salary   Bonus   Awards(#)    Options(#) Compensation(1)
------------------      -------- ------- ----------    ---------- ---------------
Roger S. Newton,
  Ph.D. ............... $200,000 $60,000      --            --       $717,736
 President, Chief
   Executive Officer
Timothy M. Mayleben....  145,000  32,000      --         72,250           735
 Vice President, Chief
   Financial Officer
Jan Johansson, M.D.,
  Ph.D.(2).............  177,615  10,000   86,700(/4/)  173,400        60,096
 Vice President,
   Clinical Affairs
Hans Ageland(3)........  164,405  10,000   86,700(/4/)  173,400         5,235
 Vice President,
   Production

--------

(1) For Dr. Newton, this includes $517,000 as the deemed value of 95,841 shares of series C preferred stock that were issued to Dr. Newton, and $200,000 that was paid to Dr. Newton, in January 1999 to reimburse Dr. Newton for a portion of the tax expense he incurred in connection with the early exercise of stock options from his prior employer in 1998 when he joined Esperion. Includes $4,500 forgiveness of loans to Dr. Johansson and Mr. Ageland and term life insurance premiums in the amount of $735 paid by us for Dr. Newton, Mr. Mayleben, Dr. Johansson and Mr. Ageland during 1999. Includes $54,861 of relocation expenses reimbursement to Dr. Johansson during 1999.
(2) Dr. Johansson's employment with Esperion began in May 1999. His salary for 1999 was $106,667. Prior to his employment, Dr. Johansson served as a consultant to us. He was paid $70,948 in 1999 for his services as a consultant.
(3) Mr. Ageland's employment with Esperion began in February 1999. His salary for 1999 was $146,667. Prior to his employment, Mr. Ageland served as a consultant to us. He was paid $17,738 in 1999 for his services as a consultant.

(4) The fair market value of these shares at the date of grant was deemed by the board at such time to be $18,000, or $0.21 per share.

Stock Option Grants

      The following table contains information concerning options to purchase common stock that we granted in 1999 to each of the executive officers named in the summary compensation table. We generally grant stock options at 100% of the fair market value of the common stock as determined by our board of directors on the date of grant. In reaching the determination of fair market value at the time of each grant, the board of directors considers a range of factors, including the price at which the company was able to raise funds from venture capital investors through the sale of convertible preferred stock in recent transactions and the rights of the common stock compared to this preferred stock, and the illiquidity of an investment in the common stock.

                             Option Grants in 1999

                                     Individual Grants
                         ------------------------------------------
                                                                    Potential Realizable
                                                                      Value at Assumed
                                    Percent of                           Annual Rates
                         Number of    Total                            of Stock Price
                         Securities  Options                             Appreciation
                         Underlying Granted to Exercise                for Option Term
                          Options   Employees  Price Per Expiration ---------------------
Name                      Granted    in 1999     Share      Date        5%        10%
----                     ---------- ---------- --------- ---------- ---------- ----------
Roger S. Newton,
  Ph.D. ................      --        --         --         --           --         --
Jan Johansson M.D.,
  Ph.D. ................  173,400      31.9%     $0.21    06/2008   $2,384,589 $3,643,399
Hans Ageland............  173,400      31.9       0.21    06/2008    2,384,589  3,643,399
Timothy M. Mayleben.....   72,250      13.3       0.21    01/2008      993,579  1,518,083

      The following table contains information covering options to purchase common stock that we granted in 2000 prior to July 7, 2000. The percentage of total options granted is based on a total of 680,840 options granted in 2000 prior to July 7, 2000.

                             Option Grants in 2000

                                     Individual Grants
                         ------------------------------------------
                                                                    Potential Realizable
                                                                      Value at Assumed
                                    Percent of                           Annual Rates
                         Number of    Total                            of Stock Price
                         Securities  Options                             Appreciation
                         Underlying Granted to Exercise                for Option Term
                          Options   Employees  Price Per Expiration ---------------------
Name                      Granted    in 2000     Share      Date        5%        10%
----                     ---------- ---------- --------- ---------- ---------- ----------
Roger S. Newton,
  Ph.D. ................  126,437      18.6%     $2.21    01/2009   $1,485,882 $2,403,761
Jan Johansson M.D.,
  Ph.D. ................      --        --         --         --           --         --
Hans Ageland............      --        --         --         --           --         --
Timothy M. Mayleben.....   90,312      13.3       2.21    01/2009    1,061,342  1,716,969

      Amounts reported in the "potential realizable value" tables column above are hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, calculated using an assumed public offering price of $9.00 per share as the base and assuming appreciation at the indicated annual rate compounded annually for the entire term of the option (nine years). The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock price. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.

      The following table contains information concerning options to purchase common stock held as of December 31, 1999 by each of the executive officers named in the summary compensation table. There was no public trading market for the common stock as of December 31, 1999. Accordingly, these values have been calculated on the basis of an assumed public offering price of $9.00 per share minus the applicable per share exercise price.

                          1999 Year-End Option Values

                              Number of Shares        Value of Unexercised
                           Underlying Unexercised     In-the-Money Options
                             Options at Year End           at Year End
                          ------------------------- -------------------------
Name                      Exercisable Unexercisable Exercisable Unexercisable
----                      ----------- ------------- ----------- -------------
Roger S. Newton, Ph.D...       --            --      $    --     $      --
Jan Johansson, M.D,
  Ph.D..................    54,187       119,213      476,304     1,047,882
Hans Ageland............    54,187       119,213      476,304     1,047,882
Timothy M. Mayleben.....    13,546        58,704      119,069       516,008

Employment, Change of Control and Termination of Employment Arrangements

      Roger S. Newton, Ph.D., holds the position of President and Chief Executive Officer and receives an annual salary of $215,000 per year, and is eligible to receive a bonus of up to 30% of his base salary per year. The amount of his bonus, if any, is dependent upon achievement of a series of performance milestones, set by our board of directors. He has also received 578,000 shares of restricted common stock which are subject to a repurchase right, lapsing over a four-year period, at the original price, exercisable upon the termination of Dr. Newton's employment and options to purchase 126,437 shares of our common stock at $2.21 per share. These options are exercisable for nine years from the grant date and will vest over a four-year period of time from the date of issuance. If we terminate Dr. Newton's employment without cause, he will receive his salary and benefits for six months after his termination, and 25% of his unvested options and unvested restricted stock will automatically vest.

      Jan Johansson, M.D., holds the position of Vice President, Clinical Affairs and receives an annual salary of $160,000 per year and is eligible to receive a bonus of up to 20% of his base salary per year. The amount of his bonus, if any, is dependent on the achievement of a series of performance milestones set by our board of directors. Dr. Johansson holds options to purchase 173,400 shares of Esperion's common stock at $0.21 per share. These options are exercisable for nine years from the grant date and will vest over a four-year period of time from the date of issuance. We will award to Dr. Johansson options to purchase an additional 18,062 shares of our stock upon the completion of a clinical trial of AIM, indicating proof of concept, if such an event occurs by November 2000. If we terminate Dr. Johansson's employment without cause, he will receive his salary and benefits for nine months after his termination and 25% of his options will automatically vest. In July 1999, Dr. Johansson purchased 86,700 shares of common stock at a purchase price of $0.21 per share, and paid for these shares by delivery of a promissory note. These shares are subject to a repurchase right, lapsing over a three-year period, at the original price, exercisable upon the termination of Dr. Johansson's employment. The note bears interest at the rate of prime plus one percent per year and is due upon the earlier to occur of Dr. Johansson's termination as an employee or August 1, 2003. However, the note is forgiven ratably over a three-year period if Dr. Johansson's employment is terminated without cause by us, and we have elected to forgive this portion of the note so that it will be forgiven in full on August 1, 2002.

      Hans Ageland holds the position of Vice President, Production and receives an annual salary of $160,000 per year and is eligible to receive a bonus of up to 20% of his base salary per year. The amount of his bonus, if any, is dependent on the achievement of a series of performance milestones set by our board of directors. Mr. Ageland holds options to purchase 173,400 shares of the our common stock at $0.21 per share. These options are exercisable for nine years from the grant date and will vest over a four year period of time from the date of issuance. We will award options to purchase an additional 18,062 shares of our common stock upon the completion of a clinical trial of AIM indicating proof of concept, if such an event occurs by November 2000. If we terminate Mr. Ageland's employment without cause, he will receive his salary and benefits for nine months after his termination and 25% of his options will automatically vest. In July 1999,

Mr. Ageland purchased 86,700 shares of common stock at a purchase price of $0.21 per share, and paid for these shares by delivery of a promissory note. These shares are subject to a repurchase right, lapsing over a four-year period, at the original price, exercisable upon Mr. Ageland's termination of employment. The note bears interest at the rate of prime plus one percent per year and is due upon the earlier to occur of Mr. Ageland's termination as an employee or July 1, 2004. However, the note is forgiven ratably over a four-year period if Mr. Ageland's employment is terminated without cause by us, and we have elected to forgive this portion of the note so that it will be forgiven in full on the fourth anniversary of his date of employment.

      Timothy M. Mayleben holds the position of Vice President, Finance and Chief Financial Officer and receives an annual salary of $175,000 per year and is eligible to receive a bonus of up to 20% of his salary. The amount of his bonus, if any, is dependent upon achievement of performance milestones set by our board of directors. Mr. Mayleben holds options to purchase 72,250 shares of our common stock at $0.21 per share and options to purchase 90,312 shares of common stock at $2.21 per share. These options are exercisable for nine years from the date of grant and will vest quarterly over a four-year period of time from the date of issuance. If we terminate Mr. Mayleben's employment without cause, he will receive his salary and benefits for six months after his termination, and 25% of his unvested options will automatically vest.

Equity Compensation Plans



1998 Stock Option Plan

      We maintain the 1998 Stock Option Plan which has been approved by our board of directors and our stockholders. The 1998 plan provides for grants of incentive stock options and nonqualified stock options to our directors, officers, employees, advisors and consultants. All options granted to date have been granted under the 1998 Stock Option Plan.

      General. The plan authorizes up to 1,784,575 shares of our common stock for issuance under the plan. As of July 7, 2000, 236,466 of these authorized shares were available for issuance under the plan. If options granted under the plan terminate, expire or are cancelled for any reason without being exercised, the shares of common stock underlying the grants will be available for grant of new options under the plan. As of July 7, 2000, options for 1,274,514 shares of our common stock were outstanding under the plan.

      Administration of the Plan. The compensation committee of the board of directors administers and makes grants under the plan.

      Grant of Options. Options granted under the plan shall be designated either as options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or as nonqualified stock options intended not to so qualify.

      Eligibility for Participation. Options may be granted to any of our directors, officers, employees or advisors.

      Option Price and terms. The committee determines the exercise price of each stock option. The exercise price of an incentive stock option must be at least equal to the market value of the common stock subject to the option at the time of grant. If the committee grants an incentive stock option to an owner of 10 percent or more of the outstanding shares of common stock, the option price must be at least 110 percent of the market value of the stock subject to the option.

      When granting an option, the committee shall specify one or more of the following forms of payment to be used by the grantee:

    .  in cash;

    . by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the option; or


    .  payment through a broker.

      Options become exercisable according to the terms determined by the compensation committee and set forth in the option agreement. Generally, options granted to date have vested in 16 equal quarterly installments beginning on the first quarter from the date of grant. The compensation committee may accelerate the exercisability of any or all outstanding options at any time upon its discretion. The term for any stock option may not exceed ten years, and all options granted to date have had a 9 year term. The term of an incentive stock option granted to an employee who owns more than 10% of our stock may not exceed five years from the date of grant.

      Grants are generally not transferable by the optionee, except in the event of death.

      Amendment and Termination of the Plan. The board of directors may amend or terminate the plan at any time. However, the board of directors may not make any amendment without stockholder approval if such stockholder approval is required by Section 422 of the Internal Revenue Code or under Rule 16b-3 under the Securities Exchange Act of 1934. The plan will terminate on the earliest to occur of a.) the tenth anniversary of its approval by the board of directors, b.) the tenth anniversary of its approval by the stockholders or c.) the date in which the board of directors terminates the plan.

      Antidilution. In the event the common stock is changed through a stock split, stock dividend, merger or other transaction identified in the plan, the committee will make appropriate adjustments to outstanding options and to the options authorized for issuance under the plan.

      Change of Control. In the event of a merger or other transaction in which we are not the surviving entity or all or substantially all of our assets are sold, the committee or the board of directors has the discretion to:

    . accelerate the exercisability of outstanding stock options;

    . terminate all outstanding options, if their exercisability has been accelerated;

    . pay to option holders the difference between the fair market value and the option price of the shares subject to outstanding stock options, in return for the surrender of outstanding options; or

    . provide for the assumption of outstanding options, or the substitution of new options, by the successor corporation or entity.

2000 Equity Compensation Plan

      We also maintain the 2000 Equity Compensation Plan which has been approved by our board of directors and our stockholders. The 2000 plan provides for grants of incentive stock options, nonqualified stock options, stock awards and performance units to our employees, advisors, consultants and non-employee directors.

      General. The 2000 plan authorizes up to 1,000,000 shares of our common stock for issuance under the terms of the plan. No more than 500,000 shares in the aggregate may be granted to any individual in any calendar year. If options granted under the plan expire or are terminated for any reason without being exercised, or if stock awards or performance units are forfeited, the shares of common stock underlying the grants will again be available for purposes of the plan. No options, stock awards or performance units have been granted to date under the 2000 plan.

      Administration of the Plan. The compensation committee of the board of directors administers and makes grants under the plan.

      Grants. Grants under the plan may consist of:

    . options intended to qualify as incentive stock options;

    . nonqualified stock options;

    . stock awards; and

    . performance units.

      Eligibility for Participation. Grants may be made to any of our employees, members of our board of directors, and consultants and advisors who perform services for us.

      Options. The exercise price of options will be determined by the compensation committee, and may be equal to or greater than the fair market value of our common stock on the date the option is granted.

      Participants may pay the exercise price:

    . in cash;

    . with the approval of the compensation committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the option;

    . by payment through a broker; or

    . by such other method as the compensation committee may approve.

      Options become exercisable according to the terms determined by the compensation committee and specified in the grant instrument. The compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason. The compensation committee will determine the term of each option, up to a maximum ten-year term. The term of an incentive stock option granted to an employee who owns more than 10% of our stock may not exceed five years from the date of grant.

      Stock Awards. The compensation committee may issue shares of stock to participants subject to restrictions or no restrictions. Unless the compensation committee determines otherwise, during the restriction period, grantees will have the right to vote shares of stock awards and to receive dividends or other distributions paid on such shares. If a grantee's employment or service terminates during the restriction period or if any other conditions are not met, the stock awards will terminate as to all shares on which restrictions are still applicable, and the shares must be immediately returned to us, unless the compensation committee determines otherwise.

      Performance Units. The compensation committee may make grants of performance units to employees, consultants and advisors. Performance units may be payable partly in cash or shares of our common stock, provided that the cash portion does not exceed 50% of the amount to be distributed at the end of a specific performance period. Payment will be contingent on achieving performance goals by the end of the performance period. The measure of a performance unit will be equal to the fair market value of a share of our common stock. The compensation committee will determine the performance criteria, the length of the performance period, the maximum payment value of an award, the minimum performance goals required before payment will be made, and any other conditions the compensation committee deems appropriate and consistent with the plan and Section 162(m) of the Internal Revenue Code.

      Performance-Based Compensation. The compensation committee may grant performance units and stock awards that are intended to be "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code. In that event, the compensation committee will establish in writing the objective performance goals that must be met and other conditions of the grant at the beginning of the performance period. The performance goals may relate to the employee's business unit or to our performance as a whole, or any combination of the two. The compensation committee will use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, scientific goals, preclinical or clinical goals, regulatory approvals, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, or strategic partnerships. With respect to stock awards or performance units granted as "qualified performance-based compensation," not more than 500,000 shares of stock may be granted to an employee under the performance units or stock awards for any performance period. At the end of each performance period, the compensation committee will certify the results of the performance goals and the extent to which the performance goals have been met. The compensation committee may provide for payment of grants in the event of death or disability of a participant, or a change of control during a performance period.

      Deferrals. The compensation committee may permit or require that a grantee defer the receipt of cash or the delivery of shares that would otherwise be due to the grantee in connection with any option, stock awards, or performance units.

      Transferability. Grants are generally not transferable by the participant, except in the event of death. However, the compensation committee may permit participants to transfer nonqualified stock options to family members or related entities on such terms as the compensation committee deems appropriate.

      Amendment and Termination of the Plan. The board of directors may amend or terminate the plan at any time. However, the board of directors may not make any amendment without stockholder approval if stockholder approval is required by Section 162(m) or Section 422 of the Internal Revenue Code or is required by an applicable stock exchange. The plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless the board of directors terminates the plan earlier or extends it with approval of the stockholders.

      Adjustment Provisions. Upon a merger, spin-off, stock split or other transaction identified in the plan, the compensation committee may appropriately adjust:

    . the maximum number and kind of shares available for grants under the plan and to any individual;

    . the number and kind of shares covered by outstanding grants; and

    . the price per share or the applicable market value of grants.

      Change of Control. Upon a change of control where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the compensation committee determines otherwise, all outstanding grants will be assumed by or replaced with comparable options or other grants by the surviving corporation. In addition, upon a change of control, the compensation committee may:

    . accelerate the vesting and exercisability of outstanding stock options and stock awards;

    . determine that grantees holding performance units will receive a payment in settlement of such performance units;

    . require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, in an amount equal to the amount by which the fair market value of the shares of common stock subject to the options exceeds the exercise price; and

    . after giving grantees an opportunity to exercise their outstanding options, terminate any and all unexercised options.

      A "change of control" is defined to occur if:

    . any person becomes a beneficial owner, directly or indirectly, of stock representing more than 50% of the voting power of the then-outstanding shares of our stock;

    . the stockholders or the directors, as appropriate, approve:

     . any merger or consolidation with another corporation where our stockholders, immediately before such transaction, will not beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors;

     . a sale or other disposition of all or substantially all our assets;
       or

     . a liquidation or dissolution.

      Foreign Grantees. For grantees who are subject to taxation in countries other than the United States, the compensation committee may make grants on such terms and conditions as the compensation committee deems appropriate to comply the laws of applicable countries.

Section 162(m)

      Under Section 162(m) of the Internal Revenue Code, we may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to our chief executive officer or to any of our other four most highly compensated officers in any one year. Total remuneration includes amounts received upon the exercise of stock options granted under the plan and the value of shares or cash paid pursuant to other grants. An exception exists, however, for "qualified performance-based compensation."

      The compensation committee may make grants under the 1998 plan and the 2000 plan that meet the requirements of "qualified performance-based compensation." Stock options generally will meet the requirements of performance-based compensation. Not all such awards and performance units are considered performance-based compensation under section 162(m). The compensation committee may grant stock awards and performance units under the 2000 plan that are subject to attainment of objective performance goals and are intended to meet the requirements of performance-based compensation under
Section 162(m).

Employee Stock Purchase Plan

      Concurrently with our initial public offering, we will establish an employee stock purchase plan under which a total of 500,000 shares of our common stock will be made available for sale to our employees. We intend the purchase plan to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The compensation committee will administer the purchase plan. Employees are eligible to participate in the purchase plan if they are employed by us or a designated subsidiary, work more than 20 hours per week and for more than five months in any calendar year, and do not own five percent or more of our stock. The purchase plan permits eligible employees to purchase stock through after-tax payroll deductions, which may not exceed 15% of an employee's compensation. The maximum number of shares that a participant may purchase during a purchase period is 250,000 shares.


      The purchase plan will be implemented as a series of consecutive offering periods, each approximately three months long. The first offering period will begin on the effective date of the plan and will end on September 30, 2000. Each subsequent offering period will begin on the first trading day after each October 1, January 1, April 1 and July 1 of every year, and will end on the last trading day in the period three months later. Each participant will be granted an option to purchase stock on the first day of the three-month period and the option will automatically be exercised on the last day of the offering period. The purchase price of each share of stock during the initial purchase period will be the lesser of the fair market value per share of our stock on the effective date of the plan or 85% of the fair market value of our stock on the purchase date. Thereafter, the purchase price of each share of common stock under the purchase plan will be equal to 85% of the lesser of the fair market value per share of our common stock on the start date of the offering period or on the date of purchase. Employees may modify or end their participation in the offering at any time during the offering period. Participation ends automatically upon termination of employment or if the participant ceases to be an eligible employee. The board of directors may amend the purchase plan at any time. However, the board of directors may not amend the plan without stockholder approval if such approval is required by Section 423 of the Internal Revenue Code. The purchase plan will terminate ten years after its effective date, unless it is terminated sooner under the terms of the plan or our board of directors terminates it.

401(k) Plan

      We maintain a tax-qualified employee savings and retirement plan, our 401(k) plan, for our eligible employees. At the discretion of the board of directors, we may make matching contributions on behalf of all participants who have elected to make deferrals to the 401(k) plan. To date, we have not made any matching contributions to the 401(k) plan. Any contributions to the 401(k) plan by us or by our participants are paid to a trustee. The 401(k) plan, and the accompanying trust, are intended to qualify under Section 401(k) of the Internal Revenue Code, as amended, so that contributions and income earned, if any, are not taxable to employees until withdrawn. The contributions made by us vest in increments according to a vesting schedule. At the direction of each participant, the trustee invests the contributions made to the 401(k) plan in any number of investment options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Previous Capital Stock Financings

      We sold 500,000 shares of series A preferred stock in July 1998 and 10,000,000 shares of series B preferred stock in August 1998. We sold 10,252,879 shares of series C preferred stock in January 2000 and 1,136,363 shares of series D preferred stock in February 2000. Substantially all of our shares of preferred stock have been sold to venture capital funds.

      The detailed description of the various venture capital funds that have purchased our preferred stock is contained in the footnotes to the Principal Stockholder's table on page 54. Each share of outstanding preferred stock will convert into 0.7225 shares of common stock upon completion of this offering.

      Series A Preferred Stock. We sold 500,000 shares of series A preferred stock in July 1998 at a purchase price per share of $1.00 for a total of $500,000. In these transactions, we sold 275,000 shares to Oak Investment Partners, 175,000 shares to TL Ventures III, and 50,000 shares to Scheer Investment Holdings II, L.L.C.

      Series B Preferred Stock. We sold 10,000,000 shares of series B preferred stock in August 1998 at a purchase price per share of $1.50, for a total of $15 million. In these transactions, we sold 3,750,000 shares of series B preferred stock to each of Oak Investment Partners and TL Ventures III, 2,133,333 shares to HealthCap KB, 33,334 shares to Scheer Investment Holdings II, L.L.C., and 333,333 shares to Dr. Cesare Sirtori.

      Series C Preferred Stock. We sold 10,125,465 shares of series C preferred stock in January 2000 at a purchase price per share of $2.16 for a total of approximately $21.9 million. In these transactions, we sold:

    . 2,280,093 shares to Canaan Equity Partners;

    . 1,851,852 shares to Oak Investment Partners;

    . 1,851,852 shares to TL Ventures III;

    . 1,388,889 shares to HealthCap KB;

    . 1,157,408 shares to Avalon Investments;

    . 925,926 shares to TL Ventures IV;

    . 462,963 shares to Serventia SA;

    . 46,296 shares to Scheer Investment Holdings II, L.L.C.;

    . 34,722 shares to Seth A. Rudnick; and

    . 125,464 to other investors.

In addition, we issued an aggregate of 127,414 shares of series C preferred stock to Roger S. Newton, Ph.D., our President and Chief Executive Officer, and Anders Wiklund, one of our directors, for services rendered.

      Series D Preferred Stock. We sold 1,136,363 shares of series D preferred stock in February 2000 at a purchase price per share of $4.40 for a total of approximately $5.0 million to Investor AB.

      Common Stock

      At the time of the series A preferred stock transactions, we also sold shares of common stock at a price of $.001 per share. We sold 216,749 shares to Oak Investment Partners and 361,250 shares to Scheer Investment Holdings II, L.L.C. We also sold 578,000 shares to Roger Newton, Ph.D., which shares are subject to a repurchase right, lapsing quarterly over the four-year period after the purchase, at the original purchase price, exercisable upon termination of Dr. Newton's employment.

      In July 1999, Dr. Johansson, our Vice President, Clinical Affairs, purchased 86,700 shares of common stock at a purchase price of $0.21 per share, and paid for these shares by delivery of a promissory note. These shares are subject to a repurchase right, lapsing over a three-year period, at the original price, exercisable upon Dr. Johansson's termination of employment. The note bears interest at the rate of prime plus one percent per year and is due upon the earlier to occur of Dr. Johansson's termination as an employee or August 1, 2003. However, the note is forgiven ratably over a three-year period if Dr. Johansson's employment is terminated without cause by us, and we have elected to forgive this portion of the note so that it will be forgiven in full on August 1, 2002.

      In July 1999, Mr. Ageland, our Vice President, Production, purchased 86,700 shares of common stock at a purchase price of $0.21 per share, and paid for these shares by delivery of a promissory note. The shares are subject to a repurchase right, lapsing over a four-year period, at the original price, exercisable upon Mr. Ageland's termination of employment. The note bears interest at the rate of prime plus one percent per year and is due upon the earlier to occur of Mr. Ageland's termination as an employee or July 1, 2004. However, the note is forgiven ratably over a four-year period if Mr. Ageland's employment is terminated without cause by us, and we have elected to forgive this portion of the note so that it will be forgiven in full on the fourth anniversary of his date of employment.

      In September 1998, Anders Wiklund, one of our directors, purchased 144,500 shares of common stock at a purchase price of $0.21 per share, and paid for such shares by delivery of a promissory note. The note bears interest at the rate of prime plus one percent per year and is due upon the earlier to occur of Mr. Wiklund's termination as a consultant or September 1, 2003. However, the note is forgiven ratably over a four- year period if Mr. Wiklund's engagement as a consultant is terminated without cause by us.

Other Transactions with Directors

      Since our inception, Scheer and Company, Inc., a company owned and controlled by David I. Scheer, our chairman, has provided corporate strategy consulting services and assisted us in our efforts to develop corporate relationships. Scheer and Company, Inc. receives compensation for these services in the amount of $30,000 per quarter plus out-of-pocket expenses. From inception through December 31, 1998, Scheer and Company, Inc. received $10,000 per quarter plus out-of-pocket expenses for these services.

      Anders Wiklund, one of our directors, provides business consulting services to us which includes assisting in our efforts to secure new product candidates and technologies. Mr. Wiklund was paid $12,000 in 1998 and $27,000 in 1999 for these services plus reimbursement of his out of pocket expenses. He has been paid $3,000 per month to date in 2000, and will be paid $1,500 per month from August 1, 2000.

Transactions with Scientific Advisors

      Dr. Cesare Sirtori provides product candidate research and consulting services to us. For providing these services, we have funded Dr. Sirtori's laboratory at a cost of $50,000 per quarter since January 1999.

      Dr. Prediman K. Shah provides product candidate development services to us for which we have paid him $5,000 per month, plus out-of-pocket expenses since November 1998.

                             PRINCIPAL STOCKHOLDERS

      The following table provides information regarding the beneficial ownership of our common stock as of July 7, 2000, and as adjusted to reflect the sale of the shares of our common stock offered hereby, by:

    . each person or entity who beneficially owns more than 5% of our stock;

    . each of our directors;

    . our named executive officers; and

    . all executive officers and directors as a group.

      Unless otherwise indicated, the address of each executive officer named in the table below is care of Esperion Therapeutics, Inc., 3621 S. State Street 695 KMS Place, Ann Arbor, MI 48108. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

                                                      Percentage of Shares
                                                       Beneficially Owned
                                                 ------------------------------
                               Number of Shares
Name of Beneficial Owner      Beneficially Owned Before Offering After Offering
------------------------      ------------------ --------------- --------------
5% Stockholders
---------------
Oak Investment Partners
  (1).......................       4,462,772          24.76%          18.58%

Canaan Equity Partners (2)..       1,647,367           9.14            6.86

TL Ventures III (3).........       4,173,771          23.16           17.37

TL Ventures IV (4)..........         668,980           3.71            2.78

HealthCap KB (5)............       2,544,804          14.12           10.59

Directors and Executive
Officers
-----------------------
Eileen M. More (1)..........       4,462,772          24.76%          18.58%

Seth Rudnick (2)............       1,672,453           9.28            6.96

Christopher Moller (3)......       4,842,751          26.87           20.16

Roger S. Newton (6).........         662,978           3.67            2.76

David I. Scheer (7).........         454,906           2.52            1.89

Jan Johansson (8)...........         173,404            *              *

Hans Ageland (9)............         173,404            *              *

Timothy M. Mayleben (10)....          38,386            *              *

Anders Wiklund (11).........         185,447           1.03            *
                                  ----------          -----          ------

All directors and executive
  officers as a group (12)..      12,666,501          69.90%         52.52%

--------
* less than one percent

 (1) Includes 4,353,436 shares owned by Oak Investment Partners VII, Limited Partnership and 109,336 shares owned by Oak VII Affiliates Fund Limited Partnership. Ms. More is a Special Limited Partner of Oak Associates VII, Limited Partnership and Oak VII Affiliates, Limited Partnership, the general partners of Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Fund, Limited Partnership, respectively. The General Partners have sole authority and responsibility for all investment, voting and disposition decisions for Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Fund, Limited Partnership, respectively. Ms. More disclaims beneficial ownership of shares in which she does not have a pecuniary interest. The address of both Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Limited Partnership is One Gorham Island, Westport, CT 06880.

 (2) Includes 1,079,029 shares owned by Canaan Equity II L.P., 482,680 shares owned by Canaan Equity II L.P. (QP) and 85,658 shares owned by Canaan Equity II Entrepreneurs LLC. Dr. Rudnick, a venture partner at Canaan Equity Partners, owns 25,086 shares. Dr. Rudnick disclaims ownership of shares in which he does not have a recurring interest. The address of each of the Canaan Equity Partners entities is 105 Rowayton Avenue, Rowayton, CT 06853.

 (3) Includes 3,360,595 shares owned by TL Ventures III L.P., 703,446 shares owned by TL Ventures III Offshore L.P. and 109,730 shares owned by TL Ventures III Interfund L.P. TL Ventures III L.P., TL Ventures III Offshore L.P., and TL Ventures III Interfund L.P. are referred to as TL Ventures
     III. TL Ventures III L.P., TL Ventures III Offshore L.P., and TL Ventures III Interfund L.P. are venture capital partnerships that are required by their governing documents to make all investment, voting and disposition actions in tandem. TL Ventures III Management L.P., a limited partnership, is the sole general partner of TL Ventures III L.P. TL Ventures III Offshore Partners L.P. is the sole general partner of TL Ventures III Offshore L.P. TL Ventures III LLC is the sole general partner of TL Ventures III Interfund L.P. The general partners have sole authority and responsibility for all investment, voting and disposition decisions for TL Ventures III. The general partners of TL Ventures III Management L.P., TL Ventures III Offshore Partners L.P. and TL Ventures III LLC are Safeguard Scientifics (Delaware), Inc., Robert E. Keith, Jr., Gary J. Anderson, Mark
     J. DeNino, Robert A. Fabbio and Christopher Moller, a director of Esperion. Dr. Moller disclaims beneficial ownership of shares in which he does not have a pecuniary interest. The address for each of the TL Ventures investment funds is 700 Building, 435 Devon Park Drive, Wayne, PA 19087.

 (4) Includes 651,758 shares owned by TL Ventures IV L.P. and 17,222 shares owned by TL Ventures IV Interfund L.P. TL Ventures IV L.P., TL and TL Ventures IV Interfund L.P. are referred to as TL Ventures IV. TL and TL Ventures IV Interfund L.P. are venture capital partnerships that are required by their governing documents to make all investment, voting and disposition actions in tandem. TL Ventures IV Management L.P., a limited partnership, is the sole general partner of TL Ventures IV L.P. TL Ventures IV LLC is the sole general partner of TL Ventures III Interfund L.P. The general partners have sole authority and responsibility for all investment, voting and disposition decisions for TL Ventures IV. The general partners of TL Ventures IV Management L.P., and TL Ventures IV LLC are Safeguard Scientifics (Delaware), Inc. Robert E. Keith, Jr., Gary J. Anderson, Mark J. DeNino, Robert A. Fabbio and Christopher Moller, a director of Esperion. Dr. Moller disclaims beneficial ownership of shares in which he does not have a pecuniary interest. The address for each of the TL Ventures investment funds is 700 Building, 435 Devon Park Drive, Wayne, PA 19087.

 (5) Includes 1,068,819 shares owned by HealthCap KB and 1,475,985 shares owned by HealthCap CoInvest KB. The address for HealthCap KB and HealthCap CoInvest KB is Sturegatan 34, S-11436 Stockholm, Sweden. HealthCap KB and HealthCap CoInvest KB are Swedish limited partnerships.

 (6) Includes 15,806 shares of common stock issuable upon the exercise of stock options within sixty days. Includes certain shares subject to repurchase by the Company.

 (7) Includes 454,906 shares owned by Scheer Investment Holdings II, L.L.C. Mr. Scheer is President of Scheer & Company, Inc., the managing member of Scheer Investment Holdings II, L.L.C. Mr. Scheer disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

 (8) Includes 21,679 shares of common stock issuable upon the exercise of stock options within sixty days. Includes certain shares subject to repurchase by the Company.

 (9) Includes 32,517 shares of common stock issuable upon exercise of stock options within sixty days. Includes certain shares subject to repurchase by the Company.

(10) Includes 20,324 shares of common stock issuable upon the exercise of stock options within sixty days.

(11) Includes 4,518 shares of common stock issuable upon exercise of stock options within sixty days.

(12) Includes 94,844 shares of common stock issuable upon exercise of stock options within sixty days. Includes certain shares subject to repurchase by the Company.

                          DESCRIPTION OF CAPITAL STOCK

Our Authorized Capital Stock Upon the Closing of this Offering

    . 50 million shares of common stock, par value $.001 per share

    . 5 million shares of preferred stock, par value $.01 per share

      Immediately after the sale of the shares of common stock in this offering, we will have 24,024,855 shares of common stock outstanding and no shares of preferred stock outstanding (without giving effect to the sale of any shares to employees under our Employee Stock Purchase Plan or upon exercise of any stock options by them).

Common Stock

Voting:

    . one vote for each share held of record on all matters submitted to a vote of stockholders

    . no cumulative voting rights

    . election of directors by plurality of votes cast

    . all other matters by majority of votes cast

Dividends:

    . subject to preferential dividend rights of outstanding shares of preferred stock, if any, common stockholders are entitled to receive declared dividends

    . the board of directors may only declare dividends out of legally available funds

Additional Rights:

    . subject to the preferential liquidation rights of outstanding shares of preferred stock, if any, common stockholders are entitled to receive net assets, available after the payment of all debts and liabilities, upon our liquidation, dissolution or winding up

    . no preemptive rights

    . no redemption or sinking fund rights

      The rights and preferences of common stockholders are subject to the rights of the holders of any series of preferred stock we may issue in the future.

Preferred Stock

      We may, by resolution of our board of directors, and without any further vote or action by our stockholders, authorize and issue, subject to limitations prescribed by law, up to an aggregate of five million shares of preferred stock. The preferred stock may be issued in one or more classes or series of shares. With respect to any classes or series, the board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights, conversion rights, voting rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay, defer or prevent a change of control.

      Prior to this offering, we had 500,000 shares of series A preferred stock, 10,000,000 shares of series B preferred stock, 10,252,879 shares of series C preferred stock and 1,136,363 shares of series D preferred stock issued and outstanding. Upon the completion of this offering, all of our outstanding shares of preferred stock will convert into a total of 15,814,961 shares of common stock.

Registration Rights

      Following completion of this offering, holders of 15,814,961 shares of common stock will have the right to have their shares registered for resale under the Securities Act of 1933. These rights are provided under the terms of an agreement between us and the holders of such securities. In addition, pursuant to this agreement, the holders of 15,814,961 shares of common stock are entitled to require us to include their registrable securities in future registration statements we file under the Securities Act of 1933. Registration of shares of common stock pursuant to the exercise of these registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of such registration and may adversely affect our stock price.

Stockholders' Meeting

      Our next annual meeting of stockholders will be held in 2001.

Limitations on Liability

      Our certificate of incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damage to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

    . for any breach of such person's duty of loyalty;

    . for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

    . for unlawful payments of dividends or unlawful stock repurchases or redemption; and

    . for any transaction resulting in receipt by such person of an improper personal benefit.

      Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

      We currently have directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Anti-Takeover Effects of Provisions of Charter Documents and Delaware Law

      Upon the closing of this offering our certificate of incorporation will provide for the division of our board of directors into three classes. Each class must be as nearly equal in number as possible. Additionally, each class must serve a three-year term. The terms of each class are staggered so that each term ends in a different year over a three-year period. Our bylaws provide that a director may only be removed for cause and only by the vote of more than 50% of the shares entitled to vote for the election of directors. Our certificate of incorporation prohibits stockholder action by written consent.

      Our certificate of incorporation also provides that our board of directors may establish the rights of, and cause us to issue, substantial amounts of preferred stock without the need for stockholder approval. Further, our board of directors may determine the terms, conditions, rights, privileges and preferences of the preferred stock. Our board is required to exercise its business judgment when making such determinations. Our board of directors' use of the preferred stock may inhibit the ability of third parties to acquire Esperion. Additionally, our board may use the preferred stock to dilute the common stock of entities seeking to obtain control of Esperion. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. Our preferred stock provides desirable flexibility in connection with possible acquisitions, financings and other corporate transactions. However, it may have the effect of discouraging, delaying or preventing a change in control of Esperion. We have no present plans to issue any shares of preferred stock.

      After this offering is completed, Section 203 of the Delaware General Corporation Law will apply to Esperion. Section 203 of the Delaware General Corporation Law generally prohibits certain "business combinations" between a Delaware corporation and an "interested stockholder." An "interested stockholder" is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, or within three years did own, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The statute broadly defines business combinations to include:

    . mergers;

    . consolidations;

    . sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or aggregate market value of all outstanding stock of the corporation; and

    . certain transactions that would increase the "interested stockholder's" proportionate share ownership in the corporation.

      The statute prohibits any such business combination for a period of three years commencing on the date the "interested stockholder" becomes an "interested stockholder," unless:

    . the business combination is approved by the corporation's board of directors prior to the date the "interested stockholder" becomes an "interested stockholder";

    . the "interested stockholder" acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an "interested stockholder"; and

    . the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

      The Delaware General Corporation Law contains provisions enabling a corporation to avoid Section 203's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or by-laws to avoid the restrictions. In addition, the restrictions contained in Section 203 are not applicable to any of our existing stockholders. We have not and do not currently intend to "elect out" of the application of Section 203 of the Delaware General Corporation Law.

      The existence of the foregoing provisions of the Delaware General Corporation Law and of our certificate of incorporation and our bylaws could make it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our common stock.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is StockTrans, Inc., Ardmore, Pennsylvania.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market or a distribution of shares by the venture capital funds that hold our shares to their respective investors, could adversely affect prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse or are waived could adversely affect the prevailing market price and our ability to raise equity capital in the future.

      Upon completion of this offering, we will have outstanding an aggregate of 24,024,855 shares of common stock, assuming no exercise of the underwriters' over-allotment option, and excluding 1,274,514 shares issuable upon exercise of outstanding options and 500,000 shares that may be sold under our Employee Stock Purchase Plan. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock that will be outstanding upon completion of this offering are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

      Beginning 180 days after the date of this prospectus, substantially all restricted shares subject to lock-up agreements between the underwriters and most of our stockholders, including officers and directors, will become eligible for sale in the public market under Rule 144(k), Rule 144 or Rule 701. The lock-up agreements provide that the stockholders will not sell or otherwise dispose of any shares of common stock without the prior written consent of FleetBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus. Bona fide gifts or distributions to the stockholders or limited partners of stockholders are excepted from the restrictions of the lock-up agreements, provided the transferee agrees to be bound by similar restrictions. FleetBoston Robertson Stephens may release all or any portion of the securities subject to the lock-up agreements without notice.

      We intend to file a registration statement under the Securities Act covering 1,784,575 shares of common stock authorized for issuance under our 1998 Stock Option Plan; and 1,000,000 shares of common stock authorized for issuance under our 2000 Equity Compensation Plan.

      We also intend to file an additional registration statement immediately following completion of this offering pertaining to the sale of up to 500,000 shares of common stock authorized for issuance under our Employee Stock Purchase Plan covered under this registration statement.

      Thereafter, shares which are issued under these plans will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market.

Rule 144

      Under Rule 144, beginning 90 days after the date the registration statement of which this prospectus is a part is declared effective, a person, or persons whose shares are aggregated and who has beneficially owned restricted shares for at least one year, which includes the holding period of any prior owner other than an affiliate, would generally be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    . 1% of the outstanding shares of our common stock then outstanding, which will equal approximately 240,249 shares immediately after this offering; or

    . The average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

      Under Rule 144(k), a person who was not an affiliate of our's at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, which includes the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

      In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell such shares beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.

Registration Rights

      Upon completion of this offering, the holders of 15,814,961 shares of common stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. When these shares are registered under the Securities Act, they will be freely tradable unless held by affiliates.

                                  UNDERWRITING

      The underwriters, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc. and U.S. Bancorp Piper Jaffray Inc., have severally agreed to purchase from us the number of shares of common stock next to their respective names below. The underwriters are committed to purchase and pay for all the shares if any are purchased.

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   FleetBoston Robertson Stephens Inc...............................
   Chase Securities Inc.............................................
   U.S. Bancorp Piper Jaffray Inc...................................
                                                                       ---------
     Total..........................................................   6,000,000
                                                                       =========

      The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to specific dealers at that price less a concession of $
per share, of which $         may be reallowed to other dealers. After this
offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. However, no reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

      The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

      Overallotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 900,000 additional shares of common stock at the same price per share as we will receive for the shares that the underwriters have agreed to purchase. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to limited conditions, to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the total shares offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered in this offering are being sold. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover overallotments made in connection with the sale of the shares of common stock offered in this offering.

      Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against identified civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. In addition, the underwriting agreement contains a covenant that the Company shall obtain Directors and Officers liability insurance in the minimum amount of $10 million and cause FleetBoston Robertson Stephens Inc. to be added to such policy such that up to $500,000 of certain of its expenses shall be paid directly by such insurers.

      Lock-Up Agreements. Each executive officer, director, and substantially all of our stockholders, agreed with the representatives for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

      Future Sales. In addition, we have agreed that during the 180 days after the date of this prospectus we will not, subject to certain exceptions, without the prior written consent of FleetBoston Robertson Stephens Inc. issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than the sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants, the issuance of options or shares under our existing stock option plan, stock purchase plan or other equity compensation plan, the issuance of common stock in connection with a potential acquisition of Talaria, and the issuance of common stock in connection with strategic relationships, so long as the recipient of such shares executes a lock-up.

      Listing. We have applied to have the common stock approved for quotation on The Nasdaq National Market under the symbol "ESPR."

      No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the representatives of the underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives, believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

      Stabilization. The representatives of the underwriters have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      Directed Share Program. At our request, the underwriters have reserved up to 7% of the common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.

                       EMPLOYEE STOCK PURCHASE PLAN

      Concurrently with this initial public offering, we will establish an employee stock purchase plan under which a total of 500,000 shares of our common stock will be made available for purchase by our employees. For a description of our Employee Stock Purchase Plan, see "Equity Compensation Plans--Employee Stock Purchase Plan."

                                    LAWYERS

      The validity of the shares of common stock offered hereby will be passed upon for Esperion by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz and Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

      The financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                        ADDITIONAL ESPERION INFORMATION

      We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Esperion and our common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference facilities in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

                          ESPERION THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Stockholders' Equity............................ F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                    Report of Independent Public Accountants

To Esperion Therapeutics, Inc.:

      We have audited the accompanying consolidated balance sheets of ESPERION THERAPEUTICS, INC. (a Delaware corporation in the development stage) AND SUBSIDIARY as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999, for the period from inception (May 18, 1998) to December 31, 1998, and for the period from inception to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Esperion Therapeutics, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999, for the period from inception to December 31, 1998, and for the period from inception to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                             Arthur Andersen LLP

Ann Arbor, Michigan,

 February 17, 2000

 (except with respect to the matter discussed in Note 9, as to which the date is March 24, 2000).

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

                          CONSOLIDATED BALANCE SHEETS

                                       December 31,  December 31,   March 31,
                                           1998          1999          2000
                                       ------------  ------------  ------------
                                                                   (unaudited)
               ASSETS
Current Assets:
 Cash and cash equivalents...........  $ 12,540,963  $  5,903,932  $ 27,698,068
 Prepaid expenses and other..........        75,868       139,002       409,148
                                       ------------  ------------  ------------
  Total current assets...............    12,616,831     6,042,934    28,107,216
Furniture and equipment, less
  accumulated depreciation of
  $67,619, $471,622 and $625,623 at
  December 31, 1998, 1999 and March
  31, 2000, respectively.............       796,877     1,955,932     1,925,495
Deposits and other assets............           --            --        456,000
                                       ------------  ------------  ------------
                                        $13,413,708  $  7,998,866  $ 30,488,711
                                       ============  ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current portion of long-term debt...  $        --   $    495,495  $    495,495
 Accounts payable....................       108,114     1,425,249     1,038,421
 Accrued liabilities.................       118,750       979,638     1,746,195
                                       ------------  ------------  ------------
  Total current liabilities..........       226,864     2,900,382     3,280,111
                                       ------------  ------------  ------------
Long-term debt, less current portion
  above..............................           --      2,283,781     2,123,469
                                       ------------  ------------  ------------
Commitments and Contingencies (Note
  6)
Stockholders' Equity:
 Convertible preferred stock, $0.01
   par value; 15,000,000 and
   25,525,251 shares authorized at
   December 31, 1999 and March 31,
   2000, respectively, 10,500,000
   shares issued and outstanding at
   December 31, 1998 and 1999,
   respectively, and 21,889,242
   shares issued and outstanding at
   March 31, 2000; aggregate
   liquidation preference of
   $15,500,000 and $42,646,216 at
   December 31, 1999 and March 31,
   2000, respectively................       105,000       105,000       218,892
 Common stock, $0.001 par value;
   20,000,000 and 30,611,112 shares
   authorized at December 31, 1999
   and March 31, 2000, respectively,
   1,705,099, 1,936,299 and 2,202,128
   shares issued and outstanding at
   December 31, 1998, 1999 and March
   31, 2000, respectively............         1,705         1,936         2,202
 Additional paid-in capital..........    15,302,157    16,466,806    45,960,126
 Notes receivable....................       (78,000)     (106,500)      (98,625)
 Accumulated deficit during the
   development stage.................    (2,143,063)  (12,813,247)  (17,506,399)
 Deferred stock compensation.........           --       (837,660)   (3,486,605)
 Accumulated other comprehensive
   loss..............................          (955)       (1,632)       (4,460)
                                       ------------  ------------  ------------
  Total stockholders' equity.........    13,186,844     2,814,703    25,085,131
                                       ------------  ------------  ------------
                                       $ 13,413,708  $  7,998,866  $ 30,488,711
                                       ============  ============  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                        Three Months Ended
                                                            March 31,
                           Inception    Year Ended                              Inception to
                          to December  December 31,                              March 31,
                           31, 1998        1999         1999          2000          2000
                          -----------  ------------  -----------  ------------  ------------
                                                           (unaudited)          (unaudited)
Operating expenses:
  Research and
    development.........  $ 1,923,074  $  8,484,125  $ 1,270,181  $  4,063,357  $ 14,470,556
  General and
    administrative......      463,928     2,517,903      314,559     1,005,715     3,987,546
                          -----------  ------------  -----------  ------------  ------------
     Total operating
       expenses.........    2,387,002    11,002,028    1,584,740     5,069,072    18,458,102
                          -----------  ------------  -----------  ------------  ------------
     Loss from
       operations.......   (2,387,002)  (11,002,028)  (1,584,740)   (5,069,072)  (18,458,102)
                          -----------  ------------  -----------  ------------  ------------
Other income (expense):
  Interest income.......      245,509       423,801      135,595       350,710     1,020,020
  Interest expense......          --        (91,957)        (885)     (128,582)     (220,539)
  Other.................       (1,570)          --           --        153,792       152,222
                          -----------  ------------  -----------  ------------  ------------
     Total other
       income...........      243,939       331,844      134,710       375,920       951,703
                          -----------  ------------  -----------  ------------  ------------
Net loss before taxes...   (2,143,063)  (10,670,184)  (1,450,030)   (4,693,152)  (17,506,399)
Provision for income
  taxes.................          --            --           --            --            --
                          -----------  ------------  -----------  ------------  ------------
Net loss................   (2,143,063)  (10,670,184)  (1,450,030)   (4,693,152)  (17,506,399)
Beneficial conversion
  feature upon issuance
  of preferred stock....          --            --           --    (22,869,760)  (22,869,760)
                          -----------  ------------  -----------  ------------  ------------
Net loss attributable to
  common stockholders...  $(2,143,063) $(10,670,184) $(1,450,030) $(27,562,912) $(40,376,159)
                          ===========  ============  ===========  ============  ============
Basic and diluted net
  loss per share........  $     (1.46) $      (5.91) $     (0.85) $     (13.91)
                          ===========  ============  ===========  ============
Shares used in computing
  basic and diluted net
  loss per share........    1,466,615     1,806,255    1,705,099     1,980,933
                          ===========  ============  ===========  ============
Pro forma basic and
  diluted net loss per
  share (unaudited).....               $      (1.14)              $      (1.64)
                                       ============               ============
Shares used in computing
  pro forma basic and
  diluted net loss
  per share
  (unaudited)...........                  9,392,499                 16,836,802
                                       ============               ============

 The accompanying notes are an integral part of these consolidated statements.

                  ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                     (A Company in the Development Stage)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                         Accumulated
                                                                           Deficit                    Accumulated
                              Convertible        Additional               During the     Deferred        Other         Total
                    Date of    Preferred  Common   Paid-In      Notes    Development      Stock      Comprehensive Stockholders'
                  Transaction    Stock    Stock    Capital    Receivable    Stage      Compensation      Loss         Equity
                  ----------- ----------- ------ -----------  ---------- ------------  ------------  ------------- -------------
Balance--
 Inception
 (May 18, 1998)..              $    --    $  --  $       --    $    --   $        --   $       --       $   --     $        --
 Issuance of
  1,329,399
  shares of
  common stock
  for cash.......      July 6       --     1,329         511        --            --           --           --            1,840
 Issuance of
  500,000 shares
  of Series A
  preferred stock
  for cash.......      July 6     5,000      --      463,645        --            --           --           --          468,645
 Issuance of
  10,000,000
  shares of
  Series B
  preferred stock
  for cash.......   August 11   100,000      --   14,760,377        --            --           --           --       14,860,377
 Issuance of
  144,500 shares
  of common
  stock.......... September 1       --       145      29,855    (30,000)          --           --           --              --
 Issuance of
  86,700 shares
  of common stock
  for note
  receivable.....  November 1       --        87      17,913    (18,000)          --           --           --              --
 Issuance of
  144,500 shares
  of common stock
  for note
  receivable..... December 11       --       144      29,856    (30,000)          --           --           --              --
 Net loss........                   --       --          --         --     (2,143,063)         --           --       (2,143,063)
 Foreign currency
  translation
  adjustment.....                   --       --          --         --            --           --          (955)           (955)
                               --------   ------ -----------   --------  ------------  -----------      -------    ------------
 Comprehensive
  loss...........
Balance--
 December 31,
 1998............               105,000    1,705  15,302,157    (78,000)   (2,143,063)         --          (955)     13,186,844
 Issuance of
  57,800 shares
  of common stock
  for notes
  receivable.....      June 4       --        58      11,942    (12,000)          --           --           --              --
 Issuance of
  173,400 shares
  of common stock
  for notes
  receivable.....      July 1       --       173      35,827    (36,000)          --           --           --              --
 Decrease in
  notes
  receivables....                   --       --          --      19,500           --           --           --           19,500
 Deferred stock
  compensation
  related to
  stock options..                   --       --    1,116,880        --            --    (1,116,880)         --              --
 Amortization of
  deferred stock
  compensation...                   --       --          --         --            --       279,220          --          279,220
 Net loss........                   --       --          --         --    (10,670,184)         --           --      (10,670,184)
 Foreign currency
  translation
  adjustment.....                   --       --          --         --            --           --          (677)           (677)
                               --------   ------ -----------   --------  ------------  -----------      -------    ------------
 Comprehensive
  loss...........
Balance--
 December 31,
 1999............               105,000    1,936  16,466,806   (106,500)  (12,813,247)    (837,660)      (1,632)      2,814,703
 Issuance of
  265,829 shares
  of common stock
  upon exercise     March 21-       --
  of options.....    March 28       --       266      48,175        --            --           --           --           48,441
 Issuance of
  10,125,465
  shares of
  Series C
  preferred stock
  for cash.......   January 7   101,255      --   21,769,751        --            --           --           --       21,871,006
 Issuance of
  127,414 shares
  of Series C
  preferred stock
  for services...   January 7     1,274      --      686,760        --            --           --           --          688,034
 Issuance of
  1,136,363
  shares of
  Series D
  preferred stock
  for cash....... February 22    11,363      --    4,988,634        --            --           --           --        4,999,997
 Deferred stock
  compensation
  related to
  stock options..                   --       --    2,900,000        --            --    (2,900,000)                         --
 Amortization of
  deferred stock
  compensation...                   --       --          --         --            --       251,055          --          251,055
 Costs incurred
  in connection
  with assumed
  initial public
  offering.......                   --       --     (900,000)       --            --           --           --         (900,000)
 Decrease in
  notes
  receivable.....                   --       --          --       7,875           --           --           --            7,875
 Net loss........                   --       --          --         --     (4,693,152)         --           --       (4,693,152)
 Foreign currency
  translation
  adjustment.....                   --       --          --         --            --                     (2,828)         (2,828)
 Comprehensive
  loss...........
                               --------   ------ -----------   --------  ------------  -----------      -------    ------------
Balance--March
 31, 2000
 (unaudited).....              $218,892   $2,202 $45,960,126   $(98,625) $(17,506,399) $(3,486,605)     $(4,460)   $ 25,085,131
                               ========   ====== ===========   ========  ============  ===========      =======    ============
                  Comprehensive
                      Loss
                  --------------
Balance--
 Inception
 (May 18, 1998)..
 Issuance of
  1,329,399
  shares of
  common stock
  for cash.......
 Issuance of
  500,000 shares
  of Series A
  preferred stock
  for cash.......
 Issuance of
  10,000,000
  shares of
  Series B
  preferred stock
  for cash.......
 Issuance of
  144,500 shares
  of common
  stock..........
 Issuance of
  86,700 shares
  of common stock
  for note
  receivable.....
 Issuance of
  144,500 shares
  of common stock
  for note
  receivable.....
 Net loss........ $ (2,143,063)
 Foreign currency
  translation
  adjustment.....         (955)
                  --------------
 Comprehensive
  loss........... $ (2,144,018)
                  ==============
Balance--
 December 31,
 1998............
 Issuance of
  57,800 shares
  of common stock
  for notes
  receivable.....
 Issuance of
  173,400 shares
  of common stock
  for notes
  receivable.....
 Decrease in
  notes
  receivables....
 Deferred stock
  compensation
  related to
  stock options..
 Amortization of
  deferred stock
  compensation...
 Net loss........ $(10,670,184)
 Foreign currency
  translation
  adjustment.....         (677)
                  --------------
 Comprehensive
  loss........... $(10,670,861)
                  ==============
Balance--
 December 31,
 1999............
 Issuance of
  265,829 shares
  of common stock
  upon exercise
  of options.....
 Issuance of
  10,125,465
  shares of
  Series C
  preferred stock
  for cash.......
 Issuance of
  127,414 shares
  of Series C
  preferred stock
  for services...
 Issuance of
  1,136,363
  shares of
  Series D
  preferred stock
  for cash.......
 Deferred stock
  compensation
  related to
  stock options..
 Amortization of
  deferred stock
  compensation...
 Costs incurred
  in connection
  with assumed
  initial public
  offering.......
 Decrease in
  notes
  receivable.....
 Net loss........ $ (4,693,152)
 Foreign currency
  translation
  adjustment.....       (2,828)
 Comprehensive
  loss........... $ (4,695,980)
                  ==============
Balance--March
 31, 2000
 (unaudited).....

 The accompanying notes are an integral part of these consolidated statements.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                      Three Months Ended
                          Inception    Year Ended          March 31,          Inception to
                         to December  December 31,  ------------------------   March 31,
                          31, 1998        1999         1999         2000          2000
                         -----------  ------------  -----------  -----------  ------------
                                                          (unaudited)         (unaudited)
Cash Flows from
  Operating Activities:
 Net loss..............  $(2,143,063) $(10,670,184) $(1,450,030) $(4,693,152) $(17,506,399)
 Adjustments to
   reconcile net loss
   to net cash used in
   operating activities--
  Depreciation.........       67,619       404,003       61,738      154,001       625,623
  Deferred stock
    compensation
    amortization.......          --        279,220       69,805      251,055       530,275
  Stock based
    compensation
    expense............          --        275,215          --       412,819       688,034
  Decrease in notes
    receivable.........          --         19,500          --         7,875        27,375
 Increase (decrease) in
   cash resulting from
   changes in--
  Prepaid expenses and
    other..............      (75,060)      (63,134)      69,243     (276,146)     (414,340)
  Accounts payable.....       78,114     1,317,135      768,446     (386,828)    1,008,421
  Accrued
    liabilities........      147,850       585,673     (118,750)     141,772       875,295
                         -----------  ------------  -----------  -----------  ------------
     Net cash used in
       operating
       activities......   (1,924,540)   (7,852,572)    (599,548)  (4,388,604)  (14,165,716)
                         -----------  ------------  -----------  -----------  ------------
Cash Flows from
  Investing Activities:
 Purchases of furniture
   and equipment.......     (864,496)   (1,563,058)    (671,643)    (123,564)   (2,551,118)
 Deposit on equipment..          --            --           --      (450,000)     (450,000)
                         -----------  ------------  -----------  -----------  ------------
     Net cash used in
       investing
       activities......     (864,496)   (1,563,058)    (671,643)    (573,564)   (3,001,118)
                         -----------  ------------  -----------  -----------  ------------
Cash Flows from
  Financing Activities:
  Net proceeds from
    issuance of
    convertible
    preferred stock....   15,329,022           --           --    26,871,003    42,200,025
  Proceeds from
    issuance of common
    stock..............        1,840           --           --        48,441        50,281
  Proceeds from long-
    term debt..........          --      3,027,025          --           --      3,027,025
  Repayments of long-
    term debt..........          --       (247,749)         --      (160,312)     (408,061)
                         -----------  ------------  -----------  -----------  ------------
     Net cash provided
       by financing
       activities......   15,330,862     2,779,276          --    26,759,132    44,869,270
                         -----------  ------------  -----------  -----------  ------------
Effect of Exchange Rate
  Changes on Cash......         (863)         (677)         955       (2,828)       (4,368)
                         -----------  ------------  -----------  -----------  ------------
Increase (Decrease) in
  Cash and Cash
  Equivalents..........   12,540,963    (6,637,031)  (1,270,236)  21,794,136    27,698,068
Cash and Cash
  Equivalents--
  Beginning of Period..          --     12,540,963   12,540,963    5,903,932           --
                         -----------  ------------  -----------  -----------  ------------
Cash and Cash
  Equivalents--End of
  Period...............  $12,540,963  $  5,903,932  $11,270,727  $27,698,068  $ 27,698,068
                         ===========  ============  ===========  ===========  ============

 The accompanying notes are an integral part of these consolidated statements.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

(1) Description of the Business

      Esperion Therapeutics, Inc. (formerly Metapharma, Inc.) was incorporated on May 18, 1998. Esperion Therapeutics, Inc. and its Swedish subsidiary, Esperion AB (collectively referred to as "the Company"), are devoting substantially all of their efforts towards conducting drug discovery and development, initiating clinical trials, pursuing regulatory approval for products under development, recruiting personnel, raising capital and building infrastructure. The Company's main focus is the research and development of pharmaceutical product candidates for cardiovascular disease.

      In the course of such activities, the Company has sustained significant operating losses and expects such losses, which will likely increase as the Company expands its research and development activities, to continue for at least the next several years. The Company has not generated any revenues or product sales and has not achieved profitable operations or positive cash flows from operations. The Company's accumulated deficit during the development stage totaled approximately $17.5 million through March 31, 2000. The Company plans to finance its operations with a combination of stock issuances, license payments, payments from strategic research and development arrangements and, in the longer term, revenues from product sales. There are no assurances that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its planned products.

      In February 2000, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the Company's convertible preferred stock will convert into shares of common stock (Note 3).

(2) Significant Accounting Policies

Principles of Consolidation and Translation

      The accompanying consolidated financial statements include the accounts of Esperion Therapeutics, Inc. and Esperion AB ("Sweden"). All significant intercompany accounts and transactions have been eliminated in consolidation.

      The financial statements of Sweden are translated using exchange rates in effect at the end of the period for assets and liabilities and at average rates during the period for results of operations. The resulting foreign currency translation adjustment is reflected as a separate component of stockholders' equity. Other foreign currency transaction gains and losses are included in determining net loss.

Interim Financial Information

      The consolidated financial statements as of March 31, 2000, for the three months ended March 31, 1999 and 2000 and for the period from inception to March 31, 2000 are unaudited and have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position at such date, and the operating results and cash flows for such periods, in accordance with generally accepted accounting principles. Results for the interim period are not necessarily indicative of the results to be expected for any subsequent period.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

Research and Development

      Research and development expenses include all employee payroll and other related costs attributable to research and development activities and are expensed as incurred.

Licensed Technology and Patents

      Costs incurred in obtaining the license rights to certain technology and patents in the development stage are expensed as incurred due to the uncertainty regarding potential alternative future uses and the uncertainty regarding future operating cash flows expected to be derived from the licensed technology and patents.

Cash and Cash Equivalents

      The Company considers all financial instruments purchased with maturities of three months or less to be cash equivalents.

Furniture and Equipment

      Additions to furniture and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets ranging from three to seven years.

Impairment of Long-Lived Assets

      In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the assets to the present value of the expected future cash flows associated with the use of the asset. The Company's long-lived assets consist primarily of computer and lab equipment that are depreciated over short useful lives to prevent impairment issues. The Company believes that the fair value of the assets approximates the assets' carrying value, and accordingly the Company has not recognized any impairment losses through March 31, 2000.

Accrued Liabilities

      Accrued liabilities consist of the following:

                                                     December 31,     March 31,
                                                     1998     1999      2000
                                                   -------- -------- -----------
                                                                     (unaudited)
Accrued professional fees......................... $ 70,000 $205,000 $  737,000
Accrued compensation..............................      --   434,301    127,936
Accrued manufacturing costs.......................      --   230,706    530,706
Accrued other.....................................   48,750  109,631    350,553
                                                   -------- -------- ----------
                                                   $118,750 $979,638 $1,746,195
                                                   ======== ======== ==========

                  ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                     (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

Stock-Based Compensation

      The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of the grant over the amount the employee must pay to acquire the stock. As supplemental information, the Company has provided pro forma disclosures of stock options in Note 4, in accordance with the requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation."

Supplemental Disclosures of Cash Flow Information

      The Company paid cash for interest of approximately $0 and $66,000 in 1998 and 1999, respectively. Cash paid for interest for the three months ended March 31, 1999 and March 31, 2000 was $0 and $65,623, respectively.

Basic, Diluted and Pro Forma Loss per Share

      Basic and diluted loss per share amounts have been calculated using the weighted average number of shares of common stock outstanding during the respective period.

      In 1998 and 1999, options for the purchase of common stock were not included in the calculation of diluted loss per share as doing so would have been anti-dilutive.

      The following table presents the calculation of pro forma basic and diluted net loss per share:

                                                      12/31/99      3/31/00
                                                    ------------  ------------
                                                                  (unaudited)
Net loss to common stockholders...................  $(10,670,184) $(27,562,912)
                                                    ============  ============
Shares used in computing basic and diluted net
  loss per share..................................     1,806,255     1,980,933
Pro forma adjustment to reflect assumed conversion
  of Series A and Series B convertible preferred
  stock (unaudited)...............................     7,586,244     7,586,244
Pro forma adjustment to reflect assumed conversion
  of Series C and Series D convertible preferred
  stock (unaudited)...............................           --      7,269,625
                                                    ------------  ------------
Shares used in computing pro forma basic and
  diluted net loss per share (unaudited)..........     9,392,499    16,836,802
                                                    ============  ============
Pro forma basic and diluted net loss per share
  (unaudited) ....................................  $      (1.14) $      (1.64)
                                                    ============  ============

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

      Certain amounts from fiscal 1998 have been reclassified to conform to the fiscal 1999 presentation.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

(3) Preferred Stock

      Series A, Series B, Series C and Series D preferred stock ("Series A", "Series B", "Series C" and "Series D", respectively, together "Preferred Stock") provide the following rights, preferences, privileges and restrictions:

Dividends

      The holders of Preferred Stock are entitled to receive dividends, when and if declared by the Company's Board of Directors on shares of common stock, equal to the dividends declared on the number of shares of common stock into which such preferred stock could then be converted.

Conversion

      The holders of Preferred Stock may, at any time, require the Company to convert each share of Preferred Stock into 0.7225 shares of common stock, subject, to adjustment, as defined in the Company's certificate of incorporation.

      Each share of the Preferred Stock will automatically be converted into shares of common stock, at the same ratio as determined above: 1) upon written agreement of 51% of the Preferred Stockholders, or 2) the closing of a firm-commitment underwritten public offering, as long as the price per share is at least three times the Series C Original Cost ($2.16 per share), as adjusted for the reverse stock split, and the total Company proceeds are at least $30 million.

      The Company has reserved for issuance such number of shares of its authorized but unissued common stock necessary to effect conversion of all outstanding Preferred Stock and exercise of all outstanding stock options.

Voting Rights

      The holders of Preferred Stock have the right to one vote for each share of common stock into which such preferred stock could then be converted.

Liquidation Preference

      In the event of any liquidation, dissolution or winding up of the affairs of the Company, either voluntarily or involuntarily, the holders of Preferred Stock are entitled to receive, prior to and in preference to any distributions to the stockholders of common stock or any other security, an amount initially equal to $1.00, $1.50, $2.16 and $4.40 per share, respectively, subject to adjustment for stock splits and similar transactions, plus accrued but unpaid dividends. Upon any sale of the Company, merger or other transaction in which there is a change in control, as defined, the holders of Preferred Stock shall be entitled to the above liquidation preference.

Right of First Refusal

      The Company and its stockholders have entered into various agreements generally providing the Company or other stockholders the first right to purchase any shares of stock offered for sale by a stockholder, under the same terms of a bona fide offer.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

Series C and Series D

      In January and February 2000, the Company issued shares of Series C and Series D. Total cash proceeds to the Company were approximately $21.9 million and $5.0 million relating to the issuance of 10,252,879 shares of Series C and 1,136,363 shares of Series D, respectively. As a part of the Series C, the Company issued 127,414 shares to the chief executive officer and another member of the Board of Directors for services rendered to the Company during 1999. The Company recorded the related expense of $275,215 as an increase to compensation expense during 1999 and recorded the related liability as an increase in accrued liabilities as of December 31, 1999.

      In accordance with EITF 98-5, the Company recorded approximately $22.9 million relating to the beneficial conversion feature of the Series C and Series D in the first quarter of fiscal 2000 through equal and offsetting adjustments to additional paid-in capital with no net impact on stockholders' equity, as the preferred stock was convertible immediately on the date of issuance. The beneficial conversion feature was considered in the determination of the Company's loss per common share amounts. The Company also recorded an additional $412,819 relating to the Series C shares issued to the chief executive officer and a Board member in the first quarter of fiscal 2000. This non-cash charge was reflected through entries to compensation expense and additional paid-in-capital.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

(4) Stock Options

      In 1998, the Company established a stock option plan to increase its ability to attract and retain key individuals. Options granted may be either incentive stock options, which are granted at the fair market value of the common stock on the date of grant or higher (as determined under the plan), or nonqualified stock options, which may be granted at less than the fair market value of the common stock on the date of grant. Options are granted at the discretion of the Board of Directors. The maximum number of shares that may be granted under the plan is 1,784,575. Options granted generally become exercisable over a period of four years from the date of grant. Outstanding options generally expire nine years after the date of grant.

      Activity related to stock options is summarized as follows:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Shares     Price
                                                             ---------  --------
     Outstanding at inception (May 18, 1998)...............        --
       Options granted.....................................    324,763   $0.15
       Options cancelled...................................        --
       Options exercised...................................        --
                                                             ---------
     Outstanding at December 31, 1998......................    324,763   $0.15
       Options granted.....................................    542,867   $0.29
       Options cancelled...................................        --
       Options exercised...................................        --
                                                             ---------
     Outstanding at December 31, 1999......................    867,630   $0.24
       Options granted.....................................    664,138   $3.29
       Options cancelled...................................        --
       Options exercised...................................   (265,829)  $0.21
                                                             ---------
     Outstanding at March 31, 2000 (unaudited).............  1,265,939   $1.73
                                                             =========

      The options outstanding and exercisable at December 31, 1998 are as follows:

                                       Weighted-                          Weighted-
                                        Average                            Average
     Price Per        Options          Remaining          Options         Exercise
       Share        Outstanding          Life           Exercisable         Price
     ---------      -----------       -----------       -----------       ---------
                                        (years)
       $0.14          260,100             8.5              16,256           $0.14
       $0.21           64,663             8.7               3,680           $0.21
                      -------                             -------
                      324,763                              19,936
                      =======                             =======

      The options outstanding and exercisable at December 31, 1999 are as follows:

                                       Weighted-
                                        Average                           Weighted-
                                      Contractual                          Average
     Price Per        Options          Remaining          Options         Exercise
       Share        Outstanding          Life           Exercisable         Price
     ---------      -----------       -----------       -----------       ---------
                                        (years)
       $0.14          260,100             7.5              81,281           $0.14
       $0.21          586,127             8.3             158,952           $0.21
       $0.32            5,057             8.9                 --            $0.32
       $2.91           16,346             8.7              16,346           $2.91
                      -------                             -------
                      867,630                             256,579
                      =======                             =======

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

      The options outstanding and exercisable at March 31, 2000 are as follows (unaudited):

                                        Weighted-
                                         Average                           Weighted-
                                       Contractual                          Average
      Price Per        Options          Remaining          Options         Exercise
        Share        Outstanding          Life           Exercisable         Price
      ---------      -----------       -----------       -----------       ---------
     $0.14-$0.32        585,809            7.5             27,634            $0.21
     $2.21-$2.91        381,378            8.8             28,988            $2.91
        $4.57           298,752            8.9                --
                      ---------                            ------
                      1,265,939                            56,622
                      =========                            ======

      Using the intrinsic value method under APB 25, no compensation expense has been recognized in the accompanying consolidated statement of operations for options granted at fair value. Had compensation expense been determined based on the fair value at the date of grant consistent with SFAS 123, the reported net loss would have increased to the following pro forma amounts, which may not be representative of that to be expected in future years:

                                             December 31,
                                       -------------------------   March 31,
                                          1998          1999          2000
                                       -----------  ------------  ------------
                                                                  (unaudited)
   Net loss:
        As Reported................... $(2,143,063) $(10,670,184) $(27,562,912)
        Pro Forma..................... $(2,144,354) $(10,687,568) $(27,599,115)
   Basic and diluted loss per share:
        As Reported................... $     (1.46) $      (5.91) $     (13.91)
        Pro Forma..................... $     (1.46) $      (5.92) $     (13.93)

      The fair value of options was estimated at the date of grant using the minimum value option valuation method under SFAS 123 with the following assumptions as of December 31, 1998, 1999 and March 31, 2000, respectively: weighted average risk free interest rate of 5.33%, 5.32% and 6.57%; dividend yield of 0%; and expected life of options of five years. The weighted-average fair value of options granted during 1998, 1999 and March 31, 2000 were $0.03, $0.18 and $0.90 per share, respectively. Option valuation models require the input of highly subjective assumptions. Because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of the Company's stock options.

      The Company recorded approximately $1.1 million and $2.9 million of deferred stock compensation in 1999 and 2000, respectively, relating to stock options granted to employees at less than management's estimate of fair value. These amounts are included as a reduction in stockholders' equity and are being amortized straight-line to expense over the related vesting periods. In 1999 and 2000, the Company recorded deferred stock compensation amortization of approximately $279,000 and $251,000, respectively, which is included in operating expenses.

(5) Income Taxes

      As of December 31, 1999 and March 31, 2000, the Company had net operating loss carryforwards of approximately $9.8 million and $14.4 million, respectively. These net operating loss carryforwards expire in 2018 and 2019. Additionally, utilization of net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code. These and other deferred income tax assets are fully reserved by a valuation

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

allowance as management has determined that it is more likely than not that the deferred tax assets will not be realized.

      The effective tax rate of zero differs from the statutory rate primarily due to providing a valuation allowance against deferred tax assets.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                December 31,
                                            ----------------------   March 31,
                                              1998        1999         2000
                                            ---------  -----------  -----------
                                                                    (unaudited)
Start-up costs............................. $ 191,000  $   191,000     $191,000
Net operating loss carryforward............   527,000    3,317,000    4,902,000
Asset basis differences....................       --      (150,000)    (170,000)
Less--Valuation allowance..................  (718,000)  (3,358,000)  (4,923,000)
                                            ---------  -----------  -----------
                                            $     --   $       --   $       --
                                            =========  ===========  ===========

(6) Commitments and Contingencies

Lease Commitments

      The Company leases its office space under operating leases which expire at various dates through January 2001. Total rent expense under all leases was approximately $124,000 in 1998 and $386,000 in 1999, and was approximately $105,000 and $147,000 for the three months ended March 31, 1999 and 2000, respectively. Future minimum payments under noncancellable operating leases at March 31, 2000, are as follows (unaudited):

     2000............................................................. $ 391,600
     2001.............................................................    66,400
     2002.............................................................    33,200
                                                                       ---------
                                                                       $ 491,200
                                                                       =========

License Agreements

      In June 1998 and March 1999, the Company entered into license agreements with separate pharmaceutical companies for different product candidates ("the 1998 Agreement" and "the 1999 Agreement", respectively). The Company paid initial license fees of $750,000 under the 1998 Agreement and $250,000 under the 1999 Agreement and these amounts were charged to operations and included in research and development expense.

      In September 1999, the Company entered into a license agreement with a group of inventors for a series of product candidates. The initial license fee of $50,000 is included in accrued liabilities as of December 31, 1999 and was charged to research and development expense.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


      In February 2000, the Company entered into a license agreement with a European entity for a new product candidate. The Company made an initial license payment of $25,000 and may be obligated to make royalty payments on future sales.

      In connection with the above agreements, the Company may be obligated to make various milestone and future royalty payments, as defined per the agreements, up to an aggregate amount of $25.2 million, not including royalty payments on future sales. At the present time, the Company can give no assurances as to the likelihood that such future milestones will be achieved.

Purchase Commitment

      On November 23, 1999, the Company entered into an agreement with a scientific instrument manufacturer to purchase a specialized piece of equipment. The Company is obligated to pay a total of $1,000,000 for the equipment. As of March 31, 2000 the equipment has not been received, however, a deposit of $450,000 was paid and is included in deposits and other assets in the accompanying consolidated balance sheet. No liability or expense was recorded in 1999 relating to this purchase commitment.

Legal Proceeding

      In March, 2000, Talaria Therapeutics, Inc. filed a lawsuit, in which the Company was a named defendant, regarding intellectual property and other matters. The Company is both engaged in settlement negotiations and is also prepared to defend the litigation in court. At this time, the Company is not able to determine with any certainty the potential outcome of this action or the potential liability, if any, and as such no reserve has been recorded as of March 31, 2000 in the accompanying consolidated balance sheets.

(7) Long-Term Debt

      In April 1999, the Company entered into an equipment loan facility with a bank whereby the Company may borrow up to $1.5 million for equipment purchases. Borrowings under the facility are collateralized by the related equipment, bear interest at the bank's prime rate (8.5% and 9.0% at December 31, 1999 and March 31, 2000, respectively) plus 1%, and are payable in equal monthly principal payments over 36 months. As of December 31, 1999 and March 31, 2000, outstanding borrowings under this facility were $1,238,738 and $1,114,865, respectively. The loan facility subjects the Company to various financial covenants which, among other restrictions, requires the Company to maintain certain minimum levels of tangible net worth and liquidity. Management has determined that the Company is in compliance with these covenants at December 31, 1999.

      The Company has a credit facility, totalling 50 million Swedish kronor (approximately $5.9 million and $5.8 million at December 31, 1999 and March 31, 2000, respectively), with a Swedish entity, that may only be used to finance the development of a certain product candidate. If a related product is not developed or does not succeed in the market, as defined, the Company's obligation to repay the loan may be forgiven. Borrowings under the loan agreement bear interest at 17.0% of which 9.5% is payable quarterly. The remaining 7.5% of interest along with principal are payable in five equal annual installments starting December 30, 2004. In December 1999, the Company made an initial draw on the loan facility of 13 million Swedish kronor. This outstanding principal balance has been classified as long-term debt. Management has determined that the carrying value of the debt approximates fair value in accordance with SFAS No. 107 "Disclosures about Fair Value of Financial Instruments". Management's estimate of fair value is determined by reference to various market data for comparable financial instruments, requires considerable judgment by management, and is not necessarily indicative of the amounts that could be realized in a current market exchange.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

      As of December 31, 1999, maturities of long-term debt are as follows:

     2000........................................................... $  495,495
     2001...........................................................    495,495
     2002...........................................................    247,748
     2003...........................................................        --
     2004...........................................................    385,135
     Thereafter.....................................................  1,155,403
                                                                     ----------
                                                                      2,779,276
     Less--current portion..........................................   (495,495)
                                                                     ----------
                                                                     $2,283,781
                                                                     ==========

      The Company's bank has provided a guarantee on behalf of the Company for $394,000 related to a supply agreement. This amount is held as restricted cash and is included in cash and cash equivalents as of March 31, 2000. The guarantee expires in October 2000.

(8) Related Party Transactions

      Certain stockholders have provided consulting and other professional services to the Company. Total expense for these services was $108,000 in 1998 and $236,000 in 1999, and $17,000 and $132,000 for the three months ended March 31, 1999 and March 31, 2000, respectively. At December 31, 1998 and 1999 and March 31, 2000, amounts due to related parties totaled $30,000, $42,000 and $60,000, respectively, and are classified as accounts payable in the accompanying consolidated balance sheets.

(9) Reverse Stock Split

      The Company effected a 0.7225-for-1 reverse stock split of all outstanding common stock and stock options as of March 24, 2000. The Company also increased its authorized common shares to 30,611,112. All references to the number of shares and per share amounts have been retroactively restated to reflect this reverse stock split.

                        [LOGO OF ESPERION THERAPEUTICS]





      Until      , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 10, 2000

                        [LOGO OF ESPERION THERAPEUTICS]

                             6,000,000 Shares

                                  Common Stock

    Esperion is offering 6,000,000 shares of its common stock. This is our initial public offering. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "ESPR." We anticipate that the initial public offering price will be between $8 and $10 per share.

                                ---------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 5.

                                ---------------

                                                                     Per
                                                                    Share Total
                                                                    ----- -----
Public Offering Price.............................................. $     $
Underwriting Discounts and Commissions............................. $     $
Proceeds to Esperion............................................... $     $

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Esperion has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover over-allotments.

    In addition, this prospectus also covers the 500,000 shares of our common stock which will be made available for sale to our employees pursuant to the employee stock purchase plan which will be established concurrently with our initial public offering.

                                ---------------

Robertson Stephens International            Chase H&Q

                           U.S. Bancorp Piper Jaffray

                   The date of this Prospectus is      , 2000

                                  UNDERWRITING

      The underwriters, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc. and U.S. Bancorp Piper Jaffray Inc., have severally agreed to purchase from us the number of shares of common stock next to their respective names below. The underwriters are committed to purchase and pay for all the shares if any are purchased.

                                                                         Number
   Underwriter                                                          of Shares
   -----------                                                          ---------
   FleetBoston Robertson Stephens Inc................................
   Chase Securities Inc..............................................
   U.S. Bancorp Piper Jaffray Inc....................................

   International Underwriter
   -------------------------
   FleetBoston Robertson Stephens International Limited..............
                                                                        ---------
     Total...........................................................   6,000,000
                                                                        =========

      The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to specific dealers at that price less a concession of $
per share, of which $         may be reallowed to other dealers. After this
offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. However, no reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

      The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

      Overallotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 900,000 additional shares of common stock at the same price per share as we will receive for the shares that the underwriters have agreed to purchase. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to limited conditions, to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the total shares offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered in this offering are being sold. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover overallotments made in connection with the sale of the shares of common stock offered in this offering.

      Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against identified civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. In addition, the underwriting agreement contains a covenant that the Company shall obtain Directors and Officers liability insurance in the minimum amount of $10 million and cause FleetBoston Robertson Stephens Inc. to be added to such policy such that up to $500,000 of certain of its expenses shall be paid directly by such insurers.

      Lock-Up Agreements. Each executive officer, director, and substantially all of our stockholders, agreed with the representatives for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The expenses (other than underwriting discounts and commissions and the underwriter's non-accountable expense allowance) payable in connection with this offering of the rights and the sale of the Common Stock offered hereby are as follows:

     Securities and Exchange Commission registration fee............  $   36,432
     NASD filing fee................................................      14,300
     Nasdaq filing fee..............................................     100,000
     Printing and engraving expenses................................     400,000
     Legal fees and expenses........................................     550,000
     Accounting fees and expenses...................................     300,000
     Blue Sky fees and expenses (including legal fees)..............      10,000
     Transfer agent and rights agent and registrar fees and
       expenses.....................................................      25,000
     Miscellaneous..................................................     164,268
                                                                      ----------
       Total........................................................  $1,600,000
                                                                      ==========

      All expenses are estimated except for the SEC fee and the NASD fee.

Item 14. Indemnification of Directors and Officers

      The Registrant's Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law. The Registrant's By-laws require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceedings had no reasonable cause to believe such conduct was unlawful. The Registrant shall also indemnify any person who was or is an authorized representative of the Registrant and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification is mandatory under the Registrant's Bylaws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant had been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Registrant expects to obtain a directors and officers liability insurance policy prior to the effective date of this Registration Statement.

      The Underwriting Agreement provides that the underwriter is obligated, under certain circumstances, to indemnify directors, officers, and controlling persons of the Registrant against certain liabilities, including liabilities under the Act. Reference is made to the form of Underwriting Agreement which will be filed by amendment as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities

      In the preceding three years, the Registrant has issued the following securities that were not registered under the Act:

      Since our inception, we have issued an aggregate of 2,202,128 shares of common stock, par value $0.001 per share. These shares include: (i) 1,329,399 shares of common stock issued on July 6, 1998 at a purchase price per share of $0.001, for a total of $1,840 in cash; (ii) 144,500 shares of common stock issued on September 1, 1998 at a purchase price per share of $0.21, for a total of $30,000 paid with a note receivable to Esperion; (iii) 86,700 shares of common stock issued on November 1, 1998 at a purchase price per share of $0.21, for a total of $18,000 paid with a note receivable to Esperion; (iv) 144,500 shares of common stock issued on December 11, 1998 at a purchase price per share of $0.21 per share, for a total of $30,000 paid with a note receivable to Esperion; (v) 57,800 shares of common stock issued on June 4, 1999 at a purchase price per share of $0.21 per share, for a total of $12,000 paid with a note receivable to Esperion; (vi) 173,400 shares of common stock issued on July 1, 1999 at a purchase price per share of $0.21 per share, for a total of $36,000 paid with a note receivable to Esperion; and (vii) 265,829 shares of common stock issued upon the exercise of stock options at an average exercise price of $0.18 per share for a total of $48,441 in cash. All such sales and issuances were deemed to be exempt from registration under Section 4(2) of the Act, or Regulation D or Regulation S promulgated under the Act.

      Since our inception, we have also issued an aggregate of 21,889,242 shares of preferred stock, par value $0.01 per share. These shares include (i) 500,000 shares of series A preferred stock issued in July 1998 at a purchase price per share of $1.00, for a total of $500,000; (ii) 10,000,000 shares of series B preferred stock issued in August 1998 at a purchase price per share of $1.50, for a total of approximately $15 million; (iii) 10,252,879 shares of series C preferred stock issued in January 2000 at a purchase price per share of $2.16 for a total of approximately $22.1 million, and 1,136,363 shares of series D preferred stock issued in February 2000 at a purchase price per share of $4.40 for a total of approximately $5.0 million. All such sales and issuances were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D or Regulation S promulgated under the Act.

      Pursuant to our 1998 Stock Option Plan, since our inception, we have granted options to purchase a total of 1,548,470 shares of common stock, consisting of 1,531,768 options granted prior to March 31, 2000 at a weighted average exercise price of $1.56 per share and 16,702 options granted after March 31, 2000 at a weighted average exercise price of $5.64 per share. For a more detailed description of our 1998 Stock Option Plan, see "Equity Compensation Plans--1998 Stock Option Plan." In granting the options and selling the underlying securities upon exercises of the options, we are relying upon exemptions from registration set forth in Section 4(2) of the Act and/or Rule 701, Regulation D or Regulation S promulgated under the Act.

      Common stock issuances and option grants reflect our 0.7225-for-one reverse stock split of our common stock to holders of record as of March 24, 2000. Preferred stock issuances have not been adjusted for the common stock split.

Item 16. Exhibits and Financial Statement Schedules

      (a) Exhibits:

 Exhibit
 Number  Description
 ------- -----------
   1.1   Form of Underwriting Agreement.#
   3.1   Fourth Amended and Restated Certificate of Incorporation of the
           Company, which is currently in effect.#
   3.2   Bylaws of the Company, which are currently in effect.#
   3.3   Form of Fifth Amended and Restated Certificate of Incorporation of the
           Company, to become effective upon the closing of this offering.#
   3.4   Form of Amended and Restated Bylaws of the Company, to become effective upon the closing of this offering.#
   4.1   Form of Common Stock Certificate of the Company.#
   5.1   Opinion of Morgan, Lewis & Bockius LLP.#
  10.1   Esperion Therapeutics, Inc. 1998 Stock Option Plan.*
  10.2   Collaboration and License Agreement between Esperion Therapeutics,
           Inc. and Pharmacia & Upjohn
           AB dated June 24, 1998.!@
  10.3   License Agreement among Esperion Therapeutics, Inc., Jean-Louis
           Dasseux as the Inventors'
           Representative and the Inventors named therein dated September 15,
           1999.!@
  10.4   License Agreement between Inex Pharmaceuticals Corporation and
           Esperion Therapeutics, Inc. dated
           March 16, 1999.!@
  10.5   Letter Agreement among Esperion Therapeutics, Inc., Inex
           Pharmaceuticals Corporation and the University of British Columbia
           dated March 12, 1999.!
  10.6   License Agreement between Esperion Therapeutics, Inc. and Region
           Wallonne dated February 17, 2000.!
  10.7   Lease between Esperion Therapeutics, Inc. and State-94 Limited
           Partnership dated November 30, 1998, as amended.*
  10.8   Lease between Esperion Therapeutics, Inc. and Maxey, LLC dated January
           4, 1999.*
  10.9   Loan and Security Agreement between Silicon Valley Bank, doing business as Silicon Valley East,
           and Esperion Therapeutics, Inc., dated March 31, 1999.*
  10.10  2000 Equity Compensation Plan.*
  10.11  Employee Stock Purchase Plan.*
         Loan Agreement between Stiftelson Industrifonden and Esperion
  10.12  Therapeutics, Inc. dated May 19, 1999.*
  10.13  Investors' Rights Agreement among Esperion Therapeutics, Inc. and the parties set forth therein dated
           July 6, 1998*
  10.14  Amendment No. 1 to the Investors' Rights Agreement among Esperion
           Therapeutics, Inc. and the
           parties set forth therein dated August 11, 1998*
  10.15  Amendment No. 2 to the Investors' Rights Agreement among Esperion
           Therapeutics, Inc. and the
           parties set forth therein dated January 7, 2000*
  10.16  Amendment No. 3 to the Investors' Rights Agreement among Esperion
           Therapeutics, Inc. and the
           parties set forth therein dated February 22, 2000*
  10.17  Restricted Stock Purchase Agreement between Esperion Therpeutics, Inc.
           and Roger S. Newton dated
           July 6, 1998.*
  10.18  Advisory Relationship letter between Scheer & Company, Inc. and
           Esperion Therapeutics, Inc. dated
           March 31, 1999.*
  10.19  Consulting Agreement between Anders Wiklund and Esperion Therapeutics,
           Inc. dated August 12, 1998.*
  10.20  Development Agreement between Esperion AB and OctoPlus b.v. dated
           April 5, 1999.#
  10.21  Production Agreement between Esperion Therapeutics, Inc. and
           Eurogentec S.A. dated March 7, 2000.#
  10.22  Service Agreement between Esperion Therapeutics, Inc. and Applied
           Analytical Industries, Inc. dated February 4, 2000.#

 Exhibit
 Number  Description
 ------- -----------
  10.23  Form of Restricted Stock Purchase Agreement.#
  10.24  Form of Promissory Note.#
  10.25  Form of Stock Pledge Agreement.*
  10.26  Peptide Supply Agreement between Esperion Therapeutics, Inc. and
           Neosystem S.A. dated April 17, 2000.#
  21.1   Subsidiary of Esperion Therapeutics, Inc.!
  23.1   Consent of Arthur Andersen LLP.*
  23.2   Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit 5.1).#

  24.1   Power of Attorney (included on signature page).*
  27.1   Financial Data Schedule.*
  27.2   Financial Data Schedule.*

--------

*Filed herewith.

#To be filed by amendment.

!Filed previously.

@Confidential Treatment Requested.

      (b) Financial Statement Schedules

      All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnified for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or
  (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ann Arbor, Michigan, on July 10, 2000.

                                          Esperion Therapeutics, Inc.

                                                    /s/ Roger S. Newton
                                          By: _________________________________
                                                      Roger S. Newton
                                               President and Chief Executive
                                                          Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Roger S. Newton           President, Chief Executive    July 10, 2000
______________________________________  Officer and Director
           Roger S. Newton              (Principal Executive
                                        Officer)

       /s/ Timothy M. Mayleben         Vice President and Chief      July 10, 2000
______________________________________  Financial Officer
         Timothy M. Mayleben            (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)
                  *                    Chairman                      July 10, 2000
______________________________________
           David I. Scheer

                  *                    Director                      July 10, 2000
______________________________________
            Anders Wiklund

                  *                    Director                      July 10, 2000
______________________________________
          Christopher Moller

                  *                    Director                      July 10, 2000
______________________________________
            Eileen M. More

                  *                    Director                      July 10, 2000
______________________________________
           Seth A. Rudnick

       /s/ Timothy M. Mayleben
*By: _________________________________
         Timothy M. Mayleben
           Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------

   1.1   Form of Underwriting Agreement.#

   3.1   Fourth Amended and Restated Certificate of Incorporation of the
           Company, which is currently in effect.#

   3.2   Bylaws of the Company, which are currently in effect.#

   3.3   Form of Fifth Amended and Restated Certificate of Incorporation of the
           Company, to become effective upon the closing of this offering.#

   3.4 Form of Amended and Restated Bylaws of the Company, to become effective upon the closing of this offering.#

   4.1   Form of Common Stock Certificate of the Company.#

   5.1   Opinion of Morgan, Lewis & Bockius LLP.#

  10.1   Esperion Therapeutics, Inc. 1998 Stock Option Plan.*

  10.2   Collaboration and License Agreement between Esperion Therapeutics,
           Inc. and Pharmacia & Upjohn AB dated June 24, 1998.!@

  10.3   License Agreement among Esperion Therapeutics, Inc., Jean-Louis
           Dasseux as the Inventors' Representative and the Inventors named therein dated September 15, 1999.!@

  10.4   License Agreement between Inex Pharmaceuticals Corporation and
           Esperion Therapeutics, Inc. dated March 16, 1999.!@

  10.5   Letter Agreement among Esperion Therapeutics, Inc., Inex
           Pharmaceuticals Corporation and the University of British Columbia dated March 12, 1999.!

  10.6   License Agreement between Esperion Therapeutics, Inc. and Region
           Wallonne dated February 17, 2000.!

  10.7   Lease between Esperion Therapeutics, Inc. and State-94 Limited
           Partnership dated November 30, 1998, as amended.*

  10.8   Lease between Esperion Therapeutics, Inc. and Maxey, LLC dated January
           4, 1999.*

  10.9 Loan and Security Agreement between Silicon Valley Bank, doing business as Silicon Valley East, and Esperion Therapeutics, Inc., dated March 31, 1999.*

  10.10  2000 Equity Compensation Plan.*

  10.11  Employee Stock Purchase Plan.*

  10.12  Loan Agreement between Stiftelson Industrifonden and Esperion
           Therapeutics, Inc. dated May 19, 1999.*

  10.13 Investors' Rights Agreement among Esperion Therapeutics, Inc. and the parties set forth therein dated July 6, 1998*

  10.14  Amendment No. 1 to the Investors' Rights Agreement among Esperion
           Therapeutics, Inc. and the parties set forth therein dated August
           11, 1998*

  10.15  Amendment No. 2 to the Investors' Rights Agreement among Esperion
           Therapeutics, Inc. and the parties set forth therein dated January
           7, 2000*

  10.16  Amendment No. 3 to the Investors' Rights Agreement among Esperion
           Therapeutics, Inc. and the parties set forth therein dated February
           22, 2000*

  10.17  Restricted Stock Purchase Agreement between Esperion Therapeutics,
           Inc. and Roger S. Newton dated July 6, 1998.*

 Exhibit
 Number  Description
 ------- -----------
  10.18  Advisory Relationship letter between Scheer & Company, Inc. and
           Esperion Therapeutics, Inc. dated March 31, 1999.*

  10.19  Consulting Agreement between Anders Wiklund and Esperion Therapeutics,
           Inc. dated August 12, 1998.*

  10.20  Development Agreement between Esperion AB and OctoPlus b.v. dated
           April 5, 1999.#

  10.21  Production Agreement between Esperion Therapeutics, Inc. and
           Eurogentec S.A. dated March 7, 2000.#

  10.22  Service Agreement between Esperion Therapeutics, Inc. and Applied
           Analytical Industries, Inc. dated February 4, 2000.#

  10.23  Form of Restricted Stock Purchase Agreement.#

  10.24  Form of Promissory Note.#

  10.25  Form of Stock Pledge Agreement.*

  10.26  Peptide Supply Agreement believes Esperion Therapeutics, Inc. and
           Neosystem S.A. dated April 17, 2000.#

  21.1   Subsidiary of Esperion Therapeutics, Inc.!

  23.1   Consent of Arthur Andersen LLP.*

  23.2   Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit 5.1).#

  24.1   Power of Attorney (included on signature page).*

  27.1   Financial Data Schedule.*

  27.2   Financial Data Schedule.*

--------
*Filed herewith.
#To be filed by amendment.

!Filed previously.
@Confidential Treatment Requested.